SECURITIES AND EXCHANGE COMMISSION



                             Washington, D. C. 20549


                                ----------------



                                    FORM U5S


                                  ANNUAL REPORT


                   For the Fiscal Year Ended December 31, 2000


        Filed pursuant to the Public Utility Holding Company Act of 1935 by


                              THE SOUTHERN COMPANY


                           270 PEACHTREE STREET, N. W.
                             ATLANTA, GEORGIA 30303

                              THE SOUTHERN COMPANY
                                    FORM U5S
                                      2000


                                TABLE OF CONTENTS



                ITEM                                            PAGE NUMBER
                ----                                            -----------


1.       System Companies and Investments therein as of
           December 31, 2000                                         1

2.       Acquisitions or Sales of Utility Assets                     5

3        Issue, Sale, Pledge, Guarantee or Assumptions
           of System Securities                                      5

4.       Acquisition, Redemption or Retirement of System
           Securities                                                6

5.       Investments in Securities of Nonsystem Companies            7

6.       Officers and Directors                                      8

7.       Contributions and Public Relations                          29

8.       Service, Sales and Construction Contracts                   31

9.       Wholesale Generators and Foreign Utility Companies          32

10.      Financial Statements and Exhibits                           A


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
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                                      ITEMS

ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000.  (a)
--------------------------------------------------------------------------------

Name of Company                                  Number of          Percentage            Issuer
(Add abbreviation                                 Common             of Voting            Book              Owner's
  used herein)                                 Shares Owned            Power              Value           Book Value
                                                                                               In Thousands
THE SOUTHERN COMPANY
     (SOUTHERN)                                           None                None              n/a               n/a

     ALABAMA POWER COMPANY
        (ALABAMA)                                    5,608,955                 100       $3,195,772        $3,195,772

        Alabama Energy Providers, Inc.                   1,000                 100                1                 1

        Alabama Property Company                         1,000                 100            9,943             9,943

        Alabama Power Capital Trust I
           (ALABAMA TRUST I)                               n/a                 n/a            3,000             3,000

        Alabama Power Capital Trust II
           (ALABAMA TRUST II)                              n/a                 n/a            6,186             6,186

        Alabama Power Capital Trust III
           (ALABAMA TRUST III)                             n/a                 n/a            1,550             1,550

        Southern Electric
           Generating
           Company (SEGCO) (b)                         164,000                  50           25,558            25,558

     GEORGIA POWER COMPANY
        (GEORGIA)                                    7,761,500                 100        4,249,544         4,249,544

        SEGCO (b)                                      164,000                  50           25,485            25,485

        Piedmont-Forrest
           Corporation (PIEDMONT)                      100,000                 100            5,955             5,955
                                                                                             13,358  (c)       13,358
        Georgia Power LP Holdings Corp.
           (GEORGIA POWER  HOLDINGS)                       500                 100                -                 -

        Georgia Power Capital, L.P.
           (GEORGIA CAPITAL)                               n/a                 n/a            1,325             1,325

        Georgia Power Capital Trust I
           (GEORGIA TRUST I)                               n/a                 n/a            9,250             9,250

        Georgia Power Capital Trust II
           (GEORGIA TRUST II)                              n/a                 n/a            7,040             7,040

        Georgia Power Capital Trust III
           (GEORGIA TRUST III)                             n/a                 n/a            7,465             7,465


                                       1

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ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000.
              (Continued)

Name of Company                                             Number of       Percentage       Issuer
(Add abbreviation                                            Common          of Voting        Book           Owner's
  used herein)                                            Shares Owned         Power          Value        Book Value
                                                                                                  In Thousands

        Georgia Power Capital Trust IV
           (GEORGIA TRUST IV)                                     n/a          n/a            6,994             6,994

     GULF POWER COMPANY (GULF)                                992,717          100          427,378           427,378

        Gulf Power Capital Trust I
           (GULF TRUST I)                                         n/a          n/a            1,512             1,512

        Gulf Power Capital Trust II
           (GULF TRUST II)                                        n/a          n/a            1,590             1,590

     MISSISSIPPI POWER COMPANY
        (MISSISSIPPI)                                       1,121,000          100          404,898           404,898

        Mississippi Power Capital Trust I
           (MISSISSIPPI TRUST I)                                  n/a          n/a            1,082             1,082

        Mississippi Power Services, Inc.                          100          100              705               705

     MOBILE ENERGY SERVICES
        HOLDINGS, INC. (MESH)                                   1,000          100                0                 0

        Mobile Energy Services
           Company, LLC (MESC)                                    n/a           99                0                 0

     SAVANNAH ELECTRIC AND
        POWER COMPANY
        (SAVANNAH)                                         10,844,635          100          174,994           174,994

        Savannah Electric and Power Capital Trust I
           (SAVANNAH ELECTRIC TRUST I)                            n/a          n/a            1,412             1,412

     CHANGE IN CONTROL TRUST                                      n/a          n/a           13,987            13,987

     SOUTHERN COMPANY CAPITAL
        FUNDING, INC.                                             n/a          100           53,468            53,468


                                       2

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ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000.
              (Continued)

Name of Company                                             Number of        Percentage       Issuer
(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value
                                                                                                  In Thousands

     SOUTHERN ENERGY FINANCE CAPITAL
        CORPORATION                                             1,000          100          188,686           188,686
        SOUTHERN ENERGY FINANCE
           COMPANY, INC.                                        1,000          100          367,326           367,326
           EPZ Lease, Inc.                                      1,000          100           55,779            55,779
              EPZ Lease, L.L.C.                                   n/a          n/a           96,256            96,256
                 EPZ Lease Holding A, L.L.C.                      n/a          n/a           29,169            29,169
                    EPZ Lease Trust A (d)                         n/a          n/a           20,371            20,371
                 EPZ Lease Holding B, L.L.C.                      n/a          n/a           29,169            29,169
                    EPZ Lease Trust B (d)                         n/a          n/a           20,371            20,371
                 EPZ Lease Holding C, L.L.C.                      n/a          n/a           38,892            38,892
                    EPZ Lease Trust C (d)                         n/a          n/a           27,161            27,162
           Dutch Gas Lease, Inc.                                1,000          100          158,246           158,246
              Dutch Gas Lease, L.L.C.                             n/a          n/a          201,291           201,291
                 Dutch Gas Lease Holding A, L.L.C.                n/a          n/a           78,527            78,527
                    Dutch Gas Lease Trust A (d)                   n/a          n/a           62,766            62,766
                 Dutch Gas Lease Holding B, L.L.C.                n/a          n/a           63,258            63,258
                    Dutch Gas Lease Trust B (d)                   n/a          n/a           51,243            51,243
                 Dutch Gas Lease Holding C, L.L.C.                n/a          n/a           59,506            59,506
                    Dutch Gas Lease Trust C (d)                   n/a          n/a           47,601            47,601
           NUON Lease, Inc.                                     1,000          100          141,652           141,652
                 NUON Lease Holding D, L.L.C.                     n/a          n/a           74,636            74,636
                    NUON Trust D (d)                              n/a          n/a           65,025            65,025
                 NUON Lease Holding E, L.L.C.                     n/a          n/a           56,286            56,286
                    NUON Trust E (d)                              n/a          n/a           49,232            49,232
                 NUON Lease Holding F, L.L.C.                     n/a          n/a           36,915            36,915
                    NUON Trust F (d)                              n/a          n/a           32,263            32,263
           GAMOG Lease, Inc.                                    1,000          100          110,133           110,133
                 GAMOG Lease Holding G, L.L.C.                    n/a          n/a           27,650            27,650
                    GAMOG Trust G (d)                             n/a          n/a           24,377            24,377
                 GAMOG Lease Holding H, L.L.C.                    n/a          n/a           67,393            67,393
                    GAMOG Trust H (d)                             n/a          n/a           59,447            59,447
                 GAMOG Lease Holding I, L.L.C.                    n/a          n/a           34,553            34,553
                    GAMOG Trust I (d)                             n/a          n/a           30,468            30,468
           Southern Energy Clairton, Inc.                       1,000          100           39,619            39,619
              Southern Energy Clairton, L.L.C.                  1,000           85           51,014            51,014
           Southern Energy Clairton 2, Inc.                     1,000          100            7,798             7,798
           Southern Energy Carbontronics, Inc.                  1,000          100            8,525             8,525
              Southern Energy Carbontronics, L.L.C.             1,000           99            9,687             9,687

                                       3


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000.
              (Continued)

Name of Company                                             Number of        Percentage       Issuer
(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value
                                                                                                  In Thousands

     SOUTHERN COMPANY
        SERVICES, INC. (SCS)                                   14,500          100              875               875

     SOUTHERN COMMUNICATIONS
        SERVICES, INC. (Southern LINC)                            500          100           76,926            76,926
                                                                                            117,984  (e)      117,984

     SOUTHERN ELECTRIC RAILROAD
        COMPANY (SERC)                                          5,000          100                5                 5

     SOUTHERN NUCLEAR OPERATING
        COMPANY, INC. (Southern Nuclear)                        1,000          100            4,553             4,553

     SOUTHERN TELECOM, INC.                                     1,000          100            4,709             4,709

     SOUTHERN COMPANY ENERGY
        SOLUTIONS, INC. (Energy                                   500          100           41,962            41,962
           Solutions)



                                       4




ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000
              (Continued)


Notes to Item 1:
(a)      Effective April 2, 2001, SOUTHERN completed a spin-off of Mirant
         Corporation (formerly Southern Energy, Inc.) and its subsidiaries to
         SOUTHERN's shareholders. Due to this event, Mirant Corporation and its subsidiaries have been excluded from Item 1.
(b)      SEGCO is 50% owned by ALABAMA and 50% owned by GEORGIA.
         The amounts shown reflect the respective ownership interests of each company.
(c)      Promissory note due on demand; interest rate, based on GEORGIA's embedded cost of capital, was 9.82% at January 1, 2001.
(d)      A Delaware business trust.   The form of equity investment is paid in capital.
(e)      Unsecured notes payable due on or before December 31, 2001 at an end-of-year interest rate of 5.94%.


ITEM 2.  ACQUISITION OR SALES OF UTILITY ASSETS.

NONE.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.
---------------------------------------------------------------------------

NONE.




                                       5
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


ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.

                                                          Calendar Year 2000

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                    Commission
                                                      ---------------------------------------
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
    ------------------       ----------------------   --------       --------        -------   -------------  -------------
                                                                                                               (See Note)
ALABAMA:

First Mortgage Bonds
6.00% Series due 2000                    ALABAMA          None    $100,000,000    $100,000,000   $100,000,000
9.00% Series due 2024                    ALABAMA          None     $11,009,000     $11,009,000    $11,009,000

GEORGIA:

First Mortgage Bonds
6.00% Series due 2000                   GEORGIA           None    $100,000,000    $100,000,000    $100,000,000

Pollution Control Revenue Bonds
6.625% Series due 2024                  GEORGIA           None     $28,725,000     $28,725,000     $28,725,000
4.375% Series due 2000                  GEORGIA           None     $50,000,000     $50,000,000     $50,000,000

Preferred Stock
$4.60 Series                            GEORGIA       $383,300            None        $383,300        $383,300

GULF:
Senior Notes
6.70% Series due 2038                      GULF           None      $1,853,000            None      $1,853,000

MISSISSIPPI:

Pollution Control Bonds
5.80% Series due 2007               MISSISSIPPI           None         $20,000            None         $20,000

Senior Notes
6.75% Series due 2038               MISSISSIPPI           None      $1,385,000            None      $1,385,000





Note to Item 4: All transactions exempt pursuant to Rule 42(b)(2), (4) or (5) or authorized in File No. 70-8095 or in the respective proceedings relating to the issuance and sale of preferred stock.

                                       6

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


ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.

                                                                Number of
                                                                 Shares or                Carrying
                                                                 Principal                  Value
Name of Owner                       Name of Issuer            Amount Owned                to Owner
-------------                       --------------            ------------                --------
SOUTHERN (one item)                       (1)                  538,935 shares            $4,439,210
ALABAMA (one item)                        (2)                      204 shares                    $1
ALABAMA (four items)                      (3)                      $2,176,514            $2,176,514
GEORGIA (one item)                        (4)                      $4,700,000            $4,485,127
GULF (nine items)                         (2)                      640 shares                    $1
Energy Solutions (one item)               (5)                  130,381 shares                    $1
SAVANNAH (one item)                       (2)                      285 shares                    $1

Notes to Item 5:

      (1) Represents the transfer of the investment in Pantellos from Southern
Telecom to SOUTHERN. Pantellos is an independent, open marketplace for the energy and utility industries that brings together buyers and sellers to improve the way they do business.

      (2) Securities representing bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

      (3) Debt securities issued by instrumentalities of political subdivisions within ALABAMA's service area to build promotional industrial buildings that will assist in advancing business and industrial development.

      (4) Investment made in a private venture capital fund for the purpose of assisting early-stage and high technology companies located principally in the Southeast, with a focus on Georgia-based firms. (See File No. 70-8085.)

      (5)  Represents Energy Solutions' investment in Integrated Communication
Systems, Inc. (ICS). ICS is engaged in providing two-way communications over local telephone lines for a wide range of energy-related services in residential and small commercial markets.

ITEM 6.      OFFICERS AND DIRECTORS.
             PART I. *

*Effective April 2, 2001, SOUTHERN completed a spin-off of Mirant Corporation (formerly Southern Energy, Inc.) and its subsidiaries to SOUTHERN's shareholders. Due to this event, Mirant Corporation and its subsidiaries have been excluded from Item 6.

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address            Code

270 Peachtree Street
Atlanta, GA 30303                     (a)

600 North 18th Street
Birmingham, AL 35291                  (b)

241 Ralph McGill Boulevard, N.E.
Atlanta, GA 30308-3374                (c)

One Energy Place
Pensacola, FL 32520                   (d)

2992 West Beach Boulevard
Gulfport, MS 39501                    (e)

600 East Bay Street
Savannah, GA 31401                    (f)

5555 Glenridge Connector
Atlanta, GA 30342                     (g)

42 Inverness Center Parkway
Birmingham, AL 35242                  (h)

40 Inverness Center Parkway
Birmingham, AL 35242                  (i)

1130 Connecticut Ave., NW
Suite 830
Washington, DC 20036                  (j)

1403 Foulk Road
Foulkstone Plaza Suite 102-9
Wilmington, DE 19803                  (k)





Position                              Code

Chairman of the Board                 CH
Vice Chairman of the Board            VCH
Director                              D
President                             P
Chief Executive Officer               CEO
Chief Financial Officer               CFO
Chief Accounting Officer              CAO
Chief Information Officer             CIO
Chief Operating Officer               COO
Chief Production Officer              CPO
Senior Executive Vice President       SEVP
Executive Vice President              EVP
Senior Vice President                 SVP
Financial Vice President              FVP
Vice President                        VP
Controller/Comptroller                C
Counsel                               L
Secretary                             S
Treasurer                             T

SOUTHERN
Name and Principal Address  (a)     Position

Daniel P. Amos                      D
 1932 Wynnton Road
 Columbus, GA 31999
Dorrit J. Bern                      D
 450 Winks Lane
 Bensalem, PA 19020
Thomas F. Chapman                   D
 1600 Peachtree Street, NW
 Atlanta, GA 30309
A. D. Correll                       D
 133 Peachtree Street, N.E.
 Atlanta, GA 30303
A. W. Dahlberg                      D,CH,CEO
H. Allen Franklin                   D,P,COO
Bruce S. Gordon                     D
 1095 Avenue of the Americas
 New York, NY 10036
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Elmer B. Harris  (b)                D,EVP
Donald M. James                     D
 P. O. Box 385014
 Birmingham, AL 35238-5014
David J. Lesar                      D
 3600 Lincoln Plaza
 500 North Akard Street
 Dallas, TX 75201-3391

ITEM 6.    OFFICERS AND DIRECTORS.
           PART I.  (Continued)

SOUTHERN (continued)
Name and Principal Address  (a)     Position

Zack T. Pate                        D
 700 Galleria Parkway
 Atlanta, GA 303339
Gerald J. St. Pe'                   D
 P. O. Box 149
 Pascagoula, MS 39568
W. L. Westbrook                     FVP,CFO,T
S. Marce Fuller                     EVP
 1155 Perimeter Center West
 Atlanta, GA 30338
David M. Ratcliffe (c)              EVP
Warren Y. Jobe                      SVP
Gale E. Klappa                      SVP
Stephen A. Wakefield                SVP,L
David R. Altman                     VP
Charles D. McCrary (b)              VP
Joseph A. Miller (j)                VP
Christopher C. Womack               VP
W. Dean Hudson  (c)                 C
Tommy Chisholm                      S

ALABAMA
Name and Principal Address  (b)     Position

Whit Armstrong                      D
 P. O. Box 900
 Enterprise, AL 36331
David J. Cooper                     D
 118 N. Royal Street
 Mobile, AL 36602
H. Allen Franklin  (a)              D
Elmer B. Harris                     D,P,CEO
R. Kent Henslee                     D
 754 Chestnut Street
 Gadsden, AL 35901
Carl E. Jones, Jr.                  D
 P. O. Box 1024
 Birmingham, AL 35202
Patricia M. King                    D
 1501 South Quintard Avenue
 Anniston, AL 36201
James K. Lowder                     D
 2000 Interstate Park Drive
 Suite 400
 Montgomery, AL 36109
Wallace D. Malone, Jr.              D
 P. O. Box 2554
 Birmingham, AL 35290
Thomas C. Meredith                  D
 401 Queen City Avenue
 Tuscaloosa, AL 35401
Mayer Mitchell                      D
 3800 Airport Boulevard,  Suite 301
 Mobile, AL 36608
William V. Muse                     D
 107 Samford Hall
 Auburn, AL 36849
John T. Porter                      D
 1101 Martin L. King, Jr. Dr. S.W.
 Birmingham, AL 35211
Robert D. Powers                    D
 202 East Broad Street
 Eufaula, AL 36027
Andreas Renschler                   D
 Dornierstrasse 6
 Renningen, Germany
C. Dowd Ritter                      D
 P. O. Box 11007
 Birmingham, AL 35288
James H. Sanford                    D
 1001 McQueen Smith Road South
 Prattville, AL 36066
John C. Webb, IV                    D
 125 W. Washington Street
 Demopolis, AL 36732
James W. Wright                     D
 100 Commerce Street
 Montgomery, AL 36104
Michael D. Garrett                  EVP
William B. Hutchins, III            EVP,CFO,T
C. Alan Martin                      EVP
Robin A. Hurst                      SVP
James H. Miller, III                SVP
Rodney O. Mundy                     SVP,L
Michael L. Scott                    SVP
Steven R. Spencer                   SVP
Jerry L. Stewart                    SVP
Christopher C. Womack (a)           SVP
Art P. Beattie                      VP,C
William W. Cooper                   VP
W. Roy Crow                         VP
C. Stephen Fant                     VP
Robert Holmes, Jr.                  VP
Marsha S. Johnson                   VP
J. Bruce Jones                      VP
William B. Keller                   VP
Jacki Lowe                          VP,CIO
Donald W. Reese                     VP
Julian H. Smith, Jr.                VP
William R. Smith                    VP
Cheryl A. Thompson                  VP
Terry H. Waters                     VP
William E. Zales, Jr.               VP,S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

ALABAMA PROPERTY COMPANY
Name and Principal Address  (b)     Position

Elmer B. Harris                     D,P
William B. Hutchins, III            D,VP
C. Alan Martin                      D,VP
James L. Scott                      AVP
Art P. Beattie                      C
William E. Zales, Jr.               S
J. Randy DeRieux                    T

ALABAMA ENERGY PROVIDERS, INC.
Name and Principal Address  (b)     Position

Rodney O. Mundy            D
William B. Hutchins, III            D,VP
Michael D. Garrett                  D
C. Alan Martin                      D
Michael L. Scott                    D,P
William E. Zales, Jr.               S
J. Randy DeRieux                    T

GEORGIA
Name and Principal Address  (c)     Position

Daniel P. Amos                      D
 1932 Wynnton Road
 Columbus, GA 31999
Juanita Baranco                     D
 7060 Jonesboro Road
 Morrow, GA 30260
William A. Fickling, Jr.            D
 P. O. Box 1976
 Macon, GA 31202-1976
H. Allen Franklin (a)               D
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
James R. Lientz, Jr.                D
 P. O. Box 4899
 Mail Code GAI-006-55-05
 Atlanta, GA 30302-4899
G. Joseph Prendergast               D
 100 North Main Street
 Winston-Salem, NC 27101
David M. Ratcliffe                  D,P,CEO
William Jerry Vereen                D
 P. O. Box 1663
 Moultrie, GA 31776-1663
Carl Ware                           D
 P. O. Box Drawer 1734, Nat 25
 Atlanta, GA 30301
William C. Archer, III              EVP
Thomas A. Fanning                   EVP,T,CFO
Gene R. Hodges                      EVP
Warren Y. Jobe (a)                  EVP
Charles D. McCrary (b)              EVP
James K. Davis                      SVP
Robert H. Haubein, Jr. (b)          SVP
Leonard J. Haynes                   SVP
Fred D. Williams                    SVP
David R. Altman                     VP
Judy M. Anderson                    VP,S
Ronnie L. Bates                     VP
Robert S. Beason                    VP
Rebecca A. Blalock                  VP
Robert L. Boyer                     VP
M. A. Brown                         VP
A. Bryan Fletcher                   VP
J. Kevin Fletcher                   VP
O. Ben Harris                       VP
Richard L. Holmes                   VP
E. Lamont Houston                   VP
J. B. Manley                        VP
Frank J. McCloskey                  VP
Cliff S.Thrasher                    VP,C,CAO
Jeffrey L. Wallace                  VP
Christopher C. Womack (a)           VP

PIEDMONT
Name and Principal Address  (c)     Position

David M. Ratcliffe                  D,P
Thomas A. Fanning                   D,EVP,T
Judy M. Anderson                    D,VP,S

GEORGIA POWER HOLDINGS
Name and Principal Address  (c)     Position

Thomas A. Fanning                   D, P,T
Judy M. Anderson                    VP,S

SEGCO
Name and Principal Address  (b)     Position

Robert L. Boyer  (c)                D
Thomas A. Fanning  (c)              D
Michael D. Garrett                  D
Elmer B. Harris                     D,P
Robert H. Haubein, Jr.              D
William B. Hutchins, III            D,VP
Charles D. McCrary                  D,VP
David M. Ratcliffe (c)              D,VP
Jerry L. Stewart                    D
Art P. Beattie                      C
William E. Zales, Jr.               S
J. Randy DeRieux                    T

ITEM 6.  OFFICERS AND DIRECTORS
           PART I.  (Continued)

GULF
Name and Principal Address  (d)     Position

Travis J. Bowden                    D,P,CEO
Fred C. Donovan, Sr.                D
 P. O. Box 13370
 Pensacola, FL 32591
H. Allen Franklin (a)               D
W. Deck Hull, Jr.                   D
 P. O. Box 2266
 Panama City, FL 32402
Joseph K. Tannehill (inactive)      D
 10 Arthur Drive
 Lynn Haven, FL 32444
Barbara H. Thames                   D
 4654 Carlyn Drive
 Pace, FL 32571
F. M. Fisher, Jr.                   VP
J. E. Hodges, Jr.                   VP
Robert G. Moore                     VP
Michael L. Scott (b)                VP
Christopher C. Womack (a)           VP
Ronnie R. Labrato                   CFO,C
Warren E. Tate                      S,T

MISSISSIPPI
Name and Principal Address  (e)     Position

Dwight H. Evans                     D,P,CEO
Robert S. Gaddis                    D
 P. O. Box 168
 Laurel, MS 39440
Linda T. Howard                     D
 P.O. Box 1588
 Laurel, MS 39401
Aubrey K. Lucas                     D
 Box 5164
 Hattiesburg, MS 39406
Malcolm Portera                     D
 610 Allen Hall
 Mississippi State, MS 39762
George A. Schloegel                 D
 Hancock Bank
 P. O. Box 4019
 Gulfport, MS 39502
Philip J. Terrell                   D
 701 West North Street
 Pass Christian, MS 39571
Gene Warr                           D
 2600 Beach Boulevard
 Biloxi, MS 39531
H. Ed Blakeslee                     VP
Don E. Mason                        VP
Michael W. Southern                 VP,CFO,
                                    S,T
Gene L. Ussery, Jr.                 VP
Christopher C. Womack (a)           VP
Frances V. Turnage                  C

MISSISSIPPI POWER SERVICES, INC.
Name and Principal Address  (e)     Position

H. Ed Blakeslee                     D,P,CEO
Dwight H. Evans                     D,CH
Don E. Mason                        D,VP
Michael W. Southern                 D,VP,T,CFO
Frances V. Turnage                  C
Vicki L. Pierce                     S

SAVANNAH
Name and Principal Address  (f)     Position

Gus H. Bell, III                    D
 P. O. Box 14247
 Savannah, GA 31416
Archie H. Davis                     D
 P. O. Box 188
 Savannah, GA 31402
Walter D. Gnann                     D
 P. O. Box 334
 Springfield, GA 31329
G. Edison Holland, Jr.              D,P,CEO
Robert B. Miller, III               D
 P. O. Box 8003
 Savannah, GA 31412
Arnold M. Tenenbaum                 D
 P. O. Box 2567
 Savannah, GA 31498
W. Miles Greer                      VP
Leonard J. Haynes (c)               VP
Anthony R. James                    VP
Kirby R. Willis                     VP,T,CFO
Christopher C. Womack  (a)          VP
Nancy Frankenhauser                 S,C

SCS
Name and Principal Address  (c)     Position

A. W. Dahlberg  (a)                 D
H. Allen Franklin (a)               D,P,CEO
Elmer B. Harris  (b)                D
David M. Ratcliffe                  D
Gale E. Klappa (a)                  EVP
Charles D. McCrary (b)              EVP
Stephen A. Wakefield (a)            EVP
W. L. Westbrook  (a)                EVP
Robert S. Beason                    SVP
W. Paul Bowers (a)                  SVP
Andrew J. Dearman, III (b)          SVP
Robert H. Haubein (b)               SVP
Leonard J. Haynes                   SVP
W. Dean Hudson                      SVP,C,CFO
William K. Newman  (b)              SVP

ITEM 6.      OFFICERS AND DIRECTORS
           PART I.  (Continued)

SCS (continued)
Name and Principal Address  (c)     Position

Michael L. Scott                    SVP
Jerry L. Stewart (b)                SVP
Christopher C. Womack  (a)          SVP
David R. Altman  (a)                VP
Robert A. Bell  (a)                 VP
Robert L. Boyer                     VP
Ronald R. Campbell                  VP
Tommy Chisholm  (a)                 VP,S,L
David L. Coker                      VP
James M. Corbitt (b)                VP
James C. Fleming (a)                VP
Barbara S. Hingst (a)               VP
Douglas E. Jones (a)                VP
Allen L. Leverett (a)               VP,T
Charles D. Long, IV (b)             VP
Jacqualyn Lowe                      VP
William L. Marshall, Jr. (b)        VP
Joseph A. Miller (j)                VP
Karl R. Moor (j)                    VP
Robert G. Moore (d)                 VP
Rodney O. Mundy (b)                 VP
Earl B. Parsons, III (a)            VP
James P. Sale (a)                   VP
Bertram E. Sears                    VP
Anthony J. Topazi (b)               VP

Southern LINC
Name and Principal Address (g)      Position

Robert G. Dawson                    D,P,CEO
H. Allen Franklin (a)               D
Elmer B. Harris (b)                 D
David M. Ratcliffe (c)              D
W. L. Westbrook  (a)                D
R. Craig Elder                      VP,T,CFO
Rodney H. Johnson                   VP
Julie T. Pigott                     VP
Tommy Chisholm (a)                  S
Carmine A. Reppucci                 C

SERC
Name and Principal Address  (h)     Position

Charles D. McCrary (b)              D,P
T. Roy Harrell (b)                  VP
Larry M. Porter  (e)                VP
Jerry L. Stewart (b)                VP
Tommy Chisholm (a)                  S,T

Southern Nuclear
Name and Principal Address  (i)     Position

H. Allen Franklin  (a)              D
William G. Hairston, III            D,P,CEO
Elmer B. Harris  (b)                D
David M. Ratcliffe (c)              D
Jackie D. Woodard                   EVP
James W. Averett                    VP
James B. Beasley                    VP
Kathleen S. King                    VP,CFO,C,T
Louis B. Long                       VP
John O. Meier                       VP,L
D. N. Morey, III                    VP
H. Lewis Sumner, Jr.                VP
Christopher C. Womack (a)           VP
Sherry A. Mitchell                  S

Energy Solutions
Name and Principal Address  (c)     Position

Bertram Sears                       P
Michael E. Ellis                    VP
Allen L. Leverett (a)               T
Tommy Chisholm (a)                  S

Southern Energy Finance Capital Corporation
Name and Principal Address  (a)     Position

H. Allen Franklin                   D
W. L. Westbrook                     D
Gale E. Klappa                      D
Allen L. Leverett                   D,P
James C. Fleming                    VP
Christopher J. Kysar                VP,T
Tommy Chisholm                      S

Southern Energy Finance Company Inc.
Name and Principal Address  (a)     Position

H. Allen Franklin                   D
W. L. Westbrook                     D
Gale E. Klappa                      D
Allen L. Leverett                   D,P
James C. Fleming                    VP
Christopher J. Kysar                VP,T
Tommy Chisholm                      S

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

EPZ Lease, Inc.
Name and Principal Address  (k)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen Leverett (a)                  D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
James C. Fleming (a)                VP
Judith A. Rosenberg (a)    C

EPZ Lease, L.L.C.
Name and Principal Address  (k)     Position

Southern Energy Finance             Member
  Company Inc.
EPZ Lease, Inc.                     Member

EPZ Lease Holding A, L.L.C.
Name and Principal Address  (k)     Position

EPZ Lease, Inc.                     Member
EPZ Lease, L.L.C.                   Member

EPZ LeaseHolding B, L.L.C.
Name and Principal Address  (k)     Position

EPZ Lease, Inc.                     Member
EPZ Lease, L.L.C.                   Member

EPZ Lease Holding C, L.L.C.
Name and Principal Address  (k)     Position

EPZ Lease, Inc.                     Member
EPZ Lease, L.L.C.                   Member

Dutch Gas Lease, Inc.
Name and Principal Address  (k)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen Leverett (a)                  D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
James C. Fleming (a)                VP
Judith A. Rosenberg (a)             C

Dutch Gas Lease, L.L.C.
Name and Principal Address  (k)     Position

Dutch Gas Lease, Inc.               Member

Dutch Gas Lease Holding A, L.L.C.
Name and Principal Address  (k)     Position

Dutch Gas Lease, L.L.C.             Member

Dutch Gas Lease Holding B, L.L.C.
Name and Principal Address  (k)     Position

Dutch Gas Lease, L.L.C.             Member
Dutch Gas Lease Holding C, L.L.C.
Name and Principal Address  (k)     Position

Dutch Gas Lease, L.L.C.             Member

GAMOG Lease, Inc.
Name and Principal Address  (k)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen Leverett (a)                  D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
James C. Fleming (a)                VP
Judith A. Rosenberg (a)             C

GAMOG Lease Holding G, L.L.C.
Name and Principal Address  (k)     Position

GAMOG Lease, Inc.                   Member

GAMOG Lease Holding H, L.L.C.
Name and Principal Address  (k)     Position

GAMOG Lease, Inc.                   Member

GAMOG Lease Holding I, L.L.C.
Name and Principal Address  (k)     Position

GAMOG Lease, Inc.                   Member

ITEM 6.    OFFICERS AND DIRECTORS
           PART I.  (Continued)

NUON Lease, Inc.
Name and Principal Address  (k)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen Leverett (a)                  D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
James C. Fleming (a)                VP
Judith A. Rosenberg (a)    C

NUON Lease Holding D, L.L.C.
Name and Principal Address  (k)     Position

NUON Lease, Inc.                    Member

NUON Lease Holding E, L.L.C.
Name and Principal Address  (k)     Position

NUON Lease, Inc.                    Member

NUON Lease Holding F, L.L.C.
Name and Principal Address  (k)     Position

NUON Lease, Inc.                    Member

Southern Company Capital Funding, Inc.
Name and Principal Address  (k)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
James J. Coppola, Jr.               D,C
 1155 Perimeter Center West
 Atlanta, GA 30338
L. Terry Turner                     D
 1155 Perimeter Center West
 Atlanta, GA 30338
William L. Westbrook (a)            D, P

Southern Energy Clairton, Inc.
Name and Principal Address (k)      Position
--------------------------------------------
William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen L. Leverett (a)               D
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

Southern Energy Clairton 2, Inc.
Name and Principal Address (k)      Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen L. Leverett (a)               D
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
James C. Fleming (a)                VP
Judith A. Rosenberg (a)             D,C

Southern Energy Clairton, L.L.C.
Name and Principal Address (k)      Position

Southern Energy Clairton, Inc.      Member
Southern Energy Clairton 2, Inc.    Member

Southern Energy Carbontronics, Inc.
Name and Principal Address (a)      Position

Christopher J. Kysar                D,VP,T,CFO
Allen L. Leverett                   DP,CEO,P
Judith A. Rosenberg                 D
James C. Fleming                    VP
Tommy Chisholm                      S

Southern Energy Carbontronics, LLC
Name and Principal Address (k)      Position

Southern Energy
  Carbontronics, Inc.               Member
Southern Energy Finance
  Company, Inc.                     Member

Southern Telecom, Inc.
Name and Principal Address (g)      Position

Robert G. Dawson                    D,P,CEO
H. Allen Franklin (a)               D
Elmer B. Harris (b)                 D
Gale E. Klappa (a)                  D
Tommy Chisholm (a)                  S
R. Craig Elder                      T





                                                                16
ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.
------------------------------------------------------------------------

  Name of Officer          Name and Location                  Position Held in               Applicable
    or Director          of Financial Institution          Financial Institution           Exemption Rule
------------------       ------------------------          ---------------------           ---------------
                                                                                           Rule No. 70
                                                                                           Subdivision

Daniel P. Amos           CIT Group, Livingston, NJ                     Director                  (a)
Whit Armstrong           The Citizens Bank                             Chief Executive           (c)
                           Enterprise, AL                                Officer,
                                                                       Chairman of the Board
                                                                         of Directors and President
                         Enterprise Capital Corporation                Chairman of the Board of
                           Enterprise, AL                                Directors, President    (c)
Gus H. Bell, III         SunTrust Bank, Savannah, GA                   Director                  (c)
David J. Cooper          SouthTrust Bank, Birmingham, AL               Director                  (c)
A. D. Correll            SunTrust Bank of Georgia, Atlanta, GA         Director                  (a)
                         SunTrust Banks Inc., Atlanta, GA              Director                  (a)
W. Roy Crow              Barbour County Bank, Eufaula, AL              Director                  (f)
A. W. Dahlberg           SunTrust Bank of Georgia, Atlanta, GA         Director                  (a);(c);(e)
                         SunTrust Banks, Inc., Atlanta, GA             Director                  (a);(c);(e)
Archie H. Davis          The Savannah Bancorp, Savannah, GA            President, Chief Executive
                                                                         Officer                 (c)
                         The Savannah Bank N.A., Savannah, GA          President, Chief Executive
                                                                         Officer                 (c)
                         Bryan Bank & Trust, Richmond Hill, GA         Director                  (c)
H. Allen Franklin        SouthTrust Corporation, Birmingham, AL        Director                  (a);(c);(d);(e);(f)
L. G. Hardman III        nBank.Corp., Commerce, GA                     Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer       (c);(g)
                         First National Bank of Commerce,              Chairman of the
                           Commerce, GA                                  Board of Directors      (c);(g)
Elmer B. Harris          AmSouth Bancorporation,                       Director                  (a);(c);(e);(f)
                           Birmingham, AL
                         AmSouth Bank, Birmingham, AL                  Director                  (a);(c);(e);(f)
Richard K. Henslee       Regions Bank, Gadsden, AL                     Chairman of the Board
                                                                         of Directors            (c)
G. Edison Holland, Jr.   SunTrust Bank, Savannah, GA                   Director                  (c);(f)
Donald M. James          SouthTrust Corporation, Birmingham, AL        Director                  (a)
Carl E. Jones, Jr.       Regions Financial Corporation,                President , Chief
                           Birmingham, AL                                Executive Officer
                                                                         and Director            (c)
James R. Lientz, Jr.     Bank of America, Mid-South Banking Group      President                 (c)
                           Atlanta, GA
Wallace D. Malone, Jr.   SouthTrust Corporation, Birmingham, AL        Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer       (c)
Mayer Mitchell           The Banc Corporation, Birmingham, AL          Director                  (c)
William V. Muse          SouthTrust Bank, Birmingham, AL               Director                  (c)
John T. Porter           Citizens Federal Bank, Birmingham, AL         Director                  (c)



ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.  (Continued)
-------------------------------------------------------------------------------------


  Name of Officer                   Name and Location              Position Held in       Applicable
   or Director                   of Financial Institution        Financial Institution    Exemption Rule
-------------------     --------------------------------------   ---------------------    ---------------
                                                                                           Rule No. 70
                                                                                           Subdivision

G. Joseph
   Prendergast           Wachovia Bank, N.A., Winston-Salem, NC        Director, President
                                                                         and Chief Operating
                                                                         Officer             (c)
                         Wachovia Corporation, Winston-Salem, NC       Director, President
                                                                         and Chief Operating
                                                                         Officer             (c)
C. Dowd Ritter, III      AmSouth Bancorporation, Birmingham, AL        Chairman, Chief
                                                                         Executive Officer   (c)
                         AmSouth Bank, Birmingham, AL                  Chairman, Chief
                                                                         Executive Officer   (c)
George A. Schloegel      Hancock Bank - Mississippi, Gulfport, MS      Director and
                                                                         President           (c)
                         Hancock Holding Company, Gulfport, MS         Vice Chairman of
                                                                         the Board
                                                                         of Directors        (c)
                         Hancock Bank - Louisiana, Baton Rouge
                           Louisiana                                   Director              (d)
William R. Smith         SouthTrust Bank of Calhoun County, N.A.
                           Anniston, AL                                Director              (f)
Gerald St. Pe'           Merchants & Marine Bank, Pascagoula, MS       Director              (a)
Arnold M.
   Tenenbaum             First Union National Bank of Georgia,         Director              (c)
                           Atlanta, GA
                         First Union National Bank of Savannah,        Director              (c)
                           Savannah, GA
Gene Warr                Coast Community Bank, Biloxi, MS              Director              (c)
James W. Wright          First Tuskegee Bank, Montgomery, AL           Chairman of the
                                                                           Board of
                                                                           Directors and
                                                                           Chief Executive
                                                                           Officer           (c)


ITEM 6.  EXECUTIVE COMPENSATION. PART III.


(a) Summary Compensation Tables. The following tables set forth information concerning any Chief Executive Officer and the four most highly compensated executive officers for SCS, Southern LINC, Energy Solutions and Southern Nuclear serving as of December 31, 2000, as defined by the Securities and Exchange Commission. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2001 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-3 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2000. SOUTHERN is incorporated by reference to "Summary Compensation Table" in SOUTHERN's definitive Proxy Statement relating to the 2001 annual meeting of stockholders.




Key terms used in this Item will have the following meanings:-

ESP..................................   Employee Savings Plan
ESOP.................................   Employee Stock Ownership Plan
SBP..................................   Supplemental Benefit Plan
ERISA................................   Employee Retirement Income Security Act



                                                                  SCS
                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)              ($)1       (Shares)         ($)2             ($)3
------------------------------------------------------------------------------------------------------------------------

A. W. Dahlberg         2000         939,287      2,318,377        272,551         215,616        302,612        52,267
Director, Executive    1999         903,426        181,896         23,755         201,196        579,392        49,283
Committee Chairman     1998         897,820        218,625         11,067         161,757        438,061        50,135

H. Allen Franklin      2000         655,806      1,014,696          8,305          83,354        201,760        34,902
President, Chief       1999         603,658        126,000         31,023          71,153        375,137        32,654
Executive Officer,     1998         564,329        237,502          7,078          30,521        283,629        31,590
Director

Charles D. McCrary     2000         335,995        335,247          8,515          29,201              -        16,342
Executive              1999         317,616         57,646         10,701          13,865        226,439        15,698
Vice President         1998         293,816         53,376            955          12,976        164,812        13,590

Stephen Wakefield      2000         345,985        322,056                         29,970              -        16,609
Executive Vice         1999         332,654         53,601         15,294          14,504        170,451        24,675
President              1998         328,080        104,401          3,279          13,614              -         6,446

William L.
 Westbrook             2000         330,208        455,552         13,611          28,603              -        17,322
Executive Vice         1999         316,975         51,156          2,272          13,842        127,836        16,718
President              1998         290,464        103,288         16,479          11,700         96,743        15,518


1    Tax reimbursements by SCS on certain personal benefits.
2 Payouts made in 1999, 2000 and 2001 for the four-year performance periods ending December 31, 1998, 1999 and 2000.
3 SCS contributions to the ESP, ESOP,
and non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the
ESP and ESOP) are provided in the following table:
                                   ESP             ESOP               SBP
                                   ---             ----               ---
A. W. Dahlberg                  $7,650             $810            $43,807
H. Allen Franklin                6,853              810             27,239
Charles D. McCrary               5,958              810              9,574
Stephen Wakefield                5,958              810              9,841
William L. Westbrook             6,853              810              9,659

                                       18



                                                             Southern LINC
                                                                  and
                                                           Energy Solutions
                                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION

                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)1           (Shares)       ($)2           ($)3
------------------------------------------------------------------------------------------------------------------------

SOUTHERN LINC
Robert G. Dawson       2000          235,091       118,760            9,297         20,431     78,507          13,188
President, Chief       1999          222,232       204,473            5,840          8,014     94,837          11,931
Executive Officer,     1998          203,882       186,384            5,710          6,816     94,190          10,721
Director

R. Craig Elder         2000          139,789        68,562                -          5,809     16,966           7,438
Vice President,        1999          126,247        93,996                -          3,596     20,169           6,931
Treasurer              1998          123,933        94,933                -          3,354     20,009           6,586

Rodney H. Johnson 4    2000          113,927        40,799            2,310          3,971      9,040           2,679
Vice President         1999          100,894        75,115            1,934              -     10,748           1,636
                       1998                -             -                -              -          -               -

Julie T. Pigott 4      2000          101,081        40,799                -          3,971      9,093           5,622
Vice President         1999          100,796        74,831                -              -     10,827           5,406
                       1998                -             -                -              -          -               -

ENERGY SOLUTIONS
Bertram E. Sears 5     2000          145,934       102,648            1,777          7,640          -           7,617
President,             1999          132,648        22,791            2,638          3,785     67,634           6,940
Director               1998                -             -                -              -          -               -

Thomas R. Thames       2000          119,923       102,384              533          5,211          -           6,255
Vice President,        1999          113,417        71,093            1,270          3,227          -           5,969
General Manager        1998          112,018        15,834                -          2,424     38,767           5,711


--------
1    Tax reimbursement by Energy Solutions and Southern LINC on certain personal benefits.
2 Payouts made in 1999, 2000 and 2001 for the four-year performance periods ending December 31, 1998, 1999 and 2000.
3 Southern LINC's and Energy Solutions'
contributions to the ESP, ESOP, and non-pension related accruals under the SBP
(ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
                                   ---             ----               ---
Robert G. Dawson                $7,331             $810             $5,047
R. Craig Elder                   6,289              810                339
Rodney H. Johnson                1,808              810                 61
Julie T. Pigott                  4,696              890                 36
Bertram E. Sears                 6,244              810                563
Thomas R. Thames                 5,403              810                 42
4    Ms. Pigott and Mr. Johnson became executive officers effective December 8, 1999.
5    Mr. Sears became an executive officer in 1999.

                                       19


                                                           Southern Nuclear
                                                      SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                                                                 Number of
                                                                                 Securities   Long-
Name                                                                             Underlying   Term
and                                                         Other Annual         Stock        Incentive    All Other
Principal                                                   Compensation         Options      Payouts     Compensation
Position               Year        Salary($)     Bonus($)       ($)1             (Shares)       ($)2         ($)3
----------------------------------------------------------------------------------------------------------------------

W. G. Hairston, III    2000        388,195      366,074          11,581           42,172              -        21,179
President and Chief    1999        366,897       66,601           1,615           20,895        311,562        20,285
Executive Officer      1998        358,650       70,001          13,983           14,890        270,495        19,684

Jack D. Woodard        2000        309,806      267,952           1,783           27,076              -        14,928
Executive Vice         1999        280,528       62,951           1,756           12,388        166,466        14,789
President              1998        259,009       55,511           3,156           10,735        132,472        13,756

David N. Morey         2000        200,626      140,717           1,104           17,379              -        10,695
Vice President         1999        193,000       32,045           1,316            6,948        111,258        10,335
                       1998        185,754       28,675             356            6,202         96,594         9,821

H. L. Sumner, Jr.      2000        190,529      137,676             117           14,453              -         1,836
Vice President         1999        182,244       29,401              90            6,572         97,722         1,337
                       1998        169,794       28,876           1,386            4,897         72,767         1,387

James B. Beasley, Jr.  2000        185,071      136,214           7,802           14,074              -        10,635
Vice President         1999        175,740       28,667          11,643            6,309         83,916         9,134
                       1998        155,469       26,878           1,919            3,830         60,495         7,523


1 Tax reimbursement by Southern Nuclear on certain personal benefits.
2 Payouts made in 1999 and 2000 for the four-year performance periods ending
December 31, 1998 and 1999, respectively.
3 Southern Nuclear contributions to
the ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN's common stock held in the ESP are provided in the following table:
                                 ESP               ESOP              SBP            ESP Tax Sharing Benefit
                                 ---               ----              ---            -----------------------
William G. Hairston, III         $7,491             $810           $12,878               $   -
Jack D. Woodard                   5,958              810             8,160                   -
David N. Morey                    6,853              810             3,032                   -
H. L. Sumner, Jr.                   319              810               707                   -
James B. Beasley, Jr.             6,647              810             2,245                 933

                                       20


                           STOCK OPTION GRANTS IN 2000

         Stock Option Grants. The following table sets forth all stock option grants to the named executive officers of each operating subsidiary during the year ending December 31, 2000. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2001 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-4 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2000. SOUTHERN is incorporated by reference to "Option Grants in 2000" under STOCK OPTIONS in SOUTHERN's definitive Proxy
Statement relating to the 2001 annual meeting of stockholders.

                                      Individual Grants                                 Grant Date Value
                            Number of         % of Total
                            Securities        Options          Exercise
                            Underlying        Granted to       or
                            Share Options     Employees in     Base Price       Expiration    Grant Date
   Name                     Granted 1         Fiscal Year 2     ($/Sh)3          Date3         Present Value($)3
   ------------------------------------------------------------------------------------------------------------
   SCS
   A. W. Dahlberg              215,616            3.1             23.25       04/01/2006       1,983,667
   H. Allen Franklin            85,354            1.2             23.25       02/18/2010         491,639
   Charles D. McCrary           29,201            0.4             23.25       02/18/2010         168,198
   Stephen Wakefield            29,970            0.4             23.25       02/18/2010         172,627
   William L. Westbrook         28,603            0.4             23.25       04/01/2006         164,753

   Southern LINC
   Robert G. Dawson             20,431            0.3             23.25       02/18/2010         117,683
   R. Craig Elder                5,809            0.1             23.25       02/18/2010          33,460
   Rodney H. Johnson             3,971              -             23.25       02/18/2010          22,873
   Julie T. Pigott               3,971              -             23.25       02/18/2010          22,873

   Energy Solutions
   Bertram E. Sears              7,640            0.1             23.25       02/18/2010          44,006
   Thomas R. Thames              5,211            0.1             23.25       02/18/2010          30,015

   Southern Nuclear
   William G. Hairston, III     42,172            0.6             23.25       02/18/2010         242,911
   Jack D. Woodard              27,076            0.4             23.25       02/18/2010         155,958
   David N. Morey               17,379            0.2             23.25       02/18/2010         100,103
   H. L. Sumner, Jr.            14,453            0.2             23.25       02/18/2010          83,249
   James B. Beasley, Jr.        14,074            0.2             23.25       02/18/2010          81,066

1 Performance Stock Plan grants were made on February 18, 2000 and vest annually at a rate of one-third on the anniversary date of the grant. Grants fully vest upon termination incident to death, total disability, or retirement and expire five years after retirement, three years after death or total disability, or their normal expiration date if earlier. The exercise price is the average of the high and low fair market value of SOUTHERN's common stock on the date granted. Options may be transferred to family members, family trusts and family limited partnerships.
2 A total of 6,977,038 stock options were granted in 2000.
3 Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of
SOUTHERN's common stock at a future date. Significant assumptions are shown below:
                                                     Risk-free         Dividend              Discount for forfeiture risk:
                                   Volatility      rate of return    opportunity     Term       before     after
                                                                                               vesting    vesting
-------------------------------------------------------------------------------------------------------------------
     Mr. Dahlberg                    22.14%             6.52%              100%      10 years    7.79%  16.89%
     Others                          22.14%             6.52%               50%      10 years    7.79%  12.40%

These assumptions reflect the effects of cash dividend equivalents paid to participants under the Performance Dividend Plan assuming targets are met.


                                       21


      AGGREGATED STOCK OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

         Aggregated Stock Option Exercises. The following table sets forth information concerning options exercised during the year ending December 31, 2000 by the named executive officers and value of unexercised options held by them as of December 31, 2000. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2001 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-5 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2000. SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 2000 and Year-End Option Values" under
OPTION EXERCISES in SOUTHERN's definitive Proxy Statement relating to the 2001 annual meeting of stockholders.

                                                                      Number of Unexercised    Value of Unexercised
                                                                      Options at Fiscal        In-the-Money Options at
                                                                      Year-End (#)             Fiscal Year-End($) 1

                         Shares Acquired           Value                Exercisable/           Exercisable/
Name                     on Exercise (#)           Realized($) 2        Unexercisable          Unexercisable
----------------------------------------------------------------------------------------------------------------------

SCS
A. W. Dahlberg                10,718                 122,253           646,241/403,665     6,849,657/3,388,463
H. Allen Franklin             10,728                 125,721           234,422/142,963     2,755,413/1,234,031
Charles D. McCrary                 -                       -             60,726/42,769         671,053/380,718
Stephen Wakefield                  -                       -             29,981/44,177         278,099/392,582
William L. Westbrook               -                       -             60,770/41,731         680,668/371,995

Southern LINC
Robert G. Dawson                   -                       -             26,916/28,045         252,461/254,164
R. Craig Elder                     -                       -               7,434/9,324           69,911/81,072
Rodney H. Johnson                  -                       -                   0/3,971                0/39,710
Julie T. Pigott                    -                       -                   0/3,971                0/39,710

Energy Solutions
Bertram E. Sears               6,108                  50,373                  0/11,202                0/99,734
Thomas R. Thames                   -                       -               2,692/8,170           17,245/71,520

Southern Nuclear
William G. Hairston, III      74,757                 716,693             16,892/61,065         108,311/545,740
Jack D. Woodard                    -                       -             53,852/38,912         582,274/348,236
David N. Morey                     -                       -             26,660/24,078         269,814/217,621
H. L. Sumner, Jr.                  -                       -             19,729/20,466         197,463/183,977
James B. Beasley, Jr.              -                       -             17,874/19,557         179,583/176,809

1 This represents the excess of the fair market value of SOUTHERN's common stock of $33.25 per share, as of December 31, 2000, above the exercise price of the options. The Exercisable column reports the "value" of options that are vested and therefore could be exercised. The Unexercisable column reports the "value" of options that are not vested and therefore could not be exercised as of December 31, 2000.
2 The "Value Realized" is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares or rights at the time of exercise over the exercise price.


                                       22



                   LONG-TERM INCENTIVE PLANS - AWARDS IN 2000

         Long-Term Incentive Awards. The following table sets forth the long-term incentive plan awards made to the named executive officers for the performance period January 1, 2000 through December 31, 2003. Long-Term
Incentive Plans- Awards information for SOUTHERN is incorporated by reference to Long-Term Incentive Awards Table in SOUTHERN's definitive Proxy Statement relating to the 2001 annual meeting of stockholders.

                                                                       Estimated Future Payouts under
                                                                           Non-Stock Price-Based Plans
                              Number Performance or
                                 of Other Period
                                 Units           Until Maturation      Threshold        Target       Maximum
Name                             (#)1           or Payout               ($)2            ($)2         ($)2
----------------------------------------------------------------------------------------------------------------------------------

                                                  PRODUCTIVITY IMPROVEMENT PLAN
SCS

A. W. Dahlberg                   6,366             4 years                 3,183          6,366         12,732
H. Allen Franklin                4,244             4 years                 2,122          4,244          8,488

LONG-TERM INCENTIVE PLAN19
Southern LINC

Robert G. Dawson                49,405             3 years                24,703         49,405        148,215
R. Craig Elder                  15,514             3 years                 7,757         15,514         46,542
Rodney H. Johnson                9,131             3 years                 4,566          9,131         27,393
Julie T. Pigott                  9,131             3 years                 4,566          9,131         27,393


1 Each unit is equal to the value of one share of SOUTHERN's common stock.
Under SOUTHERN's Executive Productivity Improvement Plan, the number of units granted to Messrs. Dahlberg and Franklin had a value based on the fair market value of common stock at the beginning of the performance period of $150,000 and $100,000, respectively. No awards are paid unless the participant remains employed by the Company through the end of the performance period.
2 The threshold, target, and maximum value of a unit under the plan is 50%, 100% and 200%, respectively, and can vary based on the Company's total shareholder return relative to selected groups of electric utilities. If certain minimum performance relative to the selected groups is not achieved, there will be no payout; nor is there a payout if the current earnings of the Company are not sufficient to fund the dividend rate paid in the last calendar year. The plan provides that in the discretion of the Compensation & Management Succession
Committee, extraordinary income may be excluded for purposes of calculating the amount available for the payment of awards. All awards are payable in cash at the end of the performance period.
      The threshold, target and maximum value of a unit under Southern LINC's
Long-Term Incentive Plan is 50%, 100% and 300%, respectively.
3 Under Southern LINC's Long-Term Incentive Plan, annual target awards range from 5 to 40 percent of base salary as of the end of the plan period, depending upon the grade of the participant at the beginning of the performance period. Performance is measured based on Southern LINC's net income. Incentives are earned based on the achievement of the overlapping three-year net income targets.

                                       23

ITEM 6. OFFICERS AND DIRECTORS.
PART III.

     (b) Stock Ownership. The following tables show the number of shares of SOUTHERN common stock and preferred stock owned by the directors, nominees and executive officers as of December 31, 2000. It is based on information furnished to SOUTHERN by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers of each company as a group constitute less than one percent of the total number of shares of the respective classes outstanding on December 31, 2000. SOUTHERN is incorporated by reference to the Stock Ownership Table in SOUTHERN's definitive Proxy Statement relating to the 2001 annual meeting of stockholders. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2001 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-9 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2000.

Name of Directors
or Nominees and                                    Number of Shares
Executive Officers                 Title of Class  Beneficially Owned  (1)(2)
------------------                 --------------  ------------------

SCS

     A. W. Dahlberg                SOUTHERN Common       776,714

     H. Allen Franklin             SOUTHERN Common       298,828

     Elmer B. Harris               SOUTHERN Common       316,409

     David M. Ratcliffe            SOUTHERN Common       132,683

     Charles D. McCrary            SOUTHERN Common        72,676

     Stephen Wakefield             SOUTHERN Common        40,649

     William L. Westbrook          SOUTHERN Common       146,129


     The directors, nominees
     and executive officers
     of SCS as a Group             SOUTHERN Common     2,112,673  shares


SEGCO

     Robert L. Boyer               SOUTHERN Common        74,654

     Thomas A. Fanning             SOUTHERN Common        42,712

     Michael Garrett               SOUTHERN Common        35,549

     Elmer B. Harris               SOUTHERN Common       316,409

     Robert H. Haubein, Jr.        SOUTHERN Common        60,454

     William B. Hutchins, III      SOUTHERN Common        74,364

ITEM 6.     OFFICERS AND DIRECTORS.
PART III.


Name of Directors
or Nominees and                                        Number of Shares
Executive Officers               Title of Class        Beneficially Owned (1)(2)
------------------               --------------        ------------------
SEGCO (continued)

   Charles D. McCrary            SOUTHERN Common                72,676

   David M. Ratcliffe            SOUTHERN Common               132,683

   Jerry L. Stewart              SOUTHERN Common                38,927

   The directors, nominees
   and executive officers
   of SEGCO as a Group           SOUTHERN Common               848,428  shares

Southern LINC

    A. W. Dahlberg               SOUTHERN Common               776,714

    Robert G. Dawson             SOUTHERN Common                58,632

    R. Craig Elder               SOUTHERN Common                20,476

    H. Allen Franklin            SOUTHERN Common               298,828

    Elmer B. Harris              SOUTHERN Common               316,409

    Rodney H. Johnson            SOUTHERN Common                 4,220

    Julie T. Pigott              SOUTHERN Common                 2,328

    David M. Ratcliffe           SOUTHERN Common               132,683

    W. L. Westbrook              SOUTHERN Common               146,129


   The directors, nominees
   and executive officers
   of Southern LINC
   as a Group                    SOUTHERN Common               979,705  shares

ITEM 6.     OFFICERS AND DIRECTORS.
PART III.

Name of Directors
or Nominees and                                        Number of Shares
Executive Officers                Title of Class       Beneficially Owned (1)(2)
------------------                --------------       ------------------

Energy Solutions

    Bertram Sears                 SOUTHERN Common             4,583


   The directors, nominees
   and executive officers
   of Energy Solutions
   as a Group                     SOUTHERN Common             4,583  shares


Southern Nuclear

   A. W. Dahlberg                 SOUTHERN Common           776,714

   H. Allen Franklin              SOUTHERN Common           298,828

   William G. Hairston, III       SOUTHERN Common            53,919

   Elmer B. Harris                SOUTHERN Common           316,409

   David M. Ratcliffe             SOUTHERN Common           132,683

   James B. Beasley, Jr.          SOUTHERN Common            37,916

   David N. Morey                 SOUTHERN Common            52,527

   H. L. Sumner, Jr.              SOUTHERN Common            27,275

   Jack D. Woodard                SOUTHERN Common            86,693

   The directors, nominees
   and executive officers of
   Southern Nuclear as a Group    SOUTHERN Common         1,782,964    shares

Notes to Item 6, Part III(b):
(1) As used in these tables, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).
(2) The shares shown include shares of common stock of which certain directors and officers have the right to acquire beneficial ownership within 60 days pursuant to the Executive Stock Option Plan, as follows: Mr. Beasley, 22,566 shares; Mr. Boyer, 26,548 shares; Mr. Dahlberg, 718,113 shares; Mr. Dawson, 33,727 shares; Mr. Elder, 9,371 shares; Mr. Fanning, 34,695 shares; Mr. Franklin, 262,874 shares; Mr. Garrett, 30,473 shares; Mr. Hairston, 30,950 shares; Mr. Harris, 266,053 shares; Mr. Haubein, 57,830 shares; Mr. Hutchins 58,002 shares; Mr. Johnson, 1,324 shares; Mr. McCrary, 70,460 shares; Mr. Morey, 32,453 shares; Ms. Pigott, 1,324 shares; Mr. Ratcliffe 121,589 shares; Mr. Stewart, 30,554 shares; Mr. Sumner, 24,547 shares; Mr. Wakefield, 39,971 shares; Mr. Westbrook, 74,919 shares; and Mr. Woodard, 62,878 shares. Also included are shares of SOUTHERN common stock held by the spouse of Mr. Harris, 310 shares.

ITEM 6.     OFFICERS AND DIRECTORS.
PART III.

      (c)  Contracts and transactions with system companies.

      ALABAMA, GEORGIA, GULF, and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2001 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-10 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2000.

      (d)  Indebtedness to system companies.       None.
           ----------------------------------

      (e) Participation in bonus and profit sharing arrangements and other benefits.
           ----------------------------------------------------------------

      SOUTHERN is incorporated by reference to Executive Compensation in SOUTHERN's definitive Proxy Statement relating to the 2001 annual meeting of stockholders. Also, ALABAMA, GEORGIA, GULF, and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2001 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-8 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2000.

      SOUTHERN's Change in Control Plan is applicable to certain of its officers, and individual change in control agreements have been entered into with some of the most highly compensated executive officers of SCS, SEGCO, and Southern LINC, Southern Nuclear. If an executive is involuntarily terminated, other than for cause, within two years following a change in control of SOUTHERN the agreements provide for:

o lump sum payment of two or three times annual compensation,
o up to five years' coverage under group health and life insurance plans,
o immediate vesting of all stock options and stock appreciation rights previously granted,
o payment of any accrued long-term and short-term bonuses and dividend equivalents, and
o payment of any excise tax liability incurred as a result of payments made under the agreement.

      A SOUTHERN change in control is defined under the agreements as:

o acquisition of at least 20 percent of the SOUTHERN's stock,
o a change in the majority of the members of the SOUTHERN's board of directors,
o a merger or other business combination that results in SOUTHERN's shareholders immediately before the merger owning less than 65 percent of the voting power after the merger, or
o a sale of substantially all the assets of SOUTHERN.

      A change in control of a subsidiary is defined under the agreements as: o acquisition of at least 50 percent of the subsidiary's stock, o a merger or other business combination unless SOUTHERN controls the surviving entity or o a sale of substantially all the assets of the subsidiary.

      If a change in control affects only a subsidiary of SOUTHERN, these payments would only be made to executives of the affected subsidiary who are involuntarily terminated as a result of that change in control.

      SOUTHERN also has amended its short- and long-term incentive plans to provide for pro-rata payments at not less than target-level performance if a change in control occurs and the plans are not continued or replaced with comparable plans.

      On February 28, 1998, SOUTHERN and GEORGIA entered into a Deferred Compensation Agreement with Mr. Franklin. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Franklin will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $500,000 on February 28, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Franklin also will receive the estimated income tax expense on the compensation. Mr. Franklin may elect to defer receipt of the award until termination of employment. GEORGIA assigned this agreement to SCS effective July 8, 1999.

      On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Woodard. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Woodard will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $200,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Woodard also will receive the estimated income tax expense on the compensation. Mr. Woodard may elect to defer receipt of the award until termination of employment.

      On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Hairston. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Hairston will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $250,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Hairston also will receive the estimated income tax expense on the compensation. Mr. Hairston may elect to defer receipt of the award until termination of employment.


      (f)  Rights to indemnity.     Incorporated by reference are the by-laws,
       for the companies of the SOUTHERN system, contained herein as Exhibits.
           --------------------

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS.

    (1) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent thereof.

                                                                                       Accounts Charged,
                                                                                       if any, per Books
                                                                                        of Disbursing
Name of Company       Name of Recipient or Beneficiary               Purpose                Company             Amount($)
---------------       --------------------------------               -------                -------             ---------

None

        ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH have established political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act and the Public Utility Holding Company Act.

    (2) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any citizens group or public relations counsel.

The information called for by this item was compiled, and memoranda from each company in the system were received and are being preserved by SOUTHERN, in accordance with the instructions to this item.

                                                                                    Accounts Charged,
                                                                                    if any, per Books
Name of Company       Name of Recipient or Beneficiary               Purpose       of Disbursing Company        Amount($)
---------------       --------------------------------               -------       ---------------------        ---------

SOUTHERN              Southern Company Charitable                    Funding              426                 1,000,000
                          Foundation, Inc.

ALABAMA               Business Council of Alabama                    Dues & Support       930,426               293,133
                      Cahaba River Society                           Support              506,520,539,549,        3,060
                                                                                          563,588,921
                      Edison Electric Institute                      Dues                 908,921,930,728       543,167
                      National Association of Manufacturers          Dues                 930                    15,000
                      Nature Conservancy of Alabama                  Dues & Support       506,520,539,549,       10,100
                                                                                          563,588,921
                      Nuclear Energy Institute                       Dues                 524,426               345,376  *
                      Public Affairs Research Council of Alabama     Dues & Support       921,426                12,620

GEORGIA               Atlanta Convention and Visitors Bureau         Dues                 930                     5,000
                      Central Atlanta Progress                       Dues                 930                    26,750
                      Cobb County Convention and Visitors Bureau     Dues                 930                     5,000
                      Council for Quality Growth                     Dues                 930                     2,500
                      Edison Electric Institute                      Dues                 426,930               757,114
                      Forward Atlanta                                Dues                 930                   200,000
                      Georgia Agribusiness Council                   Dues                 930                     1,725
                      Georgia Conservancy                            Support              426                     8,000
                                                                                          n/a                    75,000  **
                      Georgia Council on Economic Education          Dues                 n/a                    20,000  **
                      National Association of Manufacturers          Dues                 930                    12,000
                      National Food and Energy Council               Dues                 930                     2,000
                      Nature Conservancy                             Support              426                     5,000
                                                                                          n/a                   225,000  **
                      Nuclear Energy Institute                       Dues                 524,426               400,048  ***
                      Regional Business Coalition                    Dues                 930                     6,000

*        This amount was paid by Southern Nuclear and billed to ALABAMA.
**       Georgia Power Foundation.
***      This amount, which excludes dues billed to joint owners of Plants Hatch and Vogtle, was paid by Southern Nuclear and billed to GEORGIA.

                                       29


ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)
                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------

GULF                  Associated Industries of Florida               Dues                 930                     7,000
                      Economic Development Council -
                          Bay County                                 Dues & Support       912                    15,000
                      Economic Development Council -
                          Okaloosa County                            Dues & Support       912                    14,050
                      Economic Development Council -
                          Walton County                              Support              912                    15,000
                      Edison Electric Institute                      Dues                 426,930               132,651
                      Enterprise Florida                             Support              912                    57,606
                      Florida Chamber of Commerce                    Dues                 912                    19,115
                      Florida Public Relations Association           Dues                 921                     1,795
                      Florida TaxWatch, Inc.                         Dues                 426                     5,000
                      Foundation for the Future                      Support              912                    25,000
                      Haas Center - University of West Florida       Support              912                    20,000
                      Northwest Florida Regional Economic
                          Development Coalition                      Support              912                    67,514
                      T.E.A.M. Santa Rosa - Council of
                          Economic Activity                          Dues & Support       912                    13,765
                      Washington County Chamber of Commerce          Support              912                    10,000
                      Other Economic Development Councils/
                         Activity Groups (6 Beneficiaries)           Dues & Support       426,912,930             9,398

MISSISSIPPI           East Mississippi Business Development
                         Corporation                                 Dues                 930                    10,000
                      Edison Electric Institute                      Dues                 930                    96,237
                      Mississippi Economic Council                   Dues                 426,930                50,000
                      Mississippi Gulf Coast Chamber of Commerce     Dues                 930                     4,095
                      Mississippi Gulf Coast Economic                Dues                 930                     1,500
                      Mississippi Manufacturers Association          Dues                 426,930                 2,100
                      Mississippi Wildlife Federation                Dues                 426,930                 5,000
                      Retail Association of Mississippi              Dues                 426,930                 2,000
                      Wolf River Conservation                        Dues                 426                     3,000

SAVANNAH              Business, Education and Technology
                          Alliance of Southeast Georgia              Dues                 930                       500
                      Edison Electric Institute                      Dues                 426,930                56,388
                      Georgia Conservancy                            Support              426                     2,500
                      Georgia Council on Economic Education          Dues                 426                     2,000
                      Georgia Economic Developers Association        Dues                 930                       800
                      Nature Conservancy                             Support              426                     5,000
                      Savannah Development & Renewal Authority       Support              426                       250
                      Savannah Tree Foundation                       Support              426                     8,000
                      Other Economic Development Councils/
                         Activity Groups (8 Beneficiaries)           Membership & Dues    930                    16,722



ITEM 8.           SERVICE, SALES AND CONSTRUCTION CONTRACTS.

PART I.

                                                                                                          In Effect
                                                                                                         on Dec. 31
     Transactions     Serving Company        Receiving Company          Compensation      Contract      (Yes or No)
        (1)                   (2)                    (3)                   (4)               (5)            (6)
--------------------------------------------------------------------------------------------------------------------

 (Note)                    (Note)             Southern LINC                 (Note)          (Note)           Yes
(Note)                     (Note)             Energy Solutions              (Note)          (Note)           Yes
Sublease of railcars       ALABAMA            MISSISSIPPI                 $362,892                           Yes
Sublease of railcars       ALABAMA            SAVANNAH                      $1,497                           Yes
Sublease of railcars       GEORGIA            MISSISSIPPI                 $476,123                           Yes
Sublease of railcars       GEORGIA            SAVANNAH                     $67,197                           Yes
Sublease of railcars       MISSISSIPPI        ALABAMA                   $1,888,376                           Yes
Sublease of railcars       MISSISSIPPI        GEORGIA                   $1,322,723                           Yes
Sublease of railcars       MISSISSIPPI        SAVANNAH                      $1,046                           Yes
Sublease of railcars       SAVANNAH           ALABAMA                         $286                           Yes
Sublease of railcars       SAVANNAH           GEORGIA                     $399,924                           Yes
Sublease of railcars       SAVANNAH           GULF                            $739                           Yes
Sublease of railcars       SAVANNAH           MISSISSIPPI                     $168                           Yes


Note:
Southern LINC and Energy Solutions have agreements with SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH pursuant to which Southern LINC and Energy Solutions reimburse each of such companies for the full cost of services, personnel and facilities provided to Southern LINC and Energy Solutions.

Pursuant to such agreements, during 2000 the total reimbursements to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH from Southern LINC were $38,678,839; $1,198,341; $825,038; $204,411; $95,416; and $42,352, respectively;
and from Energy Solutions were $7,290,857; $1,231,996; $1,590,359; $62,689;
$2,346; and $25,300, respectively.

Part II.

None.

Part III.

None.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
Part I(a)

Key terms:        FUCO means Foreign Utility Company
                  EWG means Exempt Wholesale Generator
                  SPS means Special Purpose Subsidiary
                  IS means Intermediate Subsidiary

--------------------------------------------------- ---------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS              FUCO,           OWNERSHIP         % OWNED
                                                      EWG,
                                                       IS
 --------------------------------------------------- ---------- -------------------- ------------
Southern Energy Finance Capital Corporation            SPS     SOUTHERN                100%
 --------------------------------------------------- ---------- -------------------- ------------
Southern Energy Finance Company, Inc.                  IS      Southern Energy         100%
                                                               Finance Capital
                                                               Corporation
 --------------------------------------------------- ---------- -------------------- ------------
EPZ Lease, Inc.                                        IS      Southern Energy         100%
     1403 Foulk Road,                                          Finance Company,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
 --------------------------------------------------- ---------- -------------------- ------------
EPZ Lease, LLC                                         IS      EPZ Lease, Inc.          99%
     1403 Foulk Road,                                          Southern Energy          1%
     Foulkstone Plaza Suite 102-9                              Finance Company,
     Wilmington, DE 19803                                      Inc.
 --------------------------------------------------- ---------- -------------------- ------------
EPZ Lease Holding A, LLC                               IS      EPZ Lease,LLC            99%
     1403 Foulk Road,                                          EPZ Lease, Inc.          1%
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
 --------------------------------------------------- ---------- -------------------- ------------
EPZ Lease Holding B, LLC                               IS      EPZ Lease, LLC           99%
     1403 Foulk Road,                                          EPZ Lease, Inc.          1%
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
 -------------------------------------------------- ---------- -------------------- ------------
EPZ Lease Holding C, LLC                               IS      EPZ Lease, LLC           99%
     1403 Foulk Road,                                          EPZ Lease, Inc.          1%
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
EPZ Lease Trust A                                     FUCO     EPZ Lease Holding       100%
     c/o Wilmington Trust Company                              A, LLC
     1100 North Market Street
     Rodney Square North
     Wilmington, DE 19890
--------------------------------------------------- ---------- -------------------- ------------
EPZ Lease Trust B                                     FUCO     EPZ Lease Holding       100%
     c/o Wilmington Trust Company                              B, LLC
     1100 North Market Street
     Rodney Square North
     Wilmington, DE 19890
--------------------------------------------------- ---------- -------------------- ------------
EPZ Lease Trust C                                     FUCO     EPZ Lease Holding       100%
     c/o Wilmington Trust Company                              C, LLC
     1100 North Market Street
     Rodney Square North
     Wilmington, DE 19890
--------------------------------------------------- ---------- -------------------- ------------
Southern Energy Clairton, Inc.                         IS      Southern Energy         100%
     1403 Foulk Road,                                          Finance Company,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------


                                       32





--------------------------------------------------- ---------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS               FUCO,         OWNERSHIP         % OWNED
                                                      EWG,
                                                       IS
--------------------------------------------------- ---------- -------------------- ------------
Southern Energy Clairton, L.L.C                        IS      Southern Energy          85%
     1403 Foulk Road,                                          Clairton, Inc.
     Foulkstone Plaza Suite 102-9                              Southern Energy          15%
     Wilmington, DE 19803                                      Clairton2, Inc.
--------------------------------------------------- ---------- -------------------- ------------
Southern Energy Clairton2, Inc.                        IS      Southern Energy         100%
     1403 Foulk Road,                                          Finance Company,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Southern Company Capital Funding, Inc.                 IS      SOUTHERN                100%
     1403 Foulk Road,
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Southern Company Capital Trust I                       SPS     Southern Company        100%
     1403 Foulk Road,                                           Capital Funding,
     Foulkstone Plaza Suite 102-9                               Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Southern Company Capital Trust II                      SPS     Southern Company        100%
     1403 Foulk Road,                                          Capital Funding,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Southern Company Capital Trust III                     SPS     Southern Company        100%
     1403 Foulk Road,                                          Capital Funding,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Southern Company Capital Trust IV                      IS      Southern Company        100%
     1403 Foulk Road,                                          Capital Funding,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Southern Company Capital Trust V                       IS      Southern Company        100%
     1403 Foulk Road,                                          Capital Funding,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Mobile Energy Services Holdings, Inc.                  IS      Southern Company        100%
     1155 Perimeter Center West
     Atlanta, GA 30338
--------------------------------------------------- ---------- -------------------- ------------
Mobile Energy Services, L.L.C.                         IS      Mobile Energy           100%
     1155 Perimeter Center West                                Services Holdings,
     Atlanta, GA 30338                                         Inc.

--------------------------------------------------- ---------- -------------------- ------------

                                       33





--------------------------------------------------- ---------- -------------------- ------------
          COMPANY, LOCATION AND ADDRESS               FUCO,         OWNERSHIP         % OWNED
                                                      EWG,
                                                       IS
--------------------------------------------------- ---------- -------------------- ------------
Southern Energy Carbontronics, Inc.                    IS      Southern Energy         100%
     270 Peachtree Street                                      Finance Company,
     Atlanta, GA 30303                                         Inc.
--------------------------------------------------- ---------- -------------------- ------------
Southern Energy Carbontronics, L.L.C.                  IS      Southern Energy          99%
     1403 Foulk Road,                                          Carbontronics, Inc.
     Foulkstone Plaza Suite 102-9                              Southern Energy
     Wilmington, DE 19803                                      Finance Company,         1%
                                                               Inc.
--------------------------------------------------- ---------- -------------------- ------------
Dutch Gas Lease, Inc.                                  IS      Southern Energy         100%
     1403 Foulk Road,                                          Finance Company,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Dutch Gas Lease, LLC                                   IS      Dutch Gas Lease,         99%
     1403 Foulk Road,                                          Inc.
     Foulkstone Plaza Suite 102-9                              Southern Energy          1%
     Wilmington, DE 19803                                      Finance Company,
                                                               Inc.
--------------------------------------------------- ---------- -------------------- ------------
Dutch Gas Lease Holding A, L.L.C.                      IS      Dutch Gas Lease,        100%
     1403 Foulk Road,                                          L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Dutch Gas Lease Trust A                               FUCO     Dutch Gas Lease         100%
     1403 Foulk Road,                                          Holding A, L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Dutch Gas Lease Holding B, L.L.C.                      IS      Dutch Gas Lease,        100%
     1403 Foulk Road,                                          L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Dutch Gas Lease Trust B                               FUCO     Dutch Gas Lease         100%
     1403 Foulk Road,                                          Holding B. L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Dutch Gas Lease Holding C, L.L.C.                      IS      Dutch Gas Lease,        100%
     1403 Foulk Road,                                          L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
Dutch Gas Lease Trust C                               FUCO     Dutch Gas Lease         100%
     1403 Foulk Road,                                          Holding C, L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
NUON Lease, Inc.                                       IS      Southern Energy         100%
     1403 Foulk Road,                                          Finance Company,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
NUON Lease Holding D, L.L.C.                           IS      NUON Lease, Inc.        100%
     1403 Foulk Road,
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
NUON Lease Trust D                                    FUCO     NUON Lease Holding      100%
     1403 Foulk Road,                                          D, L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
NUON Lease Holding E, L.L.C.                           IS      NUON Lease, Inc.        100%
     1403 Foulk Road,
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
NUON Lease Trust E                                    FUCO     NUON Lease Holding      100%
     1403 Foulk Road,                                          E, L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
NUON Lease Holding F, L.L.C.                           IS      NUON Lease, Inc.        100%
     1403 Foulk Road,
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
NUON Lease Trust F                                    FUCO     NUON Lease Holding      100%
     1403 Foulk Road,                                          F, L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
GAMOG Lease, Inc.                                      IS      Southern Energy         100%
     1403 Foulk Road,                                          Finance Company,
     Foulkstone Plaza Suite 102-9                              Inc.
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
GAMOG Lease Holding G, L.L.C.                          IS      Gamog Lease, Inc.       100%
     1403 Foulk Road,
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
GAMOG Lease Trust G                                   FUCO     Gamog Lease             100%
     1403 Foulk Road,                                          Holding G, L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
GAMOG Lease Holding H, L.L.C.                          IS      Gamog Lease, Inc.       100%
     1403 Foulk Road,
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
GAMOG Lease Trust H                                   FUCO     Gamog Lease             100%
     1403 Foulk Road,                                          Holding H, L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
GAMOG Lease Holding I, L.L.C.                          IS      Gamog Lease, Inc.       100%
     1403 Foulk Road,
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
GAMOG Lease Trust I                                   FUCO     Gamog Lease             100%
     1403 Foulk Road,                                          Holding I, L.L.C.
     Foulkstone Plaza Suite 102-9
     Wilmington, DE 19803
--------------------------------------------------- ---------- -------------------- ------------
                                       35

EM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART I(b)

As discussed in SOUTHERN's Application on Form U-1 (File No. 70-9727) relating to the spin-off of Mirant Corporation (Mirant), SOUTHERN and Mirant reorganized certain energy-related and FUCO activities and Mirant completed a tax-free distribution to SOUTHERN of these activities on March 5, 2001 (the "Mini-Spin"). On April 2, 2001, SOUTHERN completed the spin-off of its remaining ownership interest in Mirant to SOUTHERN's shareholders. Therefore, the four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.) obtained through the Mini-Spin are the only remaining FUCO or EWG investments held by SOUTHERN. Although it now owns all of the equity in these companies as a result of the Mini-Spin, SOUTHERN has no direct or indirect investment or any aggregate investment within the meaning of Rule 53 in these FUCOs. SOUTHERN has executed limited keep-well commitments whereby SOUTHERN would be required to make capital contributions to Southern Energy Finance Capital Corp. or to Southern Energy Finance Company, Inc. in the event of a shortfall in the scheduled debt service resulting from certain changes in the payments due from SOUTHERN under the Southern Company Income Tax Allocation Agreement. The maximum potential capital contribution required under these commitments is the unamortized balance of the related loans, which totaled approximately $414 million as of December 31, 2000.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART I(c)

------------------------------------------------------------------ ------------------------------- ------------------------------
    COMPANIES                                                              DEBT TO EQUITY                    EARNINGS
------------------------------------------------------------------ ------------------------------- ------------------------------
Southern Energy Finance Capital Corporation                                     2.06                        $27,452,386
  Southern Energy Finance Company, Inc.                                         .53                         $37,756,832

    EPZ Lease, Inc.
       EPZ Lease, L.L.C.
         EPZ Lease Holdings A, L.L.C.
           EPZ Lease Trust A
         EPZ Lease Holdings B L.L.C.
           EPZ Lease Trust B
         EPZ Lease Holdings C L.L.C.
           EPZ Lease Trust C

    Dutch Gas Lease, Inc.
       Dutch Gas Lease, L.L.C.
         Dutch Gas Lease Holdings A, L.L.C.
           Dutch Gas Lease Trust A
         Dutch Gas Lease Holdings B L.L.C.
           Dutch Gas Lease Trust B
         Dutch Gas Lease Holdings C L.L.C.
           Dutch Gas Lease Trust C

    GAMOG Lease, Inc.
       GAMOG Lease Holdings A, LLC
          GAMOG Lease Trust A
       GAMOG Lease Holdings B, LLC
          GAMOG Lease Trust B
        GAMOG Lease Holdings C, LLC
           GAMOG Lease Trust C

   Nuon Lease, Inc.
       Nuon Lease Holdings D, LLC
           Nuon Lease Trust D
       Nuon Lease Holdings E, LLC
            Nuon Lease Trust E
        Nuon Lease Holdings F, LLC
            Nuon Lease Trust F

      Southern Energy Clairton, Inc.
         Southern Energy Clairton 2, Inc.
            Southern Energy Clairton, LLC
               Clairton 1314 B Partnership, L.P.

      Southern Energy Carbontronics, Inc.
          Southern Energy Carbontronics, LLC

------------------------------------------------------------------ ------------------------------- ------------------------------

PART I(d)

None.

PART II

Exhibits G and H submitted with this filing, are being incorporated by reference.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART III

SOUTHERN's aggregate investment in EWGs and FUCOs at December 31, 2000 is as follows:

--------------------------------------------- ------------------ ------------------ ------------------ -----------------
                                                   Total1             Equity(1)           Debt           Guarantees(2)
                                              ------------------ ------------------ ------------------ ----------------
       Investment In EWGs & FUCOs (A)                $-                 $-                 $-                 $-
--------------------------------------------- ------------------ ------------------ ------------------ -----------------



-----------------------------------------------------------------------------------------------------------------------
               Investment in                                           SOUTHERN's Investment
                                             --------------------------------------------------------------------------
        Domestic Public-Utility Subs               Total              Equity             Debt           Guarantees
-----------------------------------------------------------------------------------------------------------------------

ALABAMA..........................................$1,967,720,884     $1,967,720,884        $-                $-
GEORGIA..........................................$2,461,747,804     $2,461,747,804         -                 -
GULF...............................................$271,535,856       $271,535,856         -                 -
MISSISSIPPI........................................$231,851,082       $231,851,082         -                 -
SAVANNAH............................................$65,489,177        $65,489,177         -                 -
MESCO......................................................  $0                 $0         -                 -
  (B) Total Domestic Public - Utility            $4,998,344,803     $4,998,344,803        $-                $-
Subsidiaries
-----------------------------------------------------------------------------------------------------------------------

RATIO  A/B...................................................n/a 1

(1) At December 31, 2000, SOUTHERN's aggregate investment in EWGs and FUCOs under Rule 53 totaled approximately $2.420 billion (File No. 70-9869).
       However, following the completion of the spin-off of Mirant on April 2, 2001 and as discussed in SOUTHERN's Application on Form U-1 (File No.
       70-9727) relating to the spin-off, SOUTHERN retained only four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc.
       and NUON Lease, Inc.) that qualify as FUCOs and none that qualify as EWGs. SOUTHERN has no equity or debt investment within the meaning of Rule 53 in these four FUCO subsidiaries. SOUTHERN has executed limited keep-well commitments whereby SOUTHERN would be required to make capital contributions to Southern Energy Finance Capital Corp. or to Southern
       Energy Finance Company, Inc. in the event of a shortfall in the scheduled debt service resulting from certain changes in the payments due from SOUTHERN under the Southern Company Income Tax Allocation Agreement. The maximum potential capital contribution required under these commitments is the unamortized balance of the related loans, which totaled approximately $414 million as of December 31, 2000.

(2) Following the completion of the Mirant spin off , SOUTHERN continues to guarantee certain foreign currency swap transactions for Mirant entities with EWG subsidiaries. At December 31, 2000, notional amounts under these swaps were the differences between (pound)44 million and $68 million and between DM370 million and $206 million; however, due to favorable exchange rates SOUTHERN had no exposure under these guarantees. The sterling and deutsche mark swaps expire in 2002 and 2003, respectively.
       After the spin off, Mirant will pay SOUTHERN a monthly fee of 1 percent on the average aggregate maximum principal amount of all guarantees outstanding until they are replaced or expire. Mirant must use reasonable efforts to release SOUTHERN from all such support arrangements and will indemnify SOUTHERN for any obligations incurred.






ITEM 10 - FINANCIAL STATEMENTS AND EXHIBITS


                                                   SOUTHERN AND SUBSIDIARY COMPANIES

                                                     INDEX TO FINANCIAL STATEMENTS

                                                           DECEMBER 31, 2000

                                                                                                     Page
                                                                                                      Number

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                               A-1

FINANCIAL STATEMENTS:
     Consolidating Statement of Income for the Year Ended
         December 31, 2000                                                                             A-2
     Consolidating Statement of Cash Flows for the Year Ended
         December 31, 2000                                                                             A-4
     Consolidating Balance Sheet at December 31, 2000                                                  A-6
     Consolidating Statement of Capitalization at December 31, 2000                                    A-10
     Consolidating Statement of Retained Earnings for the Year Ended
         December 31, 2000                                                                             A-14
     Consolidating Statement of Paid-in Capital for the Year
         Ended December 31, 2000                                                                       A-15
     Notes to Financial Statements at December 31, 2000                                                A-16

OTHER FINANCIAL STATEMENTS:
     ALABAMA consolidated with ALABAMA TRUST I, ALABAMA TRUST II and
          ALABAMA TRUST III                                                                            A-17
     Alabama Property Company (Unaudited; Not consolidated in Parent, ALABAMA)                         A-22
     GEORGIA consolidated with PIEDMONT, GEORGIA CAPITAL, GEORGIA TRUST I,
         GEORGIA TRUST II, GEORGIA TRUST III and GEORGIA TRUST IV                                      A-24
     GULF consolidated with GULF TRUST I and GULF TRUST II                                             A-29
     MISSISSIPPI consolidated with MISSISSIPPI TRUST I                                                 A-33
     SAVANNAH consolidated with SAVANNAH ELECTRIC TRUST I                                              A-37


EXHIBITS                                                                                               A-41

SCHEDULES:

         Schedules supporting financial statements of ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and SEGCO are incorporated by reference to those companies' annual reports on Federal Energy Regulatory Commission Form 1 for the year ended December 31, 2000, as filed with the Federal Energy Regulatory
Commission.

                                       A

                                                                 ARTHUR ANDERSEN



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


         To The Southern Company:

                  We have audited the consolidated balance sheet and consolidated statement of capitalization of THE SOUTHERN COMPANY (a Delaware corporation) and subsidiary companies as of December 31, 2000, and the related consolidated statements of income, comprehensive income, retained earnings, paid-in capital, accumulated other comprehensive income, and cash flows for the year then ended (included in the 2000 annual report on Form 10-K, which is Exhibit A-1 to this Form U5S). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Southern Company and subsidiary companies as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


         /s/  Arthur Andersen LLP
         Atlanta, Georgia
         February 28, 2001

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)

                                                                                          Intercompany
                                                                                          Eliminations
                                                                                         and Transfers
                                                                       Consolidated       Add (Deduct)   Southern           Alabama
           ------------------------------------------------------------------------------------------------------------------------

           Operating Revenues:
           Retail sales                                           $8,613,380                $ -               $ -       $ 2,952,707
           Sales for resale --
           Non-affiliates                                            976,942                  -                 -           461,730
           Affiliates                                                      -           (573,460)                -           166,219
           Other revenues                                            475,794            (13,566)                -            86,805
           Southern, equity in earnings of subsidiary companies            -         (1,432,472)        1,432,472                 -
           ------------------------------------------------------------------------------------------------------------------------
           Total operating revenues                               10,066,116         (2,019,498)        1,432,472         3,667,461
           ------------------------------------------------------------------------------------------------------------------------
           Operating Expenses:
           Operation --
           Fuel                                                    2,563,822                  -                 -           963,275
           Purchased power --
           Non-affiliates                                            676,581                354                 -           164,881
           Affiliates                                                      -           (533,641)                -           184,014
           Other                                                   1,864,088            (56,170)           53,771           538,529
           Maintenance                                               852,159                  -                 -           301,046
           Depreciation and amortization                           1,170,342                  -             6,814           364,618
           Taxes other than income taxes                             535,580                  -               156           209,673
           ------------------------------------------------------------------------------------------------------------------------
           Total operating expenses                                7,662,572           (589,457)           60,741         2,726,036
           ------------------------------------------------------------------------------------------------------------------------
           Operating Income                                        2,403,544         (1,430,041)        1,371,731           941,425
           Other Income (Expense):
           Interest income                                            50,842            (91,143)           16,468            38,167
           Equity in earnings of unconsolidated subsidiaries         (21,342)            (6,193)                -             3,156
           Other, net                                                 (3,869)            (1,128)            4,013            (7,909
           ------------------------------------------------------------------------------------------------------------------------
           Earnings Before Interest and Income Taxes               2,429,175         (1,528,505)        1,392,212           974,839
           ------------------------------------------------------------------------------------------------------------------------
           Interest Charges and Other:
           Interest expense, net                                     659,016            (79,875)          164,213           251,663
           Distributions on preferred securities of subsidiary       169,090                  -                 -            25,549
           ------------------------------------------------------------------------------------------------------------------------
           Total interest charges and other, net                     828,106            (79,875)          164,213           277,212
           ------------------------------------------------------------------------------------------------------------------------
           Earnings Before Income Taxes                            1,601,069         (1,448,630)        1,227,999           697,627
           Income taxes                                              588,164                558           (84,993)          261,555
           ------------------------------------------------------------------------------------------------------------------------
           Net Income Before Dividends on Preferred Stock          1,012,905         (1,449,188)        1,312,992           436,072
           Dividends on Preferred Stock                               19,193                  -                 -            16,156
          -------------------------------------------------------------------------------------------------------------------------
           Earnings from Continuing Operations                       993,712         (1,449,188)        1,312,992           419,916
           Earnings from Discontinued Operations(1)                  319,280            (11,820)                -                 -
           ------------------------------------------------------------------------------------------------------------------------
           Net Income                                             $1,312,992       $ (1,461,008)      $ 1,312,992         $ 419,916
           ========================================================================================================================

           Average number of shares of common stock outstanding                653,087
           Basic and diluted earnings per share of common stock                  $2.01
           Cash dividends paid per share of common stock                         $1.34


                          (Continued on following page)
                                      A-2a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)



                                                                       Georgia           Gulf           Mississippi    Savannah

           Operating Revenues:
           Retail sales                                               $ 4,317,338      $ 562,162         $ 498,551     $ 282,622
           Sales for resale --
           Non-affiliates                                                 297,643         66,890           145,931         4,748
           Affiliates                                                      96,150         66,995            27,915         4,974
           Other revenues                                                 159,487         18,272            15,205         3,374
           Southern, equity in earnings of subsidiary companies                 -              -                 -             -
           ----------------------------------------------------------------------------------------------------------------------
           Total operating revenues                                     4,870,618        714,319           687,602       295,718
           ----------------------------------------------------------------------------------------------------------------------
           Operating Expenses:
           Operation --
           Fuel                                                         1,017,878        215,744           191,127        57,177
           Purchased power --
           Non-affiliates                                                 356,189         73,846            56,082        25,229
           Affiliates                                                     239,815          8,644            51,057        50,111
           Other                                                          795,458        117,146           115,055        54,829
           Maintenance                                                    404,189         56,281            52,750        19,334
           Depreciation and amortization                                  619,094         66,873            50,275        25,240
           Taxes other than income taxes                                  204,527         55,904            48,686        13,116
           ----------------------------------------------------------------------------------------------------------------------
           Total operating expenses                                     3,637,150        594,438           565,032       245,036
           ----------------------------------------------------------------------------------------------------------------------
           Operating Income                                             1,233,468        119,881           122,570        50,682
           Other Income (Expense):
           Interest income                                                  2,629          1,137               347           252
           Equity in earnings of unconsolidated subsidiaries                3,051             26               167            20
           Other, net                                                     (50,495)        (4,152)             (814)        1,066
           ----------------------------------------------------------------------------------------------------------------------
           Earnings Before Interest and Income Taxes                    1,188,653        116,892           122,270        52,020
           ----------------------------------------------------------------------------------------------------------------------
           Interest Charges and Other:
           Interest expense, net                                          208,868         28,085            28,101        12,737
           Distributions on preferred securities of subsidiary             59,104          6,200             2,712         2,740
           ----------------------------------------------------------------------------------------------------------------------
           Total interest charges and other, net                          267,972         34,285            30,813        15,477
           ----------------------------------------------------------------------------------------------------------------------
           Earnings Before Income Taxes                                   920,681         82,607            91,457        36,543
           Income taxes                                                   360,587         30,530            34,356        13,574
           ----------------------------------------------------------------------------------------------------------------------
           Net Income Before Dividends on Preferred Stock                 560,094         52,077            57,101        22,969
           Dividends on Preferred Stock                                       674            234             2,129             -
          ----------------------------------------------------------------------------------------------------------------------
           Earnings from Continuing Operations                            559,420         51,843            54,972        22,969
           Earnings from Discontinued Operations(1)                             -              -                 -             -
           ----------------------------------------------------------------------------------------------------------------------
           Net Income                                                   $ 559,420       $ 51,843          $ 54,972      $ 22,969
           ======================================================================================================================




                          (Continued on following page)

                                      A-2b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                                        Energy           Southern
                                                              SEGCO                   Mirant(2)         Solutions           LINC

    Operating Revenues:
    Retail sales                                                      $ -               $ -           $     -               $ -
    Sales for resale --
    Non-affiliates                                                      -                 -                 -                 -
    Affiliates                                                    170,291                 -            27,021            13,895
     Other revenues                                                 1,486                 -            51,047           131,998
    Southern, equity in earnings of subsidiary companies                -                 -                 -                 -
    ------------------------------------------------------------------------------------------------------------------------------
    Total operating revenues                                      171,777                 -            78,068           145,893
    ------------------------------------------------------------------------------------------------------------------------------
    Operating Expenses:
    Operation --
    Fuel                                                          118,621                 -                 -                 -
    Purchased power --
    Non-affiliates                                                      -                 -                 -                 -
    Affiliates                                                          -                 -                 -                 -
    Other                                                          15,882               165            82,758           118,753
    Maintenance                                                    15,876                 -                30             2,653
    Depreciation and amortization                                   8,470             1,266             1,635            25,020
    Taxes other than income taxes                                     875                 -               505             1,994
    ------------------------------------------------------------------------------------------------------------------------------
    Total operating expenses                                      159,724             1,431            84,928           148,420
    ------------------------------------------------------------------------------------------------------------------------------
    Operating Income                                               12,053            (1,431)           (6,860)           (2,527)
    Other Income (Expense):
    Interest income                                                     -            79,559             1,529               501
    Equity in earnings of unconsolidated subsidiaries                   -           (21,570)                -                 1
    Other, net                                                      1,286            59,447            (9,205)            2,633
    ------------------------------------------------------------------------------------------------------------------------------
    Earnings Before Interest and Income Taxes                      13,339           116,005           (14,536)              608
    ------------------------------------------------------------------------------------------------------------------------------
    Interest Charges and Other:
    Interest expense, net                                           5,083            34,417               200             5,524
    Distributions on preferred securities of subsidiary                 -            72,785                 -                 -
    ------------------------------------------------------------------------------------------------------------------------------
    Total interest charges and other, net                           5,083           107,202               200             5,524
    ------------------------------------------------------------------------------------------------------------------------------
    Earnings Before Income Taxes                                    8,256             8,803           (14,736)           (4,916)
    Income taxes                                                    2,350           (19,496)           (5,158)           (5,053)
    ------------------------------------------------------------------------------------------------------------------------------
    Net Income Before Dividends on Preferred Stock                  5,906            28,299            (9,578)              137
    Dividends on Preferred Stock                                        -                 -                 -                 -
    ------------------------------------------------------------------------------------------------------------------------------
    Earnings from Continuing Operations                             5,906            28,299            (9,578)              137
    Earnings from Discontinued Operations(1)                            -           331,100                 -                 -
    ------------------------------------------------------------------------------------------------------------------------------
    Net Income                                                    $ 5,906         $ 359,399          $ (9,578)            $ 137
    ==============================================================================================================================

    (1)  Effective  April 2,  2001,  SOUTHERN  completed  a spin  off of  Mirant
    (formerly Southern Energy). As a result of the spin off, the financial statements for the year 2000 have been prepared with Mirant reflected as discontinued operations. For further details, see note 11 in the Annual
    Report of SOUTHERN on Form 10-K.

    (2) Includes only  consolidated  financial  information  for Southern Energy
    Finance Capital Corporation and Southern Company Capital Funding, which were retained by SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.

          The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6
               inclusive) are an integral part of this statement.

                                      A-3a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                               Southern         Change in
                                                                              Powercall          Telecom       Control Trust

    Operating Revenues:
    Retail sales                                                                $ -               $ -              $ -
    Sales for resale --
    Non-affiliates                                                                -                 -                -
    Affiliates                                                                    -                 -                -
     Other revenues                                                          12,607             9,079                -
    Southern, equity in earnings of subsidiary companies                          -                 -                -
    -------------------------------------------------------------------------------------------------------------------
    Total operating revenues                                                 12,607             9,079                -
    -------------------------------------------------------------------------------------------------------------------
    Operating Expenses:
    Operation --
    Fuel                                                                          -                 -                -
    Purchased power --
    Non-affiliates                                                                -                 -                -
    Affiliates                                                                    -                 -                -
    Other                                                                    20,800             7,112                -
    Maintenance                                                                   -                 -                -
    Depreciation and amortization                                               936               101                -
    Taxes other than income taxes                                               144                 -                -
    -------------------------------------------------------------------------------------------------------------------
    Total operating expenses                                                 21,880             7,213                -
    -------------------------------------------------------------------------------------------------------------------
    Operating Income                                                         (9,273)            1,866                -
    Other Income (Expense):
    Interest income                                                              61               762              573
    Equity in earnings of unconsolidated subsidiaries                             -                 -                -
    Other, net                                                                1,388                 1                -
    -------------------------------------------------------------------------------------------------------------------
    Earnings Before Interest and Income Taxes                                (7,824)            2,629              573
    -------------------------------------------------------------------------------------------------------------------
    Interest Charges and Other:
    Interest expense, net                                                         -                 -                -
    Distributions on preferred securities of subsidiary                           -                 -                -
    -------------------------------------------------------------------------------------------------------------------
    Total interest charges and other, net                                         -                 -                -
    -------------------------------------------------------------------------------------------------------------------
    Earnings Before Income Taxes                                             (7,824)            2,629              573
    Income taxes                                                             (1,671)            1,025                -
    -------------------------------------------------------------------------------------------------------------------
    Net Income Before Dividends on Preferred Stock                           (6,153)            1,604              573
    Dividends on Preferred Stock                                                  -                 -                -
    -------------------------------------------------------------------------------------------------------------------
    Earnings from Continuing Operations                                      (6,153)            1,604              573
    Earnings from Discontinued Operations(1)                                      -                 -                -
    -------------------------------------------------------------------------------------------------------------------
    Net Income                                                             $ (6,153)          $ 1,604            $ 573
    ===================================================================================================================

     (1)  Effective  April 2,  2001,  SOUTHERN  completed  a spin off of  Mirant
    (formerly Southern Energy). As a result of the spin off, the financial statements for the year 2000 have been prepared with Mirant reflected as discontinued operations. For further details, see note 11 in the Annual
    Report of SOUTHERN on Form 10-K.

    (2) Includes only  consolidated  financial  information  for Southern Energy
    Finance Capital Corporation and Southern Company Capital Funding, which were retained by SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.

          The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6
               inclusive) are an integral part of this statement.

                                      A-3b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)

                                                                         Intercompany
                                                                         Eliminations
                                                                         and Transfers
                                                           Consolidated   Add (Deduct)       Southern       Alabama      Georgia
   --------------------------------------------------------------------------------------------------------------------------------
   Operating Activities:
   Net income                                               $1,312,992   $ (1,480,201)   $1,312,992     $ 436,072      $ 560,094
   Adjustments to reconcile net income
    to net cash provided from operating activities --
   Less income from discontinued operations(1)                 319,280        (11,820)            -             -              -
   Depreciation and amortization                             1,336,624              -             -       412,998        712,960
   Deferred income taxes and investment tax credits, net        96,508              -             -        66,166        (28,961)
   Other, net                                                  462,127        800,164      (322,716)      (37,703)       (51,501)
   Changes in certain current assets and liabilities --
   Receivables, net                                           (378,852)       (46,208)      (10,985)     (129,422)      (121,066)
   Fossil fuel stock                                            78,449              -             -        23,967         26,835
   Materials and supplies                                      (14,526)             -             -       (10,662)        (9,715)
   Accounts payable                                            179,917       (121,649)       (5,195)      107,702         64,412
   Energy cost recovery, retail                                      -        164,425             -       (69,190)       (95,235)
   Other                                                        65,073         11,641        (3,429)       27,106          3,353
   --------------------------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) operating activities    2,819,032       (660,008)      970,667       827,034      1,061,176
   --------------------------------------------------------------------------------------------------------------------------------
   Investing Activities:
   Gross property additions                                 (2,224,522)             -             -      (870,581)    (1,078,163)
   Other                                                       (81,965)       763,607      (759,507)      (49,414)        (5,450)
   --------------------------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) investing activities   (2,306,487)       763,607      (759,507)     (919,995)    (1,083,613)
   --------------------------------------------------------------------------------------------------------------------------------
   Financing Activities:
   Increase (decrease) in notes payable, net                  (274,886)        17,252      (524,603)      184,519         67,598
   Proceeds --
   Other long-term debt                                        742,850        (33,128)            1       250,000        378,725
   Capital contributions from parent company                         -     (1,222,558)      673,694       204,371        301,514
   Common Stock                                                910,018              -       910,018             -              -
   Redemptions --
   First mortgage bonds                                       (211,009)             -             -      (111,009)      (100,000)
   Other long-term debt                                       (203,682)         5,000             -        (5,987)       (78,725)
   Preferred stock                                                (383)             -             -             -           (383)
   Capital distribution to parent company                            -            488             -             -              -
   Common Stock Repurchased                                   (414,643)             -      (414,643)            -              -
   Payment of preferred stock dividends                              -         19,224             -       (16,110)          (751)
   Payment of common stock dividends                          (873,233)     1,150,952      (873,233)     (417,100)      (549,600)
   Other                                                       (53,886)       (40,829)       (9,740)         (951)        (1,231)
   --------------------------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) financing activities     (378,854)      (103,599)     (238,506)       87,733         17,147
   --------------------------------------------------------------------------------------------------------------------------------
   Cash Used for Discontinued Operations(1)                    (88,455)             -             -             -              -
   Net Change in Cash and Cash Equivalents                      45,236              -       (27,346)       (5,228)        (5,290)
   Cash and Cash Equivalents at Beginning of Period            153,955              -        27,420        19,475         34,660
   --------------------------------------------------------------------------------------------------------------------------------
   Cash and Cash Equivalents at End of Period                $ 199,191        $     -       $    74     $  14,247      $  29,370
   ================================================================================================================================
   Supplemental Cash Flow Information:
   Cash paid during the period for --
   Interest (net of amount capitalized)                       $801,503       ($76,250)     $178,180      $237,066       $265,373
   Income taxes (net of refunds)                               660,647              -             -       175,303        392,310
   --------------------------------------------------------------------------------------------------------------------------------


                          (Continued on following page)

                                      A-4a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)




                                                               Gulf           Mississippi        Savannah            SEGCO
   -----------------------------------------------------------------------------------------------------------------------------
   Operating Activities:
   Net income                                               $  52,077         $  57,101         $  22,969          $   5,906
   Adjustments to reconcile net income
    to net cash provided from operating activities --
   Less income from discontinued operations(1)                      -                 -                 -                  -
   Depreciation and amortization                               69,915            54,638            26,639              9,113
   Deferred income taxes and investment tax credits, net      (12,516)              752               728               (913)
   Other, net                                                  10,686            (1,747)            3,835               (708)
   Changes in certain current assets and liabilities --
   Receivables, net                                           (20,184)           (3,231)          (23,258)              (785)
   Fossil fuel stock                                           13,101            14,577               (31)                 -
   Materials and supplies                                       1,055            (1,056)             (542)                 -
   Accounts payable                                            23,127             1,309             8,881               (829)
   Energy cost recovery, retail                                     -                 -                 -                  -
   Other                                                       12,493             2,952            (4,676)             1,550
   --------------------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) operating activities     149,754           125,295            34,545             13,334
   --------------------------------------------------------------------------------------------------------------------------
   Investing Activities:
   Gross property additions                                   (95,807)          (81,211)          (27,290)           (14,081)
   Other                                                       (4,432)           (9,153)           (1,835)              (863)
   --------------------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) investing activities    (100,239)          (90,364)          (29,125)           (14,944)
   --------------------------------------------------------------------------------------------------------------------------
   Financing Activities:
   Increase (decrease) in notes payable, net                  (12,000)           (1,500)           11,100                  -
   Proceeds --
   Other long-term debt                                             -           100,000                 -              6,342
   Capital contributions from parent company                   12,222            12,659             1,478                303
   Common Stock                                                     -                 -                 -                  -
   Redemptions --
   First mortgage bonds                                             -                 -                 -                  -
   Other long-term debt                                        (1,853)          (81,405)             (251)                 -
   Preferred stock                                                  -                 -                 -                  -
   Capital distribution to parent company                           -                 -                 -                  -
   Common Stock Repurchased                                         -                 -                 -                  -
   Payment of preferred stock dividends                          (234)           (2,129)                -                  -
   Payment of common stock dividends                          (59,000)          (54,700)          (24,300)            (5,145)
   Other                                                          (22)             (498)                -                  -
   --------------------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) financing activities     (60,887)          (27,573)          (11,973)             1,500
   --------------------------------------------------------------------------------------------------------------------------
   Cash Used for Discontinued Operations(1)                         -                 -                 -                  -
   Net Change in Cash and Cash Equivalents                    (11,372)            7,358            (6,553)              (110)
   Cash and Cash Equivalents at Beginning of Period            15,753               173             6,553                643
   --------------------------------------------------------------------------------------------------------------------------
   Cash and Cash Equivalents at End of Period               $   4,381         $   7,531           $     -           $    533
   ==========================================================================================================================
   Supplemental Cash Flow Information:
   Cash paid during the period for --
   Interest (net of amount capitalized)                       $32,277           $30,570           $13,329             $6,103
   Income taxes (net of refunds)                               42,252            28,418            19,939                  -
   --------------------------------------------------------------------------------------------------------------------------





                          (Continued on following page)

                                      A-4b



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                             Southern                    Energy        Southern
                                                                 SCS          Nuclear       Mirant(2)   Solutions        LINC
   Operating Activities:
   Net income                                                   $    -         $    -     $ 359,399   $  (9,578)        $  137
   Adjustments to reconcile net income
    to net cash provided from operating activities --
   Less income from discontinued operations(1)                       -              -       331,100           -              -
   Depreciation and amortization                                20,399            516         1,754       1,635         25,020
   Deferred income taxes and investment tax credits, net             -              -        70,428      (2,378)         3,203
   Other, net                                                   37,153          8,275        64,368       9,090        (54,326)
   Changes in certain current assets and liabilities --
   Receivables, net                                            (85,803)        (8,996)       68,795      10,916         (7,765)
   Fossil fuel stock                                                 -              -             -           -              -
   Materials and supplies                                        1,239              -             -         454          4,204
   Accounts payable                                             95,447         (2,844)        1,908       1,196          1,879
   Energy cost recovery, retail                                      -              -             -           -              -
   Other                                                         6,976          8,078        (4,766)     (1,962)         2,225
   ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) operating activities       75,411          5,029       230,786       9,373        (25,423)
   ---------------------------------------------------------------------------------------------------------------------------------
   Investing Activities:
   Gross property additions                                    (32,023)          (262)            -        (609)       (13,997)
   Other                                                        (2,098)          (429)            -         589            (31)
   ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) investing activities      (34,121)          (691)            -         (20)       (14,028)
   ---------------------------------------------------------------------------------------------------------------------------------
   Financing Activities:
   Increase (decrease) in notes payable, net                   (17,000)             -             -        (252)             -
   Proceeds --
   Other long-term debt                                          7,782              -             -           -         33,128
   Capital contributions from parent company                         -          1,601         1,731        (961)            21
   Common Stock                                                      -              -             -           -              -
   Redemptions --
   First mortgage bonds                                              -              -             -           -              -
   Other long-term debt                                              -         (5,000)      (35,228)       (218)           (15)
   Preferred stock                                                   -              -             -           -              -
   Capital distribution to parent company                            -              -          (488)          -              -
   Common Stock Repurchased                                          -              -             -           -              -
   Payment of preferred stock dividends                              -              -             -           -              -
   Payment of common stock dividends                                 -              -       (41,107)          -              -
   Other                                                             -              -          (615)          -              -
  ----------------------------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) financing activities       (9,218)        (3,399)      (75,707)     (1,431)        33,134
  ----------------------------------------------------------------------------------------------------------------------------------
   Cash Used for Discontinued Operations(1)                          -              -       (88,455)          -              -
   Net Change in Cash and Cash Equivalents                      32,072            939        66,624       7,922         (6,317)
   Cash and Cash Equivalents at Beginning of Period                  -          1,631        10,448      10,598          7,184
   ---------------------------------------------------------------------------------------------------------------------------------
   Cash and Cash Equivalents at End of Period                 $ 32,072        $ 2,570      $ 77,072   $  18,520         $  867
  ==================================================================================================================================
   Supplemental Cash Flow Information:
   Cash paid during the period for --
   Interest (net of amount capitalized)                         $5,758           $304      $108,593        $200              -
   Income taxes (net of refunds)                                     -          1,200             -           -          1,225
 -----------------------------------------------------------------------------------------------------------------------------------
   (1)  Effective  April  2,  2001,  SOUTHERN  completed  a spin  off of  Mirant
(formerly  Southern  Energy).  As a  result  of  the  spin  off,  the  financial statements  for the year  2000 have  been  prepared  with  Mirant  reflected  as discontinued  operations.  For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.

   (2) Includes only  consolidated  financial  information  for Southern  Energy
Finance Capital Corporation and Southern Company Capital Funding, which were retained by SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.

          The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6
               inclusive) are an integral part of this statement.

                                      A-5a




                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)
                                                                               Change In
                                                                                Control       Southern
                                                                Powercall        Trust        Telecom         SERC
   Operating Activities:
   Net income                                                   $ (6,153)       $  573        $ 1,604        $    -
   Adjustments to reconcile net income
    to net cash provided from operating activities --
   Less income from discontinued operations(1)                         -             -              -             -
   Depreciation and amortization                                     936             -            101             -
   Deferred income taxes and investment tax credits, net              (1)            -              -             -
   Other, net                                                      4,399           249         (7,391)            -
   Changes in certain current assets and liabilities --
   Receivables, net                                                3,811          (138)        (4,608)           75
   Fossil fuel stock                                                   -             -              -             -
   Materials and supplies                                            497             -              -             -
   Accounts payable                                                1,662             -          3,106          (195)
   Energy cost recovery, retail                                        -             -              -             -
   Other                                                             (55)            1          3,585             1
   -----------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) operating activities          5,096           685         (3,603)         (119)
   ----------------------------------------------------------------------------------------------------------------
   Investing Activities:
   Gross property additions                                            -             -        (10,498)            -
   Other                                                              (1)      (13,848)           900             -
   -----------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) investing activities             (1)      (13,848)        (9,598)            -
   -----------------------------------------------------------------------------------------------------------------
   Financing Activities:
   Increase (decrease) in notes payable, net                           -             -              -             -
   Proceeds --
   Other long-term debt                                                -             -              -             -
   Capital contributions from parent company                         (25)       13,165            785             -
   Common Stock                                                        -             -              -             -
   Redemptions --
   First mortgage bonds                                                -             -              -             -
   Other long-term debt                                                -             -              -             -
   Preferred stock                                                     -             -              -             -
   Capital distribution to parent company                              -             -              -             -
   Common Stock Repurchased                                            -             -              -             -
   Payment of preferred stock dividends                                -             -              -             -
   Payment of common stock dividends                                   -             -              -             -
   Other                                                               -             -              -             -
  -----------------------------------------------------------------------------------------------------------------
   Net cash provided from (used for) financing activities            (25)       13,165            785             -
  -----------------------------------------------------------------------------------------------------------------
   Cash Used for Discontinued Operations(1)                            -             -              -             -
   Net Change in Cash and Cash Equivalents                         5,070             2        (12,416)         (119)
   Cash and Cash Equivalents at Beginning of Period                1,600             -         17,673           144
   -----------------------------------------------------------------------------------------------------------------
   Cash and Cash Equivalents at End of Period                    $ 6,670        $    2        $ 5,257        $   25
  =================================================================================================================
   Supplemental Cash Flow Information:
   Cash paid during the period for --
   Interest (net of amount capitalized)                                -             -              -             -
   Income taxes (net of refunds)                                       -             -              -             -
 -----------------------------------------------------------------------------------------------------------------
   (1)  Effective  April  2,  2001,  SOUTHERN  completed  a spin  off of  Mirant
(formerly  Southern  Energy).  As a  result  of  the  spin  off,  the  financial statements  for the year  2000 have  been  prepared  with  Mirant  reflected  as discontinued  operations.  For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.

   (2) Includes only  consolidated  financial  information  for Southern  Energy
Finance Capital Corporation and Southern Company Capital Funding, which were retained by SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.

         The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6
               inclusive) are an integral part of this statement.


                                      A-5b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)

                                                                        Intercompany
                                                                        Eliminations
                                                                        and Transfers
                              ASSETS                   Consolidated      Add (Deduct)      Southern       Alabama        Georgia

 Current Assets:
 Cash and cash equivalents                               $ 199,191               $ -           $ 74       $ 14,247      $ 29,370
 Receivables --
 Customer accounts receivable                              995,549             1,432              -        337,870       465,249
 Other accounts and notes receivable                       343,439             2,578            122         60,315       156,143
 Affiliated companies                                          163          (624,010)       118,710         95,704        13,312
 Accumulated provision for uncollectible accounts          (21,799)                -              -         (6,237)       (5,100)
 Unrecovered retail fuel clause revenue                    418,077                 -              -        237,817       131,623
 Refundable income taxes                                         -           (15,781)             -              -             -
 Fossil fuel stock, at average cost                        195,206                 -              -         60,615        99,463
 Materials and supplies, at average cost                   507,425                 -              -        178,299       263,609
 Other                                                     187,948           (19,629)         6,223         52,624        97,515
 ---------------------------------------------------------------------------------------------------------------------------------
 Total current assets                                    2,825,199          (655,410)       125,129      1,031,254     1,251,184
 ---------------------------------------------------------------------------------------------------------------------------------
 Property, Plant, and Equipment:
 In service                                             34,187,808                 -              -     12,431,575    16,469,706
 Less accumulated provision for depreciation            14,348,763                 -              -      5,107,822     6,914,512
 ---------------------------------------------------------------------------------------------------------------------------------
                                                        19,839,045                 -              -      7,323,753     9,555,194
 Nuclear fuel, at amortized cost                           214,620                 -              -         94,050       120,570
 Construction work in progress                           1,568,737                 -              -        744,974       652,264
 ---------------------------------------------------------------------------------------------------------------------------------
 Total property, plant, and equipment                   21,622,402                 -              -      8,162,777    10,328,028
  --------------------------------------------------------------------------------------------------------------------------------
 Other Property and Investments:
 Equity investments in unconsolidated subsidiaries          72,003       (12,305,909)    12,247,336         38,623        25,485
 Nuclear decommissioning trusts, at fair value             689,561                 -              -        313,895       375,666
 Net Assets - Discontinued Operations(1)                 3,320,497          (814,740)             -              -             -
 Leveraged Leases                                          595,951                 -              -              -             -
 Other                                                      93,330          (981,961)        21,801         13,612        33,829
  --------------------------------------------------------------------------------------------------------------------------------
 Total other property and investments                    4,771,342       (14,102,610)    12,269,137        366,130       434,980
 ---------------------------------------------------------------------------------------------------------------------------------
 Deferred Charges and Other Assets:
 Deferred charges related to income taxes                  956,673                 -              -        345,550       565,982
 Prepaid pension costs                                     498,279           (28,899)             -        268,259       205,113
 Debt expense, being amortized                              99,442                 -              -          8,758        53,748
 Premium on reacquired debt, being amortized               280,239                 -              -         76,020       173,610
 Department of Energy assessments                           45,930                 -              -         24,588        21,342
 Other                                                     262,152           (56,741)         5,866         95,772        99,622
  --------------------------------------------------------------------------------------------------------------------------------
 Total deferred charges and other assets                 2,142,715           (85,640)         5,866        818,947     1,119,417
 ---------------------------------------------------------------------------------------------------------------------------------
 Total Assets                                         $ 31,361,658      $(14,843,660)  $ 12,400,132   $ 10,379,108  $ 13,133,609
 =================================================================================================================================


                          (Continued on following page)

                                      A-6a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)




                              ASSETS                         Gulf        Mississippi      Savannah        SEGCO

 Current Assets:
 Cash and cash equivalents                                  $ 4,381        $ 7,531            $ -         $ 533
 Receivables --
 Customer accounts receivable                                71,932         63,059         28,189             -
 Other accounts and notes receivable                          2,179         21,843          1,412           (50)
 Affiliated companies                                        15,026         10,071            738        30,508
 Accumulated provision for uncollectible accounts            (1,302)          (571)          (407)            -
 Unrecovered retail fuel clause revenue                           -          9,005         39,632             -
 Refundable income taxes                                          -              -              -             -
 Fossil fuel stock, at average cost                          16,768         11,220          7,140             -
 Materials and supplies, at average cost                     29,033         21,694          8,944             -
 Other                                                        6,543          8,320          9,028           (29)
 ---------------------------------------------------------------------------------------------------------------
 Total current assets                                       144,560        152,172         94,676        30,962
 ---------------------------------------------------------------------------------------------------------------
 Property, Plant, and Equipment:
 In service                                               1,892,023      1,665,879        829,270       336,967
 Less accumulated provision for depreciation                867,260        652,891        382,030       218,872
 ---------------------------------------------------------------------------------------------------------------
                                                          1,024,763      1,012,988        447,240       118,095
 Nuclear fuel, at amortized cost                                  -              -              -             -
 Construction work in progress                               71,008         60,951          6,782        12,660
 ---------------------------------------------------------------------------------------------------------------
 Total property, plant, and equipment                     1,095,771      1,073,939        454,022       130,755
  ---------------------------------------------------------------------------------------------------------------
 Other Property and Investments:
 Equity investments in unconsolidated subsidiaries              629          1,628            470             -
 Nuclear decommissioning trusts, at fair value                    -              -              -             -
 Net Assets - Discontinued Operations(1)                          -              -              -             -
 Leveraged Leases                                                 -              -              -             -
 Other                                                        3,881            640          1,596             7
  ---------------------------------------------------------------------------------------------------------------
 Total other property and investments                         4,510          2,268          2,066             7
 ---------------------------------------------------------------------------------------------------------------
 Deferred Charges and Other Assets:
 Deferred charges related to income taxes                    15,963         13,860         12,404         2,914
 Prepaid pension costs                                       23,491          6,724              -             -
 Debt expense, being amortized                                2,392          4,628          3,003           110
 Premium on reacquired debt, being amortized                 15,866          7,168          7,575             -
 Department of Energy assessments                                 -              -              -             -
 Other                                                       12,943         14,312         20,481           669
  ---------------------------------------------------------------------------------------------------------------
 Total deferred charges and other assets                     70,655         46,692         43,463         3,693
 ---------------------------------------------------------------------------------------------------------------
 Total Assets                                           $ 1,315,496    $ 1,275,071       $594,227     $ 165,417
 ===============================================================================================================







                          (Continued on following page)
                                      A-6b



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                         Southern                          Energy       Southern
                              ASSETS                      SCS            Nuclear            Mirant(2)     Solutions       LINC

   Current Assets:
   Cash and cash equivalents                            $ 32,072         $ 2,570           $ 77,072       $ 18,520       $ 867
   Receivables --
   Customer accounts receivable                                -               -                  -              -      18,123
   Other accounts and notes receivable                    52,534             165                851         44,709         500
   Affiliated companies                                  179,835         130,082             13,705         14,039         826
   Accumulated provision for uncollectible accounts            -               -                  -         (4,649)     (2,001)
   Unrecovered retail fuel clause revenue                      -               -                  -              -           -
   Refundable income taxes                                     -               -              2,810          3,173       9,798
   Fossil fuel stock, at average cost                          -               -                  -              -           -
   Materials and supplies, at average cost                 1,406               -                  -            378       4,062
   Other                                                  20,923           3,272                  -             26       1,117
   ------------------------------------------------------------------------------------------------------------------------------
   Total current assets                                  286,770         136,089             94,438         76,196      33,292
   ------------------------------------------------------------------------------------------------------------------------------
   Property, Plant, and Equipment:
   In service                                            243,481           5,547                  -          3,515     305,583
   Less accumulated provision for depreciation           131,131           4,562                  -            894      68,547
   ------------------------------------------------------------------------------------------------------------------------------
                                                         112,350             985                  -          2,621     237,036
   Nuclear fuel, at amortized cost                             -               -                  -              -           -
   Construction work in progress                           6,451               -                  -              -       4,564
   ------------------------------------------------------------------------------------------------------------------------------
   Total property, plant, and equipment                  118,801             985                  -          2,621     241,600
   ------------------------------------------------------------------------------------------------------------------------------
   Other Property and Investments:
   Equity investments in unconsolidated subsidiaries       2,633             365             60,701             11          31
   Nuclear decommissioning trusts, at fair value               -               -                  -              -           -
   Net Assets - Discontinued Operations(1)                     -               -          4,135,237              -           -
   Leveraged Leases                                            -               -            595,951              -           -
   Other                                                   1,401           1,240            979,383          2,346           -
   ------------------------------------------------------------------------------------------------------------------------------
   Total other property and investments                    4,034           1,605          5,771,272          2,357          31
   ------------------------------------------------------------------------------------------------------------------------------
   Deferred Charges and Other Assets:
   Deferred charges related to income taxes                    -               -                  -              -           -
   Prepaid pension costs                                  23,591               -                  -              -           -
   Debt expense, being amortized                             286               -             26,517              -           -
   Premium on reacquired debt, being amortized                 -               -                  -              -           -
   Department of Energy assessments                            -               -                  -              -           -
   Other                                                  11,647          40,096              1,863              1         982
   ------------------------------------------------------------------------------------------------------------------------------
   Total deferred charges and other assets                35,524          40,096             28,380              1         982
   ------------------------------------------------------------------------------------------------------------------------------
   Total Assets                                        $ 445,129       $ 178,775        $ 5,894,090       $ 81,175   $ 275,905
   ==============================================================================================================================



                          (Continued on following page)
                                      A-7a




                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                         Change In
                                                                           Southern       Control
                              ASSETS                       Powercall       Telecom         Trust      SERC

   Current Assets:
   Cash and cash equivalents                              $ 6,670        $ 5,257            $ 2       $ 25
   Receivables --
   Customer accounts receivable                             4,264          5,431              -          -
   Other accounts and notes receivable                          -              -            138          -
   Affiliated companies                                     1,342             81              -        194
   Accumulated provision for uncollectible accounts        (1,382)          (150)             -          -
   Unrecovered retail fuel clause revenue                       -              -              -          -
   Refundable income taxes                                      -              -              -          -
   Fossil fuel stock, at average cost                           -              -              -          -
   Materials and supplies, at average cost                      -              -              -          -
   Other                                                        3          2,013             (1)         -
   --------------------------------------------------------------------------------------------------------
   Total current assets                                    10,897         12,632            139        219
   --------------------------------------------------------------------------------------------------------
   Property, Plant, and Equipment:
   In service                                                   -          4,262              -          -
   Less accumulated provision for depreciation                  -            242              -          -
   --------------------------------------------------------------------------------------------------------
                                                                -          4,020              -          -
   Nuclear fuel, at amortized cost                              -              -              -          -
   Construction work in progress                                -          9,083              -          -
   --------------------------------------------------------------------------------------------------------
   Total property, plant, and equipment                         -         13,103              -          -
   --------------------------------------------------------------------------------------------------------
   Other Property and Investments:
   Equity investments in unconsolidated subsidiaries            -              -              -          -
   Nuclear decommissioning trusts, at fair value                -              -              -          -
   Net Assets - Discontinued Operations(1)                      -              -              -          -
   Leveraged Leases                                             -              -              -          -
   Other                                                        -          1,707         13,848          -
   --------------------------------------------------------------------------------------------------------
   Total other property and investments                         -          1,707         13,848          -
   --------------------------------------------------------------------------------------------------------
   Deferred Charges and Other Assets:
   Deferred charges related to income taxes                     -              -              -          -
   Prepaid pension costs                                        -              -              -          -
   Debt expense, being amortized                                -              -              -          -
   Premium on reacquired debt, being amortized                  -              -              -          -
   Department of Energy assessments                             -              -              -          -
   Other                                                      297         14,342              -          -
   --------------------------------------------------------------------------------------------------------
   Total deferred charges and other assets                    297         14,342              -          -
   --------------------------------------------------------------------------------------------------------
   Total Assets                                          $ 11,194       $ 41,784       $ 13,987      $ 219
   ========================================================================================================


                          (Continued on following page)

                                      A-7b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                             Intercompany
                                                                             Eliminations
                                                                             and Transfers
               LIABILITIES AND STOCKHOLDERS' EQUITY           Consolidated   Add (Deduct)       Southern      Alabama       Georgia

Current Liabilities:
Securities due within one year                             $     67,324   $           -        $      -         $ 844       $ 1,808
Notes payable                                                 1,679,643               -         550,061       281,343       703,839
Accounts payable --
Affiliated                                                           43        (384,162)         12,223       124,534       117,168
Other                                                           869,989               -          26,647       209,205       397,550
Customer deposits                                               139,798               -               -        36,814        78,540
Taxes accrued --
Income taxes                                                     87,731         (34,852)         26,131        65,505         5,151
Other                                                           208,143               -               -        19,471       137,511
Interest accrued                                                120,770         (13,794)         17,830        33,186        47,244
Vacation pay accrued                                            118,710               -               -        31,711        38,865
Other                                                           444,600               -               -        97,743       153,400
-----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                     3,736,751        (432,808)        632,892       900,356     1,681,076
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                  7,842,491      (1,097,367)        979,384     3,425,527     3,041,939
-----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                             4,074,265         (54,179)              -     1,401,424     2,182,783
Deferred credits related to income taxes                        551,259               -               -       222,485       247,067
Accumulated deferred investment tax credits                     663,579               -               -       249,280       352,282
Employee benefits provisions(3)                                 478,414         (48,755)              -        84,816       177,444
Prepaid capacity revenues                                        58,377              -                -        58,377             -
Other                                                           651,805         (83,530)          3,917       176,559       397,655
-----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                  6,477,699        (186,464)          3,917     2,192,941     3,357,231
-----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)              2,246,250                -               -       347,000      789,250
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock
of subsidiaries (See accompanying statements)                   368,126        (242,157)               -       317,512       14,569
-----------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)    10,690,341     (12,884,864)      10,783,939     3,195,772    4,249,544
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                 $ 31,361,658    $(14,843,660)    $ 12,400,132  $ 10,379,108  $13,133,609
===================================================================================================================================



                          (Continued on following page)
                                      A-8a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)




               LIABILITIES AND STOCKHOLDERS' EQUITY               Gulf        Mississippi      Savannah       SEGCO

Current Liabilities:
Securities due within one year                                      $ -           $ 20       $ 30,698          $ -
Notes payable                                                    43,000         56,000         45,400            -
Accounts payable --
Affiliated                                                       17,558         10,715         16,153       13,062
Other                                                            45,356         48,146          7,738            -
Customer deposits                                                13,474          5,274          5,696            -
Taxes accrued --
Income taxes                                                      3,864          8,769          3,450        3,254
Other                                                             8,749         36,799          1,435          330
Interest accrued                                                  8,324          4,482          4,541        1,762
Vacation pay accrued                                              4,512          5,701          2,276            -
Other                                                             8,432          7,003          7,973           15
-------------------------------------------------------------------------------------------------------------------
Total current liabilities                                       153,269        182,909        125,360       18,423
-------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                    365,993        370,511        116,902       78,292
-------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                               155,074        139,909         79,756       13,647
Deferred credits related to income taxes                         38,255         25,603         16,038        1,811
Accumulated deferred investment tax credits                      25,792         23,481         10,616        2,128
Employee benefits provisions(3)                                  34,507         44,405          8,127            -
Prepaid capacity revenues                                             -              -              -            -
Other                                                            25,992         16,546         22,434            -
-------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                    279,620        249,944        136,971       17,586
-------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                 85,000         35,000         40,000            -
-------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock
of subsidiaries (See accompanying statements)                     4,236         31,809              -            -
-------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)       427,378        404,898        174,994       51,116
-------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                  $ 1,315,496    $ 1,275,071       $594,227    $ 165,417
===================================================================================================================



                          (Continued on following page)
                                      A-8b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                            Southern                            Energy
             LIABILITIES AND STOCKHOLDERS' EQUITY              SCS           Nuclear          Mirant(2)       Solutions

Current Liabilities:
Securities due within one year                                   $ 8,685             $ -           $ 25,034          $ 216
Notes payable                                                          -               -                  -              -
Accounts payable --
Affiliated                                                        50,142          16,404                  -          1,559
Other                                                             88,259          12,074              1,467         11,787
Customer deposits                                                      -               -                  -              -
Taxes accrued --
Income taxes                                                           -           1,013              4,709              -
Other                                                              1,410           1,298                  -             10
Interest accrued                                                     127               -             14,060              -
Vacation pay accrued                                              19,369          14,706                  -            459
Other                                                             96,584          33,846              2,037          4,117
-----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                        264,576          79,341             47,307         18,148
-----------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                      52,697               -            388,381          1,881
-----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                      -               -            129,030          1,679
Deferred credits related to income taxes                               -               -                  -              -
Accumulated deferred investment tax credits                            -               -                  -              -
Employee benefits provisions(3)                                   82,718          92,017                  -          1,446
Prepaid capacity revenues                                              -               -                  -              -
Other                                                             44,263           2,864                  -         16,059
-----------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                     126,981          94,881            129,030         19,184
-----------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                       -               -            950,000              -
-----------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock
of subsidiaries (See accompanying statements)                          -               -            242,157              -
-----------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)            875           4,553          4,137,215         41,962
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                     $ 445,129       $ 178,775        $ 5,894,090       $ 81,175
=============================================================================================================================


(1) Effective April 2, 2001,  SOUTHERN  completed a spin off of Mirant (formerly
Southern Energy). As a result of the spin off, the financial statements for the year 2000 have been prepared with Mirant reflected as discontinued operations.
For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.

(2) Includes only consolidated financial information for Southern Energy Finance
Capital Corporation and Southern Company Capital Funding, which were retained by
SOUTHERN through a tax-free  distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations. (3) Includes Post Retirement Life &
Medical  Provisions,  Supplemental and Other Pension Accruals,  Early Retirement
Incentive  Program Costs and Other Work Force Reduction Costs, and Miscellaneous
Post Employment Benefits.

          The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6
               inclusive) are an integral part of this statement.






                                      A-9a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                                                Change In
                                                                  Southern                       Southern        Control
             LIABILITIES AND STOCKHOLDERS' EQUITY                   LINC          Powercall       Telecom         Trust        SERC

Current Liabilities:
Securities due within one year                                         $ 19             $ -           $ -             $ -       $ -
Notes payable                                                             -               -             -               -         -
Accounts payable --
Affiliated                                                            3,359              87         1,028               -       213
Other                                                                14,285           3,759         3,716               -         -
Customer deposits                                                         -               -             -               -         -
Taxes accrued --
Income taxes                                                              -               -           737               -         -
Other                                                                 1,104              14            12               -         -
Interest accrued                                                      3,008               -             -               -         -
Vacation pay accrued                                                  1,072               -            39               -         -
Other                                                                 6,142               2        27,305               -         1
------------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                            28,989           3,862        32,837               -       214
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                        118,351               -             -               -         -
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                    25,142               -             -               -         -
Deferred credits related to income taxes                                  -               -             -               -         -
Accumulated deferred investment tax credits                               -               -             -               -         -
Employee benefits provisions(3)                                       1,644               -            45               -         -
Prepaid capacity revenues                                                 -               -             -               -         -
Other                                                                24,853               -         4,193               -         -
------------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                         51,639               -         4,238               -         -
------------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                          -               -             -               -         -
------------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock
of subsidiaries (See accompanying statements)                             -               -             -               -         -
------------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)            76,926           7,332         4,709          13,987         5
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                        $ 275,905        $ 11,194      $ 41,784        $ 13,987     $ 219
====================================================================================================================================


(1) Effective April 2, 2001,  SOUTHERN  completed a spin off of Mirant (formerly
Southern Energy). As a result of the spin off, the financial statements for the year 2000 have been prepared with Mirant reflected as discontinued operations.
For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.

(2) Includes only consolidated financial information for Southern Energy Finance
Capital Corporation and Southern Company Capital Funding, which were retained by
SOUTHERN through a tax-free  distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations. (3) Includes Post Retirement Life &
Medical  Provisions,  Supplemental and Other Pension Accruals,  Early Retirement
Incentive  Program Costs and Other Work Force Reduction Costs, and Miscellaneous
Post Employment Benefits.

          The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6
               inclusive) are an integral part of this statement.






                                      A-9b




                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          NSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)

                                                                             Intercompany
                                                                             Eliminations
                                                                             and Transfers
                                                           Consolidated      Add (Deduct)     Southern        Alabama      Georgia

Long-Term Debt of Subsidaries:
First mortgage bonds --
     Maturity                            Interest Rates
     2003                                6.13% to 6.63%       $ 325,000               $ -           $ -            $ -    $ 275,000
     2004                                6.60%                   35,000                 -             -              -            -
     2005                                6.07%                   10,000                 -             -              -       10,000
     2006 through 2010                   6.50% to 6.90%          95,000                 -             -              -       50,000
     2021 through 2025                   6.88% to 9.00%         635,191                 -             -        488,991       57,000
     2026 through 2030                   6.88%                   30,000                 -             -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                    1,130,191                 -             -        488,991      392,000
-----------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
     5.35% to 9.75% due 2001-2004                               765,514                 -             -        656,200            -
     5.38% to 8.58% due 2005-2008                               744,165                 -             -        585,000      150,000
     6.25% to 7.63% due 2009-2017                               170,179                 -             -         99,793            -
     6.38% to 8.12% due 2018-2038                               793,240                 -             -        318,988      200,000
     6.63% to 7.13% due 2039-2048                             1,028,800                 -             -        783,800      245,000
     Adjustable rates (6.70% to 7.75% at 1/1/01)
     due 2001-2005                                              734,422                 -             -              -      300,000
     Long-term notes payable to affiliates                            1        (1,097,367)      979,384              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                 4,236,321        (1,097,367)      979,384      2,443,781      895,000
-----------------------------------------------------------------------------------------------------------------------------------
Other long-term debt -- Pollution control revenue bonds -- Collateralized:
     5.00% to 6.75% due 2005-2026                               538,625                 -             -         24,400      378,760
     Variable rates (4.73% to 5.05% at 1/1/01)
     due 2015-2017                                               89,800                 -             -         89,800            -
     Non-collateralized:
     4.53% to 6.75% due 2015-2034                               406,225                 -             -         65,000      316,725
     Variable rates (3.50% to 5.35% at 1/1/01)
     due 2011-2037                                            1,475,350                 -             -        360,940      978,705
-----------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                    2,510,000                 -             -        540,140    1,674,190
-----------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                    94,789                 -             -          4,165       85,179
-----------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                        (61,486)                -             -        (50,706)      (2,622
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $509 million)                                  7,909,815        (1,097,367)      979,384      3,426,371    3,043,747
Less amount due within one year                                  67,324                 -             -            844        1,808
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year         $ 7,842,491       $(1,097,367)    $ 979,384    $ 3,425,527  $ 3,041,939
-----------------------------------------------------------------------------------------------------------------------------------





                          (Continued on following page)
                                     A-10a



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          NSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)




                                                               Gulf      Mississippi    Savannah       SEGCO

Long-Term Debt of Subsidaries:
First mortgage bonds --
     Maturity                            Interest Rates
     2003                                6.13% to 6.63%      $30,000           $ -      $20,000           $ -
     2004                                6.60%                     -        35,000            -             -
     2005                                6.07%                     -             -            -             -
     2006 through 2010                   6.50% to 6.90%       25,000             -       20,000             -
     2021 through 2025                   6.88% to 9.00%            -        65,000       24,200             -
     2026 through 2030                   6.88%                30,000             -            -             -
--------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                    85,000       100,000       64,200             -
--------------------------------------------------------------------------------------------------------------
Long-term notes payable --
     5.35% to 9.75% due 2001-2004                             50,000        35,000       10,000             -
     5.38% to 8.58% due 2005-2008                                  -             -            -             -
     6.25% to 7.63% due 2009-2017                                  -             -       30,000             -
     6.38% to 8.12% due 2018-2038                             68,073        53,179            -             -
     6.63% to 7.13% due 2039-2048                                  -             -            -             -
     Adjustable rates (6.70% to 7.75% at 1/1/01)
     due 2001-2005                                                 -       100,000       20,000        54,007
     Long-term notes payable to affiliates                         -             -            -             -
--------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                118,073       188,179       60,000        54,007
--------------------------------------------------------------------------------------------------------------
Other long-term debt -- Pollution control revenue bonds -- Collateralized:
     5.00% to 6.75% due 2005-2026                            108,700        26,765            -             -
     Variable rates (4.73% to 5.05% at 1/1/01)
     due 2015-2017                                                 -             -            -             -
     Non-collateralized:
     4.53% to 6.75% due 2015-2034                                  -             -            -        24,500
     Variable rates (3.50% to 5.35% at 1/1/01)
     due 2011-2037                                            60,930        56,820       17,955             -
--------------------------------------------------------------------------------------------------------------
Total other long-term debt                                   169,630        83,585       17,955        24,500
--------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                      -             -        5,445             -
--------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                      (6,710)       (1,233)           -          (215)
--------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $509 million)                                 365,993       370,531      147,600        78,292
Less amount due within one year                                    -            20       30,698             -
--------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year        $ 365,993     $ 370,511    $ 116,902       $78,292
--------------------------------------------------------------------------------------------------------------





                          (Continued on following page)
                                     A-10b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                              Southern                         Energy      Southern
                                                                  SCS         Nuclear         Mirant(1)       Solutions      LINC

Long-Term Debt of Subsidaries:
First mortgage bonds --
       Maturity                            Interest Rates
       2003                                6.13% to 6.63%           $ -         $ -               $ -           $ -             $ -
       2004                                6.60%                      -           -                 -             -               -
       2005                                6.07%                      -           -                 -             -               -
       2006 through 2010                   6.50% to 6.90%             -           -                 -             -               -
       2021 through 2025                   6.88% to 9.00%             -           -                 -             -               -
       2026 through 2030                   6.88%                      -           -                 -             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                            -           -                 -             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       5.35% to 9.75% due 2001-2004                              14,314           -                 -             -               -
       5.38% to 8.58% due 2005-2008                               7,068           -                 -         2,097               -
       6.25% to 7.63% due 2009-2017                              40,000           -                 -             -             386
       6.38% to 8.12% due 2018-2038                                   -           -           153,000             -               -
       6.63% to 7.13% due 2039-2048                                   -           -                 -             -               -
       Adjustable rates (6.70% to 7.75% at 1/1/01)
       due 2001-2005                                                  -           -           260,415             -               -
       Long-term notes payable to affiliates                          -           -                 -             -         117,984
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                    61,382           -           413,415         2,097         118,370
-----------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:
       5.00% to 6.75% due 2005-2026                                   -           -                 -             -               -
       Variable rates (4.73% to 5.05% at 1/1/01)
       due 2015-2017                                                  -           -                 -             -               -
       Non-collateralized:
       4.53% to 6.75% due 2015-2034                                   -           -                 -             -               -
       Variable rates (3.50% to 5.35% at 1/1/01)
       due 2011-2037                                                  -           -                 -             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                            -           -                 -             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                         -           -                 -             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                              -           -                 -             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $509 million)                                     61,382           -           413,415         2,097         118,370
Less amount due within one year                                   8,685           -            25,034           216              19
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year            $ 52,697         $ -         $ 388,381       $ 1,881       $ 118,351
-----------------------------------------------------------------------------------------------------------------------------------




                         (Continued on following page)

                                     A-11a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                                     Change In
                                                                                    Southern         Control
                                                                  Powercall         Telecom           Trust            SERC

Long-Term Debt of Subsidaries:
First mortgage bonds --
       Maturity                            Interest Rates
       2003                                6.13% to 6.63%               $ -              $ -             $ -              $ -
       2004                                6.60%                          -                -               -                -
       2005                                6.07%                          -                -               -                -
       2006 through 2010                   6.50% to 6.90%                 -                -               -                -
       2021 through 2025                   6.88% to 9.00%                 -                -               -                -
       2026 through 2030                   6.88%                          -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       5.35% to 9.75% due 2001-2004                                       -                -               -                -
       5.38% to 8.58% due 2005-2008                                       -                -               -                -
       6.25% to 7.63% due 2009-2017                                       -                -               -                -
       6.38% to 8.12% due 2018-2038                                       -                -               -                -
       6.63% to 7.13% due 2039-2048                                       -                -               -                -
       Adjustable rates (6.70% to 7.75% at 1/1/01)
       due 2001-2005                                                      -                -               -                -
       Long-term notes payable to affiliates                              -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                             -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:
       5.00% to 6.75% due 2005-2026                                       -                -               -                -
       Variable rates (4.73% to 5.05% at 1/1/01)
       due 2015-2017                                                      -                -               -                -
       Non-collateralized:
       4.53% to 6.75% due 2015-2034                                       -                -               -                -
       Variable rates (3.50% to 5.35% at 1/1/01)
       due 2011-2037                                                      -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                                -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                             -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                                  -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $509 million)                                              -                -               -                -
Less amount due within one year                                           -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                     $ -              $ -             $ -              $ -
------------------------------------------------------------------------------------------------------------------------------

                         (Continued on following page)

                                      A-11b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                             Intercompany
                                                                             Eliminations
                                                                            and Transfers
                                                           Consolidated      Add (Deduct)     Southern      Alabama        Georgia

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                             $ 435,000            $ -             $ -             $ -      $ 200,000
7.13% to 7.38%                                               297,000              -               -          97,000              -
7.60% to 7.63%                                               415,000              -               -         200,000        175,000
7.75%                                                        649,250              -               -               -        414,250
8.14% to 8.19%                                               400,000              -               -               -              -
Auction rate (6.52% at 1/1/01)                                50,000              -               -          50,000              -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $169 million)    2,246,250              -               -         347,000        789,250
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                98,126       (242,157)              -          47,512         14,569
$25 par or stated value --
5.20% to 5.83%                                               200,000              -               -         200,000              -
Adjustable and auction rates -- at 1/1/01
5.14% to 5.25%                                                70,000              -               -          70,000              -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $19 million)           368,126       (242,157)              -         317,512         14,569
Less amount due within one year                                    -              -               -               -              -
-----------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                   368,126       (242,157)              -         317,512         14,569
-----------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued: 701 million shares
Treasury: 19 million shares
Par value                                                  3,503,112       (703,042)      3,503,112         224,358        344,250
Paid-in capital                                            3,153,461     (8,700,933)      3,153,461       1,743,462      2,117,537
Treasury, at cost                                           (544,515)             -        (544,515)              -              -
Retained earnings                                          4,671,881     (3,503,902)      4,671,881       1,227,952      1,787,757
Accumulated other comprehensive income                       (93,598)        23,013               -               -              -
-----------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                         10,690,341    (12,884,864)     10,783,939       3,195,772      4,249,544
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                    $ 21,147,208   $(14,224,388)   $ 11,763,323     $ 7,285,811    $ 8,095,302
===================================================================================================================================
                         (Continued on following page)
                                     A-12a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)




                                                               Gulf       Mississippi    Savannah       SEGCO

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                               $45,000           $ -      $40,000           $ -
7.13% to 7.38%                                                     -             -            -             -
7.60% to 7.63%                                                40,000             -            -             -
7.75%                                                              -        35,000            -             -
8.14% to 8.19%                                                     -             -            -             -
Auction rate (6.52% at 1/1/01)                                     -             -            -             -
--------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $169 million)       85,000        35,000       40,000             -
--------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                 4,236        31,809            -             -
$25 par or stated value --
5.20% to 5.83%                                                     -             -            -             -
Adjustable and auction rates -- at 1/1/01
5.14% to 5.25%                                                     -             -            -             -
--------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $19 million)             4,236        31,809            -             -
Less amount due within one year                                    -             -            -             -
--------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                     4,236        31,809            -             -
--------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued: 701 million shares
Treasury: 19 million shares
Par value                                                     38,060        37,691       54,223           328
Paid-in capital                                              233,488       194,487       11,265        32,973
Treasury, at cost                                                  -             -            -             -
Retained earnings                                            155,830       172,720      109,506        17,815
Accumulated other comprehensive income                             -             -            -             -
--------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                            427,378       404,898      174,994        51,116
--------------------------------------------------------------------------------------------------------------
Total Capitalization                                       $ 882,607     $ 842,218    $ 331,896     $ 129,408
==============================================================================================================
                         (Continued on following page)

                                     A-12b


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                          Southern                         Energy          Southern
                                                                SCS        Nuclear         Mirant(1)      Solutions          LINC

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                                  $ -          $ -         $ 150,000            $ -             $ -
7.13% to 7.38%                                                    -            -           200,000              -               -
7.60% to 7.63%                                                    -            -                 -              -               -
7.75%                                                             -            -           200,000              -               -
8.14% to 8.19%                                                    -            -           400,000              -               -
Auction rate (6.52% at 1/1/01)                                    -            -                 -              -               -
------------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $169 million)           -            -           950,000              -               -
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                    -            -           242,157              -               -
$25 par or stated value --
5.20% to 5.83%                                                    -            -                 -              -               -
Adjustable and auction rates -- at 1/1/01
5.14% to 5.25%                                                    -            -                 -              -               -
------------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $19 million)                -            -           242,157              -               -
Less amount due within one year                                   -            -                 -              -               -
------------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                        -            -           242,157              -               -
------------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued: 701 million shares
Treasury: 19 million shares
Par value                                                       725           10             3,388              1               1
Paid-in capital                                                 150        4,543         4,084,406         84,551         157,539
Treasury, at cost                                                 -            -                 -              -               -
Retained earnings                                                 -            -           166,281        (42,590)        (80,614)
Accumulated other comprehensive income                            -            -          (116,860)             -               -
------------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                               875        4,553         4,137,215         41,962          76,926
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                       $ 53,572      $ 4,553       $ 5,717,753       $ 43,843       $ 195,277
====================================================================================================================================

(1) Includes only consolidated financial information for Southern Energy Finance
Capital Corporation and Southern Company Capital Funding, which were retained by
SOUTHERN through a tax-free  distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.




          The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6
               inclusive) are an integral part of this statement.


                                     A-13a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                                       Change In
                                                                                      Southern         Control
                                                                    Powercall         Telecom           Trust            SERC

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                                          $ -              $ -             $ -              $ -
7.13% to 7.38%                                                            -                -               -                -
7.60% to 7.63%                                                            -                -               -                -
7.75%                                                                     -                -               -                -
8.14% to 8.19%                                                            -                -               -                -
Auction rate (6.52% at 1/1/01)                                            -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $169 million)                   -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                            -                -               -                -
$25 par or stated value --
5.20% to 5.83%                                                            -                -               -                -
Adjustable and auction rates -- at 1/1/01
5.14% to 5.25%                                                            -                -               -                -
-----------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $19 million)                        -                -               -                -
Less amount due within one year                                           -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                                -                -               -                -
------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued: 701 million shares
Treasury: 19 million shares
Par value                                                                 1                1               -                5
Paid-in capital                                                      21,994            1,373          13,165                -
Treasury, at cost                                                         -                -               -                -
Retained earnings                                                   (14,663)           3,335             573                -
Accumulated other comprehensive income                                    -                -             249                -
------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                                     7,332            4,709          13,987                5
------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                $ 7,332          $ 4,709        $ 13,987              $ 5
==============================================================================================================================

(1) Includes only consolidated financial information for Southern Energy Finance
Capital Corporation and Southern Company Capital Funding, which were retained by
SOUTHERN through a tax-free  distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.




          The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6
               inclusive) are an integral part of this statement.


                                     A-13b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)

                                                                        Intercompany
                                                                        Eliminations
                                                                       and Transfers
                                                      Consolidated      Add (Deduct)      Southern        Alabama        Georgia


 Balance, December 31, 1999                              $2,479,721      $(7,056,654)   $ 2,480,198     $ 1,538,992    $ 1,815,983

 ADD (DEDUCT):

 Proceeds from issuance of common stock over
    the par value thereof                                        32                -             32               -              -
 Contributions & adjustments to capital for the
    twelve month period                                           -       (1,643,353)             -         204,371        300,549
 Capital distribution to SOUTHERN for the
    twelve month period                                           -            1,573              -               -              -
 Other                                                      673,231           (2,499)       673,231               -            965

----------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2000                            $  3,152,984      $(8,700,933)   $ 3,153,461     $ 1,743,363    $ 2,117,497
==================================================================================================================================
                                      A-15a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                 (Continued)



                                                          Gulf      Mississippi     Savannah


 Balance, December 31, 1999                            $ 221,254     $ 181,502        $ 9,787

 ADD (DEDUCT):

 Proceeds from issuance of common stock over
    the par value thereof                                      -             -              -
 Contributions & adjustments to capital for the
    twelve month period                                   11,981        12,659          1,478
 Capital distribution to SOUTHERN for the
    twelve month period                                        -             -              -
 Other                                                       241             -              -

----------------------------------------------------------------------------------------------
 Balance, December 31, 2000                            $ 233,476     $ 194,161       $ 11,265
==============================================================================================

                                     A-15b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)
                                 (Continued)


                                                                                    Southern                        Energy
                                                     SEGCO             SCS           Nuclear        Mirant(1)      Solutions


 Balance, December 31, 1999                         $ 32,670            $ 150        $ 2,942     $ 2,987,260       $ 85,512

 ADD (DEDUCT):

 Proceeds from issuance of common stock over
    the par value thereof                                  -                -              -               -              -
 Contributions & adjustments to capital for the
    twelve month period                                  303                -          1,093       1,097,146              -
 Capital distribution to SOUTHERN for the
    twelve month period                                    -                -              -               -           (961)
 Other                                                     -                -            508               -              -

-----------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2000                         $ 32,973            $ 150        $ 4,543     $ 4,084,406       $ 84,551
=============================================================================================================================


                                  A-15c

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                        (Stated in Thousands of Dollars)


                                                                                               Change In
                                                     Southern                    Southern      Control
                                                        LINC       Powercall      Telecom        Trust


 Balance, December 31, 1999                        $ 157,518      $ 22,019          $ 588          $ -

 ADD (DEDUCT):

 Proceeds from issuance of common stock over
    the par value thereof                                  -             -              -            -
 Contributions & adjustments to capital for the
    twelve month period                                   21             -            587       13,165
 Capital distribution to SOUTHERN for the
    twelve month period                                    -           (25)          (587)           -
 Other                                                     -             -            785            -

-------------------------------------------------------------------------------------------------------
 Balance, December 31, 2000                        $ 157,539      $ 21,994        $ 1,373      $13,165
=======================================================================================================

(1) Includes only consolidated financial information for Southern Energy Finance
Capital Corporation and Southern Company Capital Funding, which were retained by
SOUTHERN through a tax-free  distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.

          The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6
               inclusive) are an integral part of this statement.




                                     A-15d


                          Notes to Financial Statements
                              at December 31, 2000


The notes to the financial statements are herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive and are an integral part of the financial statements.

                                                            ALABAMA POWER COMPANY AND SUBSIDIARIES
                                                               CONSOLIDATED STATEMENT OF INCOME
                                                             FOR THE YEAR ENDED DECEMBER 31, 2000
                                                                        (in thousands)

                                                           ALABAMA                        ALABAMA     ALABAMA   ALABAMA   ALABAMA
                                                        Consolidated     Eliminations    CORPORATE    TRUST I   TRUST II  TRUST III
----------------------------------------------------------------------------------------------------------------------------------

Total Operating Revenues                                $ 3,667,461      $    -      $   -        $    -       $   -       $   -
----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Operation --
     Fuel                                                   963,275           -           -             -           -          -
     Purchased power from non-affiliates                    164,881           -           -             -           -          -
     Purchase power from affiliates                         184,014           -           -             -           -          -
     Other                                                  538,529           -           -             -           -          -
Maintenance                                                 301,046           -           -             -           -          -
Depreciation and amortization                               364,618           -           -             -           -          -
Taxes other than income taxes                               209,673           -           -             -           -          -
----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                             2,726,036           -           -             -           -          -
----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                            941,425
Other Income (Expense):
Interest income                                              38,167       (27,153)        38,969       7,375      15,670     3,306
Equity in earnings of unconcolidated subsidiaries             3,156           -           -             -           -          -
Other, net                                                   (7,909)          -           -             -           -          -
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                              974,839       (27,153)       975,641       7,375      15,670     3,306
----------------------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                       251,663       (26,351)       278,014        -           -          -
Distributions on preferred securities of subsidiaries        25,549         (802)         -            7,375      15,670     3,306
----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                       277,212       (27,153)       278,014       7,375      15,670     3,306
----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                697,627           -           -             -           -          -
Income taxes                                                261,555           -           -             -           -          -
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                  436,072           -           -             -           -          -
Dividends on Preferred Stock                                 16,156           -           -             -           -          -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK             $ 419,916       $   -      $    -         $   -      $    -       $  -
==================================================================================================================================



                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)


                                                               ALABAMA                     ALABAMA    ALABAMA   ALABAMA    ALABAMA
                                                             Consolidated   Eliminations  CORPORATE   TRUST I  TRUST II   TRUST III
-----------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                    $ 436,072       $   -       $ 436,072   $   -     $   -      $   -
Adjustments to reconcile consolidated net income to net
  cash provided by operating activities -
     Depreciation and amortization                              412,998           -         412,998       -         -          -
     Deferred income taxes and investment tax credits, net       66,166           -          66,166       -         -          -
     Other, net                                                 (37,703)          -         (37,703)      -         -          -
Change in current assets and liabilities -
     Receivables, net                                          (125,652)          -        (125,652)      -         -          -
     Fossil fuel stock                                           23,967           -          23,967       -         -          -
     Materials and supplies                                     (10,662)          -         (10,662)      -         -          -
     Accounts payable                                           107,702           -         107,702       -         -          -
     Energy cost recovery, retail                               (69,190)          -         (69,190)      -         -          -
     Other                                                       23,336           -          23,336       -         -          -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                     827,034           -         827,034       -         -          -
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                       (870,581)          -        (870,581)      -         -          -
Other                                                           (49,414)          -         (49,414)      -         -          -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                         (919,995)          -        (919,995)      -         -          -
-----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                       184,519           -         184,519       -         -          -
Proceeds--
     Other long-term debt                                       250,000           -         250,000       -         -          -
     Capital contributions from parent company                  204,371           -         204,371       -         -          -
Retirements--
     First mortgage bonds                                      (111,009)          -        (111,009)      -         -          -
     Other long term debt                                        (5,987)          -          (5,987)      -         -          -
Payment of preferred stock dividends                            (16,110)          -         (16,110)      -         -          -
Payment of common stock dividends                              (417,100)          -        (417,100)      -         -          -
Other--                                                            (951)          -            (951)      -         -          -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities           87,733           -          87,733       -         -          -
-----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                          (5,228)          -          (5,228)      -         -          -
Cash and Cash Equivalents at Beginning of Period                 19,475           -          19,475       -         -          -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                     $ 14,247       $   -        $ 14,247     $ -     $   -     $    -
===================================================================================================================================

                                      A-18


                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)



                                                      ALABAMA                      ALABAMA       ALABAMA       ALABAMA     ALABAMA
                                                    Consolidated   Eliminations   CORPORATE      TRUST I       TRUST II   TRUST III
-----------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                               $ 14,247    $   -         $ 14,247      $       -     $       -    $   -
Receivables -
     Customer accounts receivable                        337,870        -          337,870              -             -        -
     Unrecovered retail fuel clause revenue              237,817        -          237,817              -             -        -
     Other accounts and notes receivable                  60,315        -           60,315              -             -        -
     Affiliated companies                                 95,704        -           95,704              -             -        -
     Accumulated provision for uncollectible accts        (6,237)       -           (6,237)             -             -        -
Refundable income taxes                                     -           -             -                 -             -        -
Fossil fuel stock, at average cost                        60,615        -           60,615              -             -        -
Materials and supplies, at average cost                  178,299        -          178,299              -             -        -
Other                                                     52,624        -           52,624              -             -        -
-----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                   1,031,254        -        1,031,254              -             -        -
-----------------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                          8,162,777        -        8,162,777              -             -        -
-----------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                           366,130    (368,472)      376,866           100,000      206,186    51,550
-----------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                 345,550        -          345,550              -             -        -
Debt expense, being amortized                              8,758        -            8,758              -             -        -
Premium on reacquired debt, being amortized               76,020        -           76,020              -             -        -
Prepaid pension Costs                                    268,259        -          268,259              -             -        -
Department of Energy assessments                          24,588        -           24,588              -             -        -
Other                                                     95,772        -           95,772              -             -        -
-----------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                  818,947        -          818,947              -             -        -
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                        $ 10,379,108  $ (368,472) $ 10,389,844         $ 100,000    $ 206,186   $51,550
===================================================================================================================================



                       A-19



                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                                   ALABAMA                           ALABAMA        ALABAMA      ALABAMA   ALABAMA
                                                 Consolidated     Eliminations      CORPORATE       TRUST I     TRUST II  TRUST III
-----------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                     $     844       $     -         $        844    $   -          $  -     $    -
Notes payable                                        281,343             -              281,343        -             -          -
Accounts payable -
     Affiliated                                      124,534             -              124,534        -             -          -
     Other                                           209,205             -              209,205        -             -          -
Customer deposits                                     36,814             -               36,814        -             -          -
Taxes accrued                                         84,976             -               84,976        -             -          -
Interest accrued                                      33,186             -               33,186        -             -          -
Vacation pay accrued                                  31,711             -               31,711        -             -          -
Other                                                 97,743             -               97,743        -             -          -
-----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                            900,356             -              900,356        -             -          -
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                     3,425,527         (357,736)        3,783,263        -             -          -
-----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                  1,401,424             -            1,401,424        -             -          -
Deferred credits related to income taxes             222,485             -              222,485        -             -          -
Accumulated deferred investment tax credits          249,280             -              249,280        -             -          -
Employee benefits provisions                          84,816             -               84,816        -             -          -
Prepaid capacity revenues, net                        58,377             -               58,377        -             -          -
Miscellaneous                                        176,559             -              176,559        -             -          -
-----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities       2,192,941             -            2,192,941        -             -          -
-----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                    347,000          (10,736)            -         100,000      206,186     51,550
Cumulative preferred stock                           317,512             -                -            -             -          -
Common stock equity                                3,195,772             -                -            -             -          -
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity      $ 10,379,108      $  (368,472)     $ 10,389,844   $ 100,000    $ 206,186   $ 51,550
-----------------------------------------------------------------------------------------------------------------------------------

                       A-20

                         Notes to ALABAMA's Consolidated
                              Financial Statements



            (A) Represents equity in earnings of SEGCO, a non-consolidated subsidiary in which ALABAMA has 50% ownership, which is accounted for on the equity basis. See pages A-2 through A-16 for SEGCO's financial statements consolidated for SOUTHERN.

            (B) Includes $78,331 in earnings of Alabama Property Company, a non-consolidated subsidiary, which is accounted for on the equity basis. See pages A-24 through A-26 for Alabama Property Company's financial statements.

            (C) Represents ALABAMA's investment in SEGCO.

            (D) Includes $9,943,075 of investments in Alabama Property Company.

                            ALABAMA PROPERTY COMPANY
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                (Unaudited; Not Consolidated in Parent, ALABAMA)

 REVENUES:
     Sales of recreational lots                         $ 148,669
     Rentals                                              146,752
     Interest on securities owned                         310,351
                                                        ---------
       Total Revenues                                     605,773

 COSTS AND EXPENSES:
     Operating expenses                                   206,957
     Taxes, net                                           320,485
                                                        ---------
       Total costs and expenses                           527,442
                                                        ---------

 NET INCOME                                            $   78,331
                                                        ==========


                            ALABAMA PROPERTY COMPANY
                         STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                (Unaudited; Not Consolidated in Parent, ALABAMA)


  RETAINED EARNINGS AT DECEMBER 31, 1999           $9,414,741
      Net Income                                       78,331
                                                  -----------
  RETAINED EARNINGS AT DECEMBER 31, 2000           $9,493,072
                                                   ==========

                            ALABAMA PROPERTY COMPANY
                       BALANCE SHEET AT DECEMBER 31, 2000
                (Unaudited; Not Consolidated in Parent, ALABAMA)

                                     ASSETS

        CURRENT ASSETS:
          Cash                                                  $    91,159
          Temporary cash investments                              5,240,347
          Accounts receivable
              Other                                                   2,500
              Associated Companies                                  (37,169)
                                                                -----------
        Total current assets                                      5,296,837

        PROPERTY AND MINERAL RIGHTS HELD FOR
          FUTURE DEVELOPMENT                                      4,528,583
                                                                -----------

              Total Assets                                       $9,825,420
                                                                 ==========

                         LIABILITIES AND CAPITALIZATION


        CURRENT LIABILITIES:
          Accounts payable to associated companies              $    27,290
          Accrued income taxes                                     (144,945)
                                                                -----------
              Total current liabilities                            (117,655)
                                                                -----------

        SHAREHOLDER'S INVESTMENT:
          Common stock, $150 par value; 1,000 shares
              authorized, issued and outstanding                    150,000
          Additional paid-in capital                                300,000
          Retained earnings                                       9,493,072
                                                                -----------
              Total shareholder's investment                      9,943,075
                                                                -----------

              Total liabilities and capitalization              $ 9,825,420
                                                                ===========


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)

                                                                 GEORGIA                         GEORGIA                   GEORGIA
                                                              Consolidated     Eliminations     CORPORATE    PIEDMONT      CAPITAL
----------------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                      $  4,870,618        $ (839)      $ 4,870,618      $ 839      $    -
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                        1,017,878         -             1,017,878           -          -
     Purchased and interchanged, net                               356,189         -               356,189           -          -
     Purchase power from affiliates                                239,815         -               239,815           -          -
     Other                                                         795,458          (839)          796,296           -
Maintenance                                                        404,189         -               404,189           -          -
Depreciation and amortization                                      619,094         -               619,050          44          -
Taxes other than income taxes                                      204,527         -               204,189         338          -
----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                    3,637,150          (839)        3,637,606         382          1
----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                 1,233,468         -             1,233,012         457         (1)
----------------------------------------------------------------------------------------------------------------------------------
Other Income (Expense):
Interest income                                                      2,629       (61,897)            2,629         970          -
Equity in earnings of unconsolidated subsidiaries                    3,051         -                 3,051           -          -
Other, net                                                         (50,495)        -               (48,705)     (1,790)         -
----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                        1,188,653       (61,897)        1,189,987        (363)        (1)
----------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                         169,298       (61,897)          230,755         440          -
Interest on notes payable                                           28,262         -                28,262           -          -
Amortization of debt discount, premium and expense, net             14,245         -                14,245           -          -
Other interest charges, net                                         (2,937)        -                (2,937)          -          -
Distributions on preferred securities of subsidiary companies       59,104         -                 -               -          -
----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                              267,972       (61,897)          270,325         440          0
----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                       920,681         -               919,662        (803)        (1)
Income taxes                                                       360,587         -               360,898        (311)         -
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                         560,094         -               558,764        (492)        (1)
Dividends on Preferred Stock                                           674         -                   674           -          -
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                    $ 559,420   $     -             $ 558,090      $ (492)      $ (1)
==================================================================================================================================

                                     A-24a


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)

                                                                        GEORGIA      GEORGIA     GEORGIA      GEORGIA
                                                                        TRUST I      TRUST II   TRUST III     TRUST IV
---------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                               $     -       $    -       $  -        $   -
---------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                                    -            -           -            -
     Purchased and interchanged, net                                         -            -           -            -
     Purchase power from affiliates                                          -            -           -            -
     Other                                                                   -            -           -            -
Maintenance                                                                  -            -           -            -
Depreciation and amortization                                                -            -           -            -
Taxes other than income taxes                                                -            -           -            -
---------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                                -            -           -            -
---------------------------------------------------------------------------------------------------------------------
Operating Income                                                             -            -           -            -
---------------------------------------------------------------------------------------------------------------------
Other Income (Expense):
Interest income                                                         17,977       13,711      15,121      14,118
Equity in earnings of unconsolidated subsidiaries                            -            -           -            -
Other, net                                                                   -            -           -            -
---------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                               17,977       13,711      15,121      14,118
---------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                   -            -           -            -
Interest on notes payable                                                    -            -           -            -
Amortization of debt discount, premium and expense, net                      -            -           -            -
Other interest charges, net                                                  -            -           -            -
Distributions on preferred securities of subsidiary companies           17,437       13,300      14,667      13,700
---------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                   17,437       13,300      14,667      13,700
---------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                               540          411         454         418
Income taxes                                                                 -            -           -            -
---------------------------------------------------------------------------------------------------------------------
Net Income                                                                 540          411         454         418
Dividends on Preferred Stock                                                 -            -           -
---------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                            $ 540        $ 411       $ 454       $ 418
=====================================================================================================================


                                     A-24b

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)

                                                                 GEORGIA                      GEORGIA                      GEORGIA
                                                              Consolidated   Eliminations    CORPORATE        PIEDMONT     CAPITAL
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                       $ 560,094    $    -       $ 558,764           $ (492)        $ (1)
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                 712,960         -         711,127            1,833           -
     Deferred income taxes and investment tax credits, net         (28,961)        -         (29,279)             318           -
     Allowance for equity funds used during construction            (2,901)        -          (2,901)              -            -
     Other, net                                                    (48,600)        -         (48,600)              -            -
Change in current assets and liabilities -
     Receivables, net                                             (108,621)      1,330      (108,129)              -             1
     Inventories                                                    17,120         -          17,120               -            -
     Payables                                                       64,412      (1,330)       65,742               -            -
     Taxes accrued                                                   7,335         -           8,228             (893)          -
      Energy cost recovery, retail                                 (95,235)        -         (95,235)              -            -
     Other                                                         (16,427)        -         (16,427)              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                      1,061,176         -       1,060,410              766           -
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                        (1,078,163)        -      (1,078,163)              -            -
Other                                                               (5,450)        -          (5,450)              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                          (1,083,613)        -      (1,083,613)              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                           67,598         -          67,598               -            -
Proceeds--
     Senior notes and other long-term debt                         300,000         -         299,888              112           -
     Pollution control bonds                                        78,725         -          78,725               -            -
     Capital contributions from parent company                     301,514         -         301,514               -            -
Retirements--
     First mortgage bonds                                         (100,000)        -        (100,000)              -            -
     Pollution control bonds                                       (78,725)        -         (78,725)              -            -
     Preferred stock                                                  (383)        -            (383)              -            -
Payment of preferred stock dividends                                  (751)        -            (751)              -            -
Payment of common stock dividends                                 (549,600)        -        (549,600)              -            -
Other--                                                             (1,231)        -            (353)            (878)          -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                              17,147         -          17,913             (766)          -
-----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                             (5,290)        -          (5,290)              -            -
Cash and Cash Equivalents at Beginning of Year                      34,660         -          34,660               -            -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                          $ 29,370     $   -        $ 29,370          $    -       $    -
===================================================================================================================================
                                     A-25a


                    GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)

                                                                 GEORGIA    GEORGIA          GEORGIA          GEORGIA
                                                                 TRUST I    TRUST II        TRUST III         TRUST IV
-------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                         $ 540      $ 411            $ 454            $ 418
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                    -          -                -                -
     Deferred income taxes and investment tax credits, net            -          -                -                -
     Allowance for equity funds used during construction              -          -                -                -
     Other, net                                                       -          -                -                -
Change in current assets and liabilities -
     Receivables, net                                               (540)      (411)            (454)            (418)
     Inventories                                                      -          -                -                -
     Payables                                                         -          -                -                -
     Taxes accrued                                                    -          -                -                -
      Energy cost recovery, retail                                    -          -                -                -
     Other                                                            -          -                -                -
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                           -          -                -                -
-------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                              -          -                -                -
Other                                                                 -          -                -                -
-------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                -          -                -                -
-------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                             -          -                -                -
Proceeds--
     Senior notes and other long-term debt                            -          -                -                -
     Pollution control bonds                                          -          -                -                -
     Capital contributions from parent company                        -          -                -                -
Retirements--
     First mortgage bonds                                             -          -                -                -
     Pollution control bonds                                          -          -                -                -
     Preferred stock                                                  -          -                -                -
Payment of preferred stock dividends                                  -          -                -                -
Payment of common stock dividends                                     -          -                -                -
Other--                                                               -          -                -                -
-------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                -          -                -                -
-------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                               -          -                -                -
Cash and Cash Equivalents at Beginning of Year                        -          -                -                -
-------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                          $   -       $  -              $ -             $  -
===============================================================================================================================
                                     A-25b



                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                                         GEORGIA                         GEORGIA                         GEORGIA
                                                       Consolidated    Eliminations      CORPORATE         PIEDMONT      CAPITAL
---------------------------------------------------------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                                $ 29,370      $      -           $ 29,370        $    -       $    -
Receivables -
     Customer accounts receivable                         596,872             -            596,872             -            -
     Other accounts and notes receivable                  156,143          (7,664)         156,143             -          1,325
     Affiliated companies                                  13,312             -             13,312             -            -
     Accumulated provision for uncollectible accts         (5,100)            -             (5,100)            -            -
Fossil fuel stock, at average cost                         99,463             -             99,463             -            -
Materials and supplies, at average cost                   263,609             -            263,609             -            -
Other                                                      97,515             -             97,515             -            -
---------------------------------------------------------------------------------------------------------------------------------
Total current assets                                    1,251,184          (7,664)       1,251,184             -          1,325
---------------------------------------------------------------------------------------------------------------------------------
Utility Plant                                          10,328,028             -         10,309,760          18,268    -
---------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                            434,980        (865,046)         485,351           1,015    -
---------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                  565,982             -            565,982             -            -
Prepaid pension costs                                     205,113             -            205,113             -            -
Debt expense, being amortized                              53,748             -             53,748             -            -
Premium on reacquired debt, being amortized               173,610             -            173,610             -            -
Other                                                     120,964             -            120,964             -            -
---------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                 1,119,417             -          1,119,417             -            -
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                         $ 13,133,609      $ (872,710)    $ 13,165,712        $ 19,283     $  1,325 $
=================================================================================================================================

                                     A-26a

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                                       GEORGIA      GEORGIA       GEORGIA       GEORGIA
                                                       TRUST I     TRUST II      TRUST III     TRUST IV
----------------------------------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                            $    -       $    -         $   -          $  -
Receivables -
     Customer accounts receivable                         -            -             -             -
     Other accounts and notes receivable                2,291        1,628         1,612           808
     Affiliated companies                                 -            -             -             -
     Accumulated provision for uncollectible accts        -            -             -             -
Fossil fuel stock, at average cost                        -            -             -             -
Materials and supplies, at average cost                   -            -             -             -
Other                                                     -            -             -             -
----------------------------------------------------------------------------------------------------------
Total current assets                                    2,291        1,628         1,612           808
----------------------------------------------------------------------------------------------------------
Utility Plant                                             -            -              -
----------------------------------------------------------------------------------------------------------
Other Property and Investments                        231,959      180,412       195,103       206,186
----------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                  -            -             -             -
Prepaid pension costs                                     -            -             -             -
Debt expense, being amortized                             -            -             -             -
Premium on reacquired debt, being amortized               -            -             -             -
Other                                                     -            -             -             -
-------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                   -            -             -             -
-------------------------------------------------------------------------------------------------------------
Total Assets                                         $234,250    $ 182,040     $ 196,715     $ 206,994
=============================================================================================================


                       A-26b



                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                                       GEORGIA                            GEORGIA                      GEORGIA
                                                     Consolidated      Eliminations      CORPORATE     PIEDMONT        CAPITAL
--------------------------------------------------------------------------------------------------------------------------------

Current Liabilities:
Securities due within one year                       $      1,808        $    -           $ 1,808        $    -         $    -
Notes payable to banks                                    703,839             -           703,839             -              -
Accounts payable -
     Affiliated                                           117,168             -           117,168             -              -
     Other                                                397,550             -           397,550             -              -
Customer deposits                                          78,540             -            78,540             -              -
Taxes accrued                                             142,662             -           142,731           (69)             -
Interest accrued                                           47,244          (7,664)         54,908             -              -
Vacation pay accrued                                       38,865             -            38,865             -              -
Other                                                     153,400             -           153,400             -              -
--------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                               1,681,076          (7,664)      1,688,809           (69)             -
--------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                          3,041,939        (827,017)      3,855,598        13,358              -
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                       2,182,783             -         2,182,744            39              -
Accumulated deferred investment tax credits               247,067             -           247,067             -              -
Deferred credits related to income taxes                  352,282             -           352,282             -              -
Employee benefits provisions                              177,444             -           177,444             -              -
Other                                                     397,655             -           397,655             -              -
--------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities            3,357,231             -         3,357,192            39              -
--------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                         789,250             -               -               -              -
Cumulative Preferred Stock                                 14,569             -            14,569             -              -
Common Stockholder's Equity                             4,249,544         (38,029)      4,249,544         5,955          1,325
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity           $ 13,133,609      $ (872,710)   $ 13,165,712      $ 19,283        $ 1,325
================================================================================================================================
                                      A-27a



                    GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                                        GEORGIA               GEORGIA               GEORGIA                GEORGIA
                                                        TRUST I              TRUST II              TRUST III              TRUST IV
----------------------------------------------------------------------------------------------------------------------------------

Current Liabilities:
Securities due within one year                           $    -               $     -                 $   -                 $    -
Notes payable to banks                                        -                     -                     -                      -
Accounts payable -
     Affiliated                                               -                     -                     -                      -
     Other                                                    -                     -                     -                      -
Customer deposits                                             -                     -                     -                      -
Taxes accrued                                                 -                     -                     -                      -
Interest accrued                                              -                     -                     -                      -
Vacation pay accrued                                          -                     -                     -                      -
Other                                                         -                     -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                     -                     -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                -                     -                     -                      -
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                             -                     -                     -                      -
Accumulated deferred investment tax credits                   -                     -                     -                      -
Deferred credits related to income taxes                      -                     -                     -                      -
Employee benefits provisions                                  -                     -                     -                      -
Other                                                         -                     -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                  -                     -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                       225,000               175,000               189,250                200,000
Cumulative Preferred Stock                                    -                     -                     -                      -
Common Stockholder's Equity                               9,250                 7,040                 7,465                  6,994
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity             $234,250              $182,040             $ 196,715              $ 206,994
==================================================================================================================================

                                     A-27b

                         Notes to GEORGIA's Consolidated
                              Financial Statements



        (A)Includes $2,953,000 equity in earnings for SEGCO, a non-consolidated subsidiary in which GEORGIA has 50% ownership. SEGCO is accounted for on the equity basis. See pages A-2 through A-14 for SEGCO's financial statements consolidated for SOUTHERN.

        (B)Includes $25,485,000 of investments in SEGCO.


                       GULF POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)

                                                           GULF                                GULF             GULF        GULF
                                                         Consolidated   Eliminations          CORPORATE        TRUST I    TRUST II
-----------------------------------------------------------------------------------------------------------------------------------

Total operating revenues                                   $ 714,319          $   -          $ 714,319        $   -        $    -
-----------------------------------------------------------------------------------------------------------------------------------

Operating Expenses:
Operation --
     Fuel                                                    215,744              -            215,744            -             -
     Purchased power from non-affiliates                      73,846              -             73,846            -             -
     Purchased power from affiliates                           8,644              -              8,644            -             -
     Other                                                   117,146              -            117,146            -             -
Maintenance                                                   56,281              -             56,281            -             -
Depreciation and amortization                                 66,873              -             66,873            -             -
Taxes other than income taxes                                 55,904              -             55,904            -             -
-----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                     594,438              -            594,438            -             -
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                                             119,881              -            119,881            -             -
Other Income (Expense):
Interest income                                                1,137           (6,391)           1,137          3,144        3,247
Other, net                                                    (4,126)             -             (4,126)           -             -
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                    116,892           (6,391)         116,892          3,144        3,247
-----------------------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                         28,085           (6,391)          34,476            -             -
Distributions on preferred securities of subsidiary            6,200              -               -             3,050        3,150
-----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                         34,285           (6,391)          34,476          3,050        3,150
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                  82,607              -             82,416             94           97
Income taxes                                                  30,530              -             30,530            -             -
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                    52,077              -             51,886             94           97
-----------------------------------------------------------------------------------------------------------------------------------
Dividends on Preferred Stock                                     234              -                234            -             -
-----------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock               $ 51,843           $  -           $ 51,652        $    94        $  97
===================================================================================================================================

                       A-29


                       GULF POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)
                                                                     GULF                        GULF         GULF          GULF
                                                                 Consolidated    Eliminations   CORPORATE    TRUST I      TRUST II
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                        $ 52,077        $    -        $ 51,886      $  94       $    97
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                  69,915             -          69,915          -             -
     Deferred income taxes and investment tax credits, net         (12,516)            -         (12,516)         -             -
     Other, net                                                     10,686             -          10,686          -             -
Change in current assets and liabilities -
     Receivables, net                                              (20,212)           191        (20,212)       (94)         (97)
     Fossil fuel stock                                              13,101             -          13,101          -             -
     Materials and supplies                                          1,055             -           1,055          -             -
     Accounts payable                                               15,924           (191)        16,115          -             -
     Provision for rate refund                                       7,203             -           7,203          -             -
     Other                                                          12,521             -          12,521          -             -
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                        149,754             -         149,754          -             -
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                           (95,807)            -         (95,807)         -             -
Other                                                               (4,432)            -          (4,432)         -             -
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                           (100,239)            -        (100,239)         -             -
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Increase (decrease) in notes payable, net                          (12,000)            -         (12,000)         -             -
Proceeds--
     Capital contributions from parent company                      12,222             -          12,222          -             -
Retirements--
     Other long-term debt                                           (1,853)            -          (1,853)         -             -
Payment of preferred stock dividends                                  (234)            -            (234)         -             -
Payment of common stock dividends                                  (59,000)            -         (59,000)         -             -
Other                                                                  (22)            -             (22)         -             -
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                       (60,887)            -         (60,887)         -             -
-----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                            (11,372)            -         (11,372)         -             -
Cash and Cash Equivalents at Beginning of Period                    15,753             -          15,753          -             -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                         $ 4,381        $    -         $ 4,381      $   -         $   -
===================================================================================================================================


                                         A-30


                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)
                                                                GULF                           GULF          GULF           GULF
                                                            Consolidated     Eliminations    CORPORATE      TRUST I       TRUST II
-----------------------------------------------------------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                                     $ 4,381         $    -       $   4,381       $      -      $       -
Receivables -
     Customer accounts receivable                              69,820              -          69,820             369           296
     Other accounts and notes receivable                        2,179           (665)          2,179              -             -
     Affiliated companies                                      15,026              -          15,026              -             -
     Accumulated provision for uncollectible accts             (1,302)             -          (1,302)             -             -
Fossil fuel stock, at average cost                             16,768              -          16,768              -             -
Materials and supplies, at average cost                        29,033              -          29,033              -             -
Regulatory clauses under recovery                               2,112              -           2,112              -             -
Other                                                           6,543              -           6,543              -             -
-----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                          144,560           (665)        144,560             369          296
-----------------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                               1,095,771              -       1,095,771              -             -
-----------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                  4,510        (90,258)          7,139         41,237        46,392
Deferred Charges and OtherAssets:
Deferred charges related to income taxes                       15,963              -          15,963              -             -
Prepaid pension costs                                          23,491              -          23,491              -             -
Debt expense, being amortized                                   2,392              -           2,392              -             -
Premium on reacquired debt, being amortized                    15,866              -          15,866              -             -
-----------------------------------------------------------------------------------------------------------------------------------
Other                                                          12,943              -          12,943              -             -
-----------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                        70,655              -          70,655              -             -
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                              $ 1,315,496      $ (90,923)    $ 1,318,125       $ 41,606      $ 46,688
===================================================================================================================================


                       A-31



                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                                   GULF                             GULF            GULF           GULF
                                               Consolidated     Eliminations      CORPORATE        TRUST I        TRUST II
----------------------------------------------------------------------------------------------------------------------------

Current Liabilities:
Notes payable                                     $ 43,000       $      -          $ 43,000       $      -       $       -
Accounts payable
   Affiliated companies                             17,558              -            17,558              -              -
   Other                                            38,153              -            38,153              -              -
Customer deposits                                   13,474              -            13,474              -              -
Taxes accrued                                       12,613              -            12,613              -              -
Interest accrued                                     8,324           (665)            8,989              -              -
Provision for rate refund                            7,203              -             7,203              -              -
Vacation pay accrued                                 4,512              -             4,512              -              -
Regulatory clauses over recovery                     6,848              -             6,848              -              -
Other                                                1,584              -             1,584              -              -
----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                          153,269           (665)          153,934              -              -
----------------------------------------------------------------------------------------------------------------------------
Long-term debt                                     365,993        (87,629)          453,622              -              -
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                  155,074              -           155,074              -              -
Accumulated deferred investment tax credits         25,792              -            25,792              -              -
Deferred credits related to income taxes            38,255              -            38,255              -              -
Employee benefits provisions                        34,507              -            34,507              -              -
Other                                               25,992              -            25,992              -              -
----------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities       279,620              -           279,620              -              -
----------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                   85,000              -               -             40,000        45,000
Preferred stock                                      4,236              -             4,236
Common stockholder's equity                        427,378         (2,629)          426,713            1,606         1,688
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity     $ 1,315,496      $ (90,923)      $ 1,318,125         $ 41,606      $ 46,688
============================================================================================================================

                       A-32


                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)

                                                                   MISSISSIPPI                       MISSISSIPPI     MISSISSIPPI
                                                                  Consolidated    Eliminations        CORPORATE       TRUST I
---------------------------------------------------------------------------------------------------------------------------------

TOTAL OPERATING REVENUES                                           $ 687,602       $     -            $ 687,602      $      -
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Operation --
     Fuel                                                            191,127             -              191,127             -
     Purchased power from non-affiliates                              56,082             -               56,082             -
     Purchased power from affiliates                                  51,057             -               51,057             -
     Other                                                           115,055             -              115,055             -
Maintenance                                                           52,750             -               52,750             -
Depreciation and amortization                                         50,275             -               50,275             -
Taxes other than income taxes                                         48,686             -               48,686             -
---------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                             565,032                            565,032
---------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                     122,570                            122,570
---------------------------------------------------------------------------------------------------------------------------------
Other Income:
Interest income                                                          347          (2,712)               347           2,712
Other, net                                                              (647)            -                 (647)            -
---------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                            122,270          (2,712)           122,270           2,712
---------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                            24,595          (2,712)            27,307             -
Interest on notes payable                                              2,450             -                2,450             -
Amortization of debt discount, premium and expense, net                1,313             -                1,313             -
Other interest charges                                                  (257)            -                 (257)            -
Distributions on preferred securities of subsidiary trust              2,712             -                  -             2,712
---------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                             30,813         (2,712)             30,813           2,712
---------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                          91,457             -               91,457             -
Income taxes                                                          34,356             -               34,356             -
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                            57,101             -               57,101             -
---------------------------------------------------------------------------------------------------------------------------------
Dividends on Preferred Stock                                           2,129             -                2,129             -
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                       $ 54,972        $    -             $ 54,972        $    -
=================================================================================================================================


                                 A-33


                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (in thousands)

                                                                  MISSISSIPPI                   MISSISSIPPI     MISSISSIPPI
                                                                 Consolidated   Eliminations    CORPORATE         TRUST I
----------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                         $ 57,101     $     -         $ 57,101        $    -
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                   54,638           -           54,638             -
     Deferred income taxes and investment tax credits, net              752           -              752             -
     Other, net                                                      (1,747)          -           (1,747)            -
Change in current assets and liabilities -
     Receivables, net                                                (3,231)          -           (3,231)            -
     Fossil fuel stock                                               14,577           -           14,577             -
     Materials and supplies                                          (1,056)          -           (1,056)            -
     Accounts payable                                                 1,309           -            1,309             -
     Other                                                            2,952           -            2,952             -
----------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                         125,295           -          125,295             -
----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                            (81,211)          -          (81,211)            -
Other                                                                (9,153)          -           (9,153)            -
----------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                              (90,364)          -          (90,364)            -
----------------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions
Increase (decrease) in notes payable, net                            (1,500)          -           (1,500)            -
Proceeds--
    Other long-term debt                                            100,000           -          100,000             -
    Capital contributions from parent company                        12,659           -           12,659             -
Retirements--
     First mortgage bonds                                           (81,405)          -          (81,405)            -
Payment of preferred stock dividends                                 (2,129)          -           (2,129)            -
Payment of common stock dividends                                   (54,700)          -          (54,700)            -
Other                                                                  (498)          -             (498)            -
----------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                              (27,573)          -          (27,573)            -
----------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                               7,358           -            7,358             -
Cash and Cash Equivalents at the Beginning of Period                    173           -              173             -
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                          $ 7,531     $     -          $ 7,531       $     -
============================================================================================================================



                             A-34


                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                                      MISSISSIPPI                              MISSISSIPPI        MISSISSIPPI
                                                     Consolidated   Eliminations               CORPORATE            TRUST I
--------------------------------------------------------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                                $ 7,531     $      -                     $ 7,531        $    -
Receivables -
     Customer accounts receivable                         72,064            -                      72,064             -
     Other accounts and notes receivable                  21,843            -                      21,843             -
     Affiliated companies                                 10,071            -                      10,071             -
     Accumulated provision for uncollectible accts          (571)           -                        (571)            -
Fossil fuel stock, at average cost                        11,220            -                      11,220             -
Materials and supplies, at average cost                   21,694            -                      21,694             -
Other                                                      8,320            -                       8,320             -
--------------------------------------------------------------------------------------------------------------------------------
Total current assets                                     152,172            -                     152,172             -
--------------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                          1,073,939            -                   1,073,939             -
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                             2,268        (37,164)                    3,350          36,082
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                  13,860            -                      13,860             -
Prepaid pension costs                                      6,724            -                       6,724             -
Debt expense, being amortized                              4,628            -                       4,628             -
Premium on reacquired debt, being amortized                7,168            -                       7,168             -
Other                                                     14,312            -                      14,312             -
--------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                   46,692            -                      46,692             -
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                         $ 1,275,071      $ (37,164)              $ 1,276,153         $36,082
================================================================================================================================

                    A-35


                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                                      MISSISSIPPI                              MISSISSIPPI           MISSISSIPPI
                                                     Consolidated         Eliminations          CORPORATE              TRUST I
------------------------------------------------------------------------------------------------------------------------------------

Current Liabilities
Securities due within one year                              $     20      $     -                   $      20        $    -
Notes payable                                                 56,000            -                      56,000             -
Accounts payable                                              58,861            -                      58,861             -
Customer deposits                                              5,274            -                       5,274             -
Taxes accrued                                                 45,568            -                      45,568             -
Interest accrued                                               4,482            -                       4,482             -
Vacation pay accrued                                           5,701            -                       5,701             -
Other                                                          7,003            -                       7,003             -
------------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                    182,909            -                     182,909             -
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                               370,511            -                     370,511             -
------------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                            139,909            -                     139,909             -
Deferred credits related to income taxes                      25,603            -                      25,603             -
Accumulated deferred investment tax credits                   23,481            -                      23,481             -
Employee benefits provisions                                  34,671            -                      34,671             -
Workforce reduction plan                                       9,734            -                       9,734             -
Other                                                         16,546            -                      16,546             -
------------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                 249,944            -                     249,944             -
------------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   company junior subordinated notes                          35,000            -                         -            35,000
Preferred stock                                               31,809            -                      31,809             -
Common stockholder's equity                                  404,898         (1,082)                  404,898           1,082
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity               $ 1,275,071       $ (1,082)              $ 1,240,071         $36,082
====================================================================================================================================

                   A-36


                                                     SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                              CONSOLIDATED STATEMENT OF INCOME
                                                            FOR THE YEAR ENDED DECEMBER 31, 2000
                                                                       (in thousands)

                                                                   SAVANNAH                        SAVANNAH          SAVANNAH
                                                                 Consolidated   Eliminations       CORPORATE          TRUST I
---------------------------------------------------------------------------------------------------------------------------------

Total Operating Revenues                                       $ 295,718        $    -            $ 295,718        $    -
---------------------------------------------------------------------------------------------------------------------------------

Operating Expenses:
Operation --
     Fuel                                                         57,177             -               57,177             -
     Purchased power from non-affiliates                          25,229             -               25,229             -
     Purchase power from affiliates                               50,111             -               50,111             -
     Other                                                        54,829             -               54,829             -
Maintenance                                                       19,334             -               19,334             -
Depreciation and amortization                                     25,240             -               25,240             -
Taxes other than income taxes                                     13,116             -               13,116             -
----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                    245,036             -              245,036             -
----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                  50,682             -               50,682             -
Other Income (Expense):
Interest income                                                      252         (2,825)                252          2,825
Other, net                                                         1,086             -                1,086             -
----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                         52,020         (2,825)             52,020          2,825
----------------------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                             12,737         (2,825)             15,562             -
Distributions on preferred securities of subsidiary trust          2,740             -                               2,740
----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                             15,477         (2,825)             15,562          2,740
----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                      36,543             -               36,458             85
Income taxes                                                      13,574             -               13,574             -
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        22,969             -               22,884             85
----------------------------------------------------------------------------------------------------------------------------------
Dividends on Preferred Stock                                   -                     -                 -                -
----------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                   $ 22,969       $     -             $ 22,884           $ 85
==================================================================================================================================

                                      A-37

                                                          SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                                 CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                 FOR THE YEAR ENDED DECEMBER 31, 2000
                                                                            (in thousands)

                                                                 SAVANNAH                          SAVANNAH         SAVANNAH
                                                               Consolidated    Eliminations        CORPORATE         TRUST I
------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                      $ 22,969       $     -             $ 22,884          $  85
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                26,639             -               26,639            -
     Deferred income taxes and investment tax credits, net           728             -                  728            -
     Other, net                                                    3,835             -                3,835            -
     Change in certain current assets and liabilities -
        Receivables, net                                         (23,260)           85              (23,260)           (85)
        Fossil fuel stock                                            (31)            -                  (31)           -
        Material and supplies                                       (542)            -                 (542)           -
        Accounts payable                                           8,881           (85)               8,966            -
        Other                                                     (4,674)            -               (4,674)           -
------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                       34,545             -               34,545            -
------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                         (27,290)            -              (27,290)           -
Other                                                             (1,835)            -               (1,835)           -
------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                           (29,125)            -              (29,125)           -
------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase in notes payable, net                                    11,100             -               11,100            -
Proceeds--
     Capital contribution from parent company                      1,478             -                1,478            -
Retirements--
     Other long-term debt                                           (251)            -                 (251)           -
Payment of common stock dividends                                (24,300)            -              (24,300)           -
------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                           (11,973)            -              (11,973)           -
------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                           (6,553)            -               (6,553)           -
Cash and Cash Equivalents at Beginning of Period                   6,553             -                6,553            -
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                       $     -        $    -              $     -        $   -
==============================================================================================================================

                                               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                           CONSOLIDATED BALANCE SHEET
                                                              AT DECEMBER 31, 2000
                                                                 (in thousands)

                                                                     SAVANNAH                               SAVANNAH        SAVANNAH
                                                                    Consolidated      Eliminations         CORPORATE         TRUST I
----------------------------------------------------------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                                                $     -     $       -            $      -      $     -
Receivables -
     Customer accounts receivable                                         28,189             -              28,189            -
      Unrecovered retail fuel clause revenue                              39,632             -              39,632            -
     Other accounts and notes receivable                                   1,412          (175)              1,412          175
     Affiliated companies                                                    738             -                 738            -
     Accumulated provision for uncollectible accts                          (407)            -                (407)           -
Fossil fuel stock, at average cost                                         7,140             -               7,140            -
Materials and supplies, at average cost                                    8,944             -               8,944            -
Prepaid taxes                                                              8,651             -               8,651            -
Other                                                                        377             -                 377            -
----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                      94,676          (175)             94,676          175
----------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment                                           454,022             -             454,022            -
----------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                             2,066       (42,474)              3,303       41,237
----------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                                  12,404             -              12,404            -
Cash surrender value of life insurance for deferred                                          -                                -
   compensation plans                                                     17,954             -              17,954            -
Debt expense, being amortized                                              3,003             -               3,003            -
Premium on reacquired debt, being amortized                                7,575             -               7,575            -
Other                                                                      2,527             -               2,527            -
----------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                   43,463             -              43,463            -
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                           $ 594,227     $ (42,649)          $ 595,464      $41,412
==================================================================================================================================



               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2000
                                 (in thousands)

                                                 SAVANNAH                                    SAVANNAH             SAVANNAH
                                               Consolidated          Eliminations            CORPORATE             TRUST I
--------------------------------------------------------------------------------------------------------------------------------

Current Liabilities:
Securities due within one year                        $ 30,698       $     -                      $ 30,698 $          -
Notes payable                                           45,400             -                        45,400            -
Accounts payable                                        23,891             -                        23,891            -
Customer deposits                                        5,696             -                         5,696            -
Taxes accrued                                            4,885             -                         4,885            -
Interest accrued                                         4,541          (175)                        4,716            -
Vacation pay accrued                                     2,276             -                         2,276            -
Other                                                    7,973             -                         7,973            -
--------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                              125,360          (175)                      125,535            -
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                         116,902       (41,237)                      158,139            -
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                       79,756             -                        79,756            -
Deferred credits related to income taxes                16,038             -                        16,038            -
Accumulated deferred investment tax credits             10,616             -                        10,616            -
Deferred compensation plans                             11,968             -                        11,968            -
Employee benefits provisions                             8,127             -                         8,127            -
Other                                                   10,466             -                        10,466            -
--------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities           136,971             -                       136,971            -
--------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                       40,000             -                          -           40,000
--------------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity                            174,994        (1,237)                      174,819         1,412
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 $ 594,227     $ (42,649)                    $ 595,464      $ 41,412
================================================================================================================================


                   A-40


 EXHIBITS.

         Exhibits (including reference to previous filings):

                Exhibit
                Number         Description of Exhibit

                A-1            Annual Report of SOUTHERN on Form 10-K for the year ended December 31, 2000.  (File No. 1-3526.)

                A-2            Annual Report of ALABAMA on Form 10-K for the year ended December 31, 2000.  (File No. 1-3164.)

                A-3            Annual Report of GEORGIA on Form 10-K for the year ended December 31, 2000.  (File No. 1-6468.)

                A-4            Annual Report of GULF on Form 10-K for the year ended December 31, 2000.  (File No. 0-2429.)

                A-5            Annual Report of MISSISSIPPI on Form 10-K for the year ended December 31, 2000.  (File No.
                               0-6849.)

                A-6            Annual Report of SAVANNAH on Form 10-K for the year ended December 31, 2000.  (File No. 1-5072.)

                B-1            Composite Certificate of Incorporation of SOUTHERN, reflecting all amendments thereto through
                               January 5, 1994.  (Designated in Registration No. 33-3546, as Exhibit 4(a), in Certificate of
                               Notification, File No. 70-7341, as Exhibit A and in Certificate of Notification, File No.
                               70-8181, as Exhibit A.)

                B-2            By-laws of SOUTHERN as amended effective October 21, 1991, and as presently in effect.
                               (Designated in Form U-1, File No. 70-8181, as Exhibit A-2.)

                B-3            Charter of ALABAMA and amendments thereto through January 10, 2001.  (Designated in Registration
                               No. 2-59634 as Exhibit 2(b), in Registration No. 2-60209 as Exhibit 2(c), in Registration No.
                               2-60484 as Exhibit 2(b), in Registration No. 2-70838 as Exhibit 4(a)-2, in Registration No.
                               2-85987 as Exhibit 4(a)-2, in Registration No. 33-25539 as Exhibit 4(a)-2, in Registration No.
                               33-43917 as Exhibit 4(a)-2, in Form 8-K dated February 5, 1992, File No. 1-3164, as Exhibit
                               4(b)-3, in Form 8-K dated July 8, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated
                               October 27, 1993, File No. 1-3164, as Exhibits 4(a) and 4(b), in Form 8-K dated November 16,
                               1993, File No. 1-3164, as Exhibit 4(a), in Certificate of Notification, File No. 70-8191, as
                               Exhibit A, in Form 10-K for the year ended December 31, 1997, File No. 1-3164, as Exhibit 3(b)2, in Form 8-K dated August 10, 1998, File No. 1-3164, as Exhibit 4.4 and in Form 10-K for the year ended December 31, 2000, File No. 1-3164, as Exhibit 3(b)2.)

                B-4            By-laws of ALABAMA as amended effective July 23, 1993, and as presently in effect.  (Designated in Form U-1, File No. 70-8191, as Exhibit A-2.)

                                      A-41


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                B-5            Charter of GEORGIA and amendments thereto through February 16, 2001.  (Designated in
                               Registration No. 2-63392 as Exhibit 2(a)-2, in Registration No. 2-78913 as Exhibits 4(a)-(2) and
                               4(a)-(3), in Registration No. 2-93039 as Exhibit 4(a)-(2), in Registration No. 2-96810 as
                               Exhibit 4(a)(2), in Registration No. 33-141 as Exhibit 4(a)(2), in Registration No. 33-1359 as
                               Exhibit 4(a)(2), in Registration No. 33-5405 as Exhibit 4(b)(2), in Registration No. 33-14367 as
                               Exhibits 4(b)-2 and 4(b)-3, in Registration No. 33-22504 as Exhibits 4(b)-(2), 4(b)-(3) and
                               4(b)-(4), in GEORGIA's Form 10-K for the year ended December 31, 1991, File No. 1-6468, as
                               Exhibits 4(a)(2) and 4(a)(3), in Registration No. 33-48895, as Exhibits 4(b)-(2) and 4(b)-(3),
                               in Form 8-K dated December 10, 1992, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated June
                               17, 1993, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated October 20, 1993, File No. 1-6468, as Exhibit 4(b), in Form 10-K for the year ended December 31, 1997, File No. 1-6468, as Exhibit
                               3(c)2 and in Form 10-K for the year ended December 31, 2000, File No. 1-6468, as Exhibit 3(c)2.)

                B-6            By-laws of GEORGIA as amended effective November
                               15, 2000, and as presently in effect. (Designated in GEORGIA's Form 10-K for the year ended
                               December 31, 2000, File No. 1-6468, as Exhibit
                               3(c)3.)

                B-7            Restated Articles of Incorporation of GULF and amendments thereto through February 9, 2001.
                               (Designated in Registration No. 33-43739 as Exhibit 4(b)-(1), in Form 8-K dated January 15,
                               1992, File No. 0-2429, as Exhibit 1(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as
                               Exhibit 4(b)-2, in Form 8-K dated September 22, 1993, File No. 0-2429, as Exhibit 4, in Form 8-K
                               dated November 3, 1993, File No. 0-2429, as Exhibit 4, in Form 10-K for the year ended December
                               31, 1997, File No. 0-2429, as Exhibit 3(d)2 and in Form 10-K for the year ended December 31,
                               2000, File No. 0-2429, as Exhibit 3(d)2.)

                B-8            By-laws of GULF as amended effective July 28,
                               2000, and as presently in effect. (Designated in Form 10-K for the year ended December 31, 2000,
                               File No. 0-2429, as Exhibit 3(d)3.)

                B-9            Articles of incorporation of MISSISSIPPI, articles of merger of Mississippi Power Company (a
                               Maine corporation) into MISSISSIPPI and articles of amendment to the articles of incorporation of MISSISSIPPI through March 8, 2001.  (Designated in Registration No. 2-71540 as Exhibit
                               4(a)-1, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-10, in Registration No. 33-49320
                               as Exhibit 4(b)-1, in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibits 4(b)-2 and
                               4(b)-3 in Form 8-K dated August 4, 1993, File No. 0-6849, as Exhibit 4(b)-3, in Form 8-K dated
                               August 18, 1993, File No. 0-6849, as Exhibit 4(b)-3, in Form 10-K for the year ended December
                               31, 1997, File No. 0-6849, as Exhibit 3(e)2 and in Form 10-K for the year ended December 31,
                               2000, File No. 0-6849, as Exhibit 3(e)2.)

                B-10           By-laws of MISSISSIPPI as amended effective April 2, 1996, and as presently in effect.

                                      A-42


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                B-11           Charter of SAVANNAH and amendments thereto through December 2, 1998.  (Designated in
                               Registration No. 33-25183 as Exhibit 4(b)-(1), in Registration No. 33-45757 as Exhibit 4(b)-(2),
                               in Form 8-K dated November 9, 1993, File No. 1-5072 as Exhibit 4(b) and in Form 10-K for the
                               year ended December 31, 1998, File No. 1-5072, as Exhibit 3(f)2.)

                B-12           By-laws of SAVANNAH as amended effective May 17,
                               2000, and as presently in effect. (Designated in SAVANNAH's Form 10-K for the year ended December
                               31, 2000, File No. 1-5072, as Exhibit 3(f)2.)

                B-13           SEGCO Certificate of Incorporation as amended to date, last amended November 29, 1966.
                               (Designated in Forms U-1, File No. 70-3480, as Exhibit A-5, File No. 70-3630, as Exhibit A-6,
                               File Nos. 70-3738 and 70-3842, as Exhibit A-8(b); Registration No. 2-18084 as Exhibit 3(a)-2 and
                               First Certificate of Notification, File No. 70-3945, as Exhibit A.)

                B-14           SEGCO By-laws as amended to date, last amended
                               July 10, 1986. (Designated in Form U5S for the year ended December 31, 1990, as Exhibit B-14.)

                B-15           SCS Certificate of Incorporation as amended.  (Designated in Form U-1, File No. 70-3573, as
                               Exhibit A-1; in Form U-1, File No. 70-3833, as Exhibit A-2; Form U5S for 1962, File No.
                               30-222-2, as Exhibit A-17; and Form U5S for 1985, File No. 30-222-2, as Exhibit B-13(b).)

                B-16           SCS By-laws as amended to date, last amended October 19, 1998.  (Designated in Form U5S for
                               1998, File No. 30-222-2, as Exhibit B-16.)

                B-17           Alabama Property Company Certificate of Incorporation.  (Designated in Form U-5B, File No.
                               30-115, as Exhibit B-29.)

                B-18           Alabama Property Company By-laws.  (Designated in Form U-5B, File No. 30-115, as Exhibit B-30.)

                B-19           Piedmont-Forrest Corporation Articles of Incorporation and amendments thereto through August 31,
                               1987.  (Designated in Form U-1, File No. 70-6135, as Exhibit A-1 and in Form U5S for 1987, File
                               No. 30-222-2, as Exhibit B-21.)

                B-20           Piedmont-Forrest Corporation By-laws as presently in effect.  (Designated in Form U-1, File No.
                               70-6135, as Exhibit A-2.)

                B-21           Articles of Incorporation of MESH and amendments thereto. (Designated in Form U5S for 1995, File
                               No. 30-222-2, as Exhibit B-23.)

                B-22           By-laws of MESH. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-24.)

                B-23           Articles of Incorporation of Energy Solutions and amendments thereto through March 25, 1993.
                               (Designated in Form U5S for 1985, File No. 30-222-2, as

                                      A-43


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                               Exhibit B-23 , in Form U5S for 1987, File No. 30-222-2, as Exhibit B-27 and in Form U5S for
                               1993, File No. 30-222-2, as Exhibit B-25.)

                B-24           By-laws of Energy Solutions.

                B-25           By-laws of SOUTHERN NUCLEAR as amended to date, last amended May 21, 1991.  (Designated in Form
                               U5S for 1991, File No. 30-222-2, as Exhibit B-27 and in Form U5S for 1997, File No. 30-222-2, as
                               Exhibit B-28.)

                B-26           Articles of Incorporation of SOUTHERN NUCLEAR and amendment thereto through June 14, 1991.
                               (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-28.)

                B-27           Certificate of Incorporation of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2, as
                               Exhibit B-30.)

                B-28           By-laws of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-31.)

                B-29           Certificate of Incorporation of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-31)

                B-30           By-laws of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994, File No. 30-222-2, as
                               Exhibit B-32)

                B-31           Articles of Organization of MESCO and amendments thereto. (Designated in Form U5S for 1995, File
                               No. 30-222-2, as Exhibit B-49.)

                B-32           Operating Agreement of MESCO. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit
                               B-50.)

                B-33           Certificate of Incorporation of GEORGIA POWER HOLDINGS.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-53)

                B-34           By-laws of GEORGIA POWER HOLDINGS.  (Designated in Form U5S for 1994, File No. 30-222-2, as
                               Exhibit B-54)

                B-35           Certificate of Limited Partnership of GEORGIA CAPITAL.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-55)

                B-36           Amended and Restated Agreement of Limited Partnership of GEORGIA CAPITAL.  (Designated in Form
                               U5S for 1994, File No. 30-222-2, as Exhibit B-56)

                B-37           Action of General Partner of GEORGIA CAPITAL dated December 9, 1994.  (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-57)

                B-38           By-Laws of Southern Energy Finance Company, Inc. (Designated in Form U5S for 1998, File No.
                               30-222-2, as Exhibit B-57.)


                                      A-44


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                B-39           Certificate of Incorporation of EPZ Lease, Inc. (Designated in Form U5S for 1996, File No.
                               30-222-2, as Exhibit B-67.)

                B-40           By-laws of EPZ Lease, Inc. (Designated in Form U5S for 1998, File No. 30-222-2, as Exhibit B-59.)

                B-41           Certificate of Formation of EPZ Lease, L.L.C. (Designated in Form U5S for 1996, File No.
                               30-222-2, as Exhibit B-69.)

                B-42           Certificate of Formation of EPZ Lease Holding A, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-70.)

                B-43           Articles of Organization of EPZ Lease Holding A, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-71.)

                B-44           Certificate of Formation of EPZ Lease Holding B, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-72.)

                B-45           Articles of Organization of EPZ Lease Holding B, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-73.)

                B-46           Certificate of Formation of EPZ Lease Holding C, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-74.)

                B-47           Articles of Organization of EPZ Lease Holding C, L.L.C. (Designated in Form U5S for 1996, File
                               No. 30-222-2, as Exhibit B-75.)

                B-48           By-Laws of Southern Energy Finance Company, Inc. (Designated in Form U5S for 1998, File No.
                               30-222-2, as Exhibit B-57.)

                B-49           Certificate of Incorporation of EPZ Lease, Inc. (Designated in Form U5S for 1996, File No.
                               30-222-2, as Exhibit B-67.)

                B-50           By-Laws of Southern Telecom, Inc.

                C-1            Subordinated Note Indenture dated as of February 1, 1997, among SOUTHERN, Southern Company
                               Capital Funding, Inc. and Bankers Trust Company, as Trustee, and indentures supplemental thereto dated as of February 4, 1997.  (Designated in Registration Nos. 333-28349 as Exhibits 4.1 and
                               4.2 and 333-28355 as Exhibit 4.2.)

                C-2            Subordinated Note Indenture dated as of June 1,
                               1997, among SOUTHERN, Southern Company Capital
                               Funding, Inc. and Bankers Trust Company, as
                               Trustee, and indentures supplemental thereto through of December 23, 1998. (Designated in Form
                               10-K for the year ended December 31, 1997, File
                               No. 1-3526, as Exhibit 4(a)2, in Form 8-K dated
                               June 18, 1998, File No. 1-3526, as Exhibit 4.2 and in Form 8-K dated December 18, 1998, File No.
                               1-3526, as Exhibit 4.4.)

                                      A-45


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                C-3            Indenture dated as of January 1, 1942, between ALABAMA and The Chase Manhattan Bank (formerly
                               Chemical Bank), as Trustee, and indentures supplemental thereto through December 1, 1994.
                               (Designated in Registration Nos. 2-59843 as Exhibit 2(a)-2, 2-60484 as Exhibits 2(a)-3 and
                               2(a)-4, 2-60716 as Exhibit 2(c), 2-67574 as Exhibit 2(c), 2-68687 as Exhibit 2(c), 2-69599 as
                               Exhibit 4(a)-2, 2-71364 as Exhibit 4(a)-2, 2-73727 as Exhibit 4(a)-2, 33-5079 as Exhibit 4(a)-2,
                               33-17083 as Exhibit 4(a)-2, 33-22090 as Exhibit 4(a)-2, in ALABAMA's Form 10-K for the year ended December 31, 1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos. 33-43917 as
                               Exhibit 4(a)-2, 33-45492 as Exhibit 4(a)-2, 33-48885 as Exhibit 4(a)-2, 33-48917 as Exhibit
                               4(a)-2, in Form 8-K dated January 20, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K
                               dated February 17, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K dated March 10, 1993,
                               File No. 1-3436, as Exhibit 4(a)-3, in Certificate of Notification, File No. 70-8069, as
                               Exhibits A and B, in Form 8-K dated June 24, 1993, File No. 1-3436, as Exhibit 4, in Certificate
                               of Notification, File No. 70-8069, as Exhibit A, in Form 8-K dated November 16, 1993, File No.
                               1-3436, as Exhibit 4(b), in Certificate of Notification, File No. 70-8069, as Exhibits A and B,
                               in Certificate of Notification, File No. 70-8069, as Exhibit A, in Certificate of Notification,
                               File No. 70-8069, as Exhibit A and in Form 8-K dated November 30, 1994, File No. 1-3436, as
                               Exhibit 4.)

                C-4            Subordinated Note Indenture dated as of January
                               1, 1996, between ALABAMA and The Chase Manhattan
                               Bank (formerly Chemical Bank), as Trustee, and indenture supplemental thereto dated as of January 1, 1996. (Designated in Certificate of
                               Notification, File No. 70-8461, as Exhibits E and
                               F.)

                C-5            Subordinated Note Indenture dated as of January
                               1, 1997, between ALABAMA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through February 25, 1999. (Designated in
                               Form 8-K dated January 9, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2 and in Form 8-K dated
                               February 18, 1999, File No. 1-3164, as Exhibit
                               4.2.)

                C-6            Senior Note Indenture dated as of December 1, 1997, between ALABAMA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through May 18, 2000.  (Designated in Form
                               8-K dated December 4, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2, in Form 8-K dated February
                               20, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated April 17, 1998, File No. 1-3164, as
                               Exhibit 4.2, in Form 8-K dated August 11, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K
                               dated September 8, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated September 16, 1998,
                               File No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 7, 1998, File No. 1-3164, as Exhibit
                               4.2, in Form 8-K dated October 28, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated
                               November 12, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated May 19, 1999, File No.
                               1-3164, as Exhibit 4.2, in Form 8-K dated August 13, 1999, File No. 1-3164, as Exhibit 4.2, in
                               Form 8-K dated September 21, 1999, File No. 1-3164, as Exhibit 4.2 and in Form 8-K dated May 11,
                               2000, File No. 1-3164, as Exhibit 4.2.)

                                      A-46



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                C-7            Indenture dated as of March 1, 1941, between GEORGIA and The Chase Manhattan Bank (formerly
                               Chemical Bank), as Trustee, and indentures supplemental thereto dated as of March 1, 1941, March
                               3, 1941 (3 indentures), March 6, 1941 (139 indentures), March 1, 1946 (88 indentures) and
                               December 1, 1947, through October 15, 1995.  (Designated in Registration Nos. 2-4663 as Exhibits
                               B-3 and B-3(a), 2-7299 as Exhibit 7(a)-2, 2-61116 as Exhibit 2(a)-3 and 2(a)-4, 2-62488 as
                               Exhibit 2(a)-3, 2-63393 as Exhibit 2(a)-4, 2-63705 as Exhibit 2(a)-3, 2-68973 as Exhibit 2(a)-3,
                               2-70679 as Exhibit 4(a)-(2), 2-72324 as Exhibit 4(a)-2, 2-73987 as Exhibit 4(a)-(2), 2-77941 as
                               Exhibits 4(a)-(2) and 4(a)-(3), 2-79336 as Exhibit 4(a)-(2), 2-81303 as Exhibit 4(a)-(2),
                               2-90105 as Exhibit 4(a)-(2), 33-5405 as Exhibit 4(a)-(2), 33-14367 as Exhibits 4(a)-(2) and
                               4(a)-(3), 33-22504 as Exhibits 4(a)-(2), 4(a)-(3) and 4(a)-(4), 33-32420 as Exhibit 4(a)-(2),
                               33-35683 as Exhibit 4(a)-(2), in GEORGIA's Form 10-K for the year ended December 31, 1990, File
                               No. 1-6468, as Exhibit 4(a)(3), in Form 10-K for the year ended December 31, 1991, File No.
                               1-6468, as Exhibit 4(a)(5), in Registration No. 33-48895 as Exhibit 4(a)-(2), in Form 8-K dated
                               August 26, 1992, File No. 1-6468, as Exhibit 4(a)-(3), in Form 8-K dated September 9, 1992, File
                               No. 1-6468, as Exhibits 4(a)-(3) and 4(a)-(4), in Form 8-K dated September 23, 1992, File No.
                               1-6468, as Exhibit 4(a)-(3), in Form 8-A dated October 12, 1992, as Exhibit 2(b), in Form 8-K dated January 27, 1993, File No. 1-6468, as Exhibit 4(a)-(3), in Registration No. 33-49661 as
                               Exhibit 4(a)-(2), in Form 8-K dated July 26, 1993, File No. 1-6468, as Exhibit 4, in Certificate
                               of Notification, File No. 70-7832, as Exhibit M, in Certificate of Notification, File No.
                               70-7832, as Exhibit C, in Certificate of Notification, File No. 70-7832, as Exhibits K and L, in
                               Certificate of Notification, File No. 70-8443, as Exhibit C, in Certificate of Notification,
                               File No. 70-8443, as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit E,
                               in Certificate of Notification, File No. 70-8443, as Exhibit E, in Certificate of Notification,
                               File No. 70-8443, as Exhibit E, in GEORGIA's Form 10-K for the year ended December 31, 1994,
                               File No. 1-6468, as Exhibits 4(c)2 and 4(c)3, in Certificate of Notification, File No. 70-8443,
                               as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit C, in Form 8-K dated
                               May 17, 1995, File No. 1-6468, as Exhibit 4 and in GEORGIA's Form 10-K for the year ended
                               December 31, 1995, File No. 1-6468, as Exhibits 4(c)2, 4(c)3, 4(c)4, 4(c)5 and 4(c)6.)

                C-8            Subordinated Note Indenture dated as of August 1,
                               1996, between GEORGIA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through January 1, 1997. (Designated in
                               Form 8-K dated August 21, 1996, File No. 1-6468, as Exhibits 4.1 and 4.2 and in Form 8-K dated
                               January 9, 1997, File No. 1-6468, as Exhibit
                               4.2.)

                C-9            Subordinated Note Indenture dated as of June 1,
                               1997, between GEORGIA and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through February 25, 1999. (Designated in
                               Certificate of Notification, File No. 70-8461, as
                               Exhibits D and E and in Form 8-K dated February
                               17, 1999, File No. 1-6468, as Exhibit 4.4.)

                                      A-47


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                C-10           Senior Note Indenture dated as of January 1, 1998, between GEORGIA and The Chase Manhattan Bank, as Trustee, and indentures supplemental thereto through February 23, 2001.  (Designated in Form
                               8-K dated January 21, 1998, File No. 1-6468, as Exhibits 4.1 and 4.2, in Forms 8-K each dated
                               November 19, 1998, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated March 3, 1999, File No.
                               1-6468, as Exhibit 4.5, in Form 8-K dated February 15, 2000, File No. 1-6468 as Exhibit 4.2, in
                               Form 8-K dated January 26, 2001, File No. 1-6469, as Exhibits 4.2(a) and 4.2(b) and in Form 8-K
                               dated February 16, 2001, File No. 1-6469 as Exhibit 4.2.)

                C-11           Indenture dated as of September 1, 1941, between GULF and The Chase Manhattan Bank (formerly The
                               Chase Manhattan Bank (National Association)), as Trustee, and indentures supplemental thereto through November 1, 1996.  (Designated in Registration Nos. 2-4833 as Exhibit B-3, 2-62319 as
                               Exhibit 2(a)-3, 2-63765 as Exhibit 2(a)-3, 2-66260 as Exhibit 2(a)-3, 33-2809 as Exhibit 4(a)-2,
                               33-43739 as Exhibit 4(a)-2, in GULF's Form 10-K for the year ended December 31, 1991, File No.
                               0-2429, as Exhibit 4(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(a)-3, in Registration No. 33-50165 as Exhibit 4(a)-2, in Form 8-K dated July 12, 1993, File No.
                               0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in
                               Certificate of Notification, File No. 70-8229, as Exhibits E and F, in Form 8-K dated January
                               17, 1996, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as
                               Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibit A and in Form 8-K dated
                               November 6, 1996, File No. 0-2429, as Exhibit 4.)

                C-12           Subordinated Note Indenture dated as of January
                               1, 1997, between GULF and The Chase Manhattan
                               Bank, as Trustee, and indentures supplemental thereto through January 1, 1998. (Designated in
                               Form 8-K dated January 27, 1997, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated July
                               28, 1997, File No. 0-2429, as Exhibit 4.2 and in
                               Form 8-K dated January 13, 1998, File No.
                               0-2429, as Exhibit 4.2.)

                C-13           Senior Note Indenture dated as of January 1,
                               1998, between GULF and The Chase Manhattan Bank, as Trustee, and indenture supplemental thereto dated as of August 24, 1999. (Designated in Form
                               8-K dated June 17, 1998, File No. 0-2429, as
                               Exhibits 4.1 and 4.2 and in Form 8-K dated August
                               17, 1999, File No. 0-2429 as Exhibit 4.2.)

                                      A-48


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                C-14           Indenture dated as of September 1, 1941, between MISSISSIPPI and Bankers Trust Company, as
                               Successor Trustee, and indentures supplemental thereto through December 1, 1995.  (Designated in
                               Registration Nos. 2-4834 as Exhibit B-3, 2-62965 as Exhibit 2(b)-2, 2-66845 as Exhibit 2(b)-2,
                               2-71537 as Exhibit 4(a)-(2), 33-5414 as Exhibit 4(a)-(2), 33-39833 as Exhibit 4(a)-2, in
                               MISSISSIPPI's Form 10-K for the year ended December 31, 1991, File No. 0-6849, as Exhibit 4(b), in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibit 4(a)-2, in Second Certificate of
                               Notification, File No. 70-7941, as Exhibit I, in MISSISSIPPI's Form 8-K dated February 26, 1993,
                               File No. 0-6849, as Exhibit 4(a)-2, in Certificate of Notification, File No. 70-8127, as Exhibit
                               A, in Form 8-K dated June 22, 1993, File No. 0-6849, as Exhibit 1, in Certificate of
                               Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated March 8, 1994, File No. 0-6849, as Exhibit 4, in Certificate of Notification, File No. 70-8127, as Exhibit C and in Form 8-K
                               dated December 5, 1995, File No. 0-6849, as Exhibit 4.)

                C-15           Subordinated Note Indenture dated as of February
                               1, 1997, between MISSISSIPPI and Bankers Trust
                               Company, as Trustee, and indenture supplemental thereto dated as of February 1, 1997. (Designated in Form 8-K dated February 20, 1997, File No.
                               0-6849, as Exhibits 4.1 and 4.2.)

                C-16 Senior Note Indenture dated as of May 1, 1998 between MISSISSIPPI and Bankers Trust Company, as
                               Trustee and indentures supplemental thereto through March 28, 2000. (Designated in Form 8-K dated May 14, 1998, File No. 0-6849, as Exhibits
                               4.1, 4.2(a) and 4.2(b) and in Form 8-K dated
                               March 22, 2000, File No. 0-6849, as Exhibit 4.2.)

                C-17           Indenture dated as of March 1, 1945, between SAVANNAH and The Bank of New York, as Trustee, and indentures supplemental thereto through May 1, 1996.  (Designated in Registration Nos. 33-25183
                               as Exhibit 4(a)-(1), 33-41496 as Exhibit 4(a)-(2), 33-45757 as Exhibit 4(a)-(2), in SAVANNAH's
                               Form 10-K for the year ended December 31, 1991, File No. 1-5072, as Exhibit 4(b), in Form 8-K
                               dated July 8, 1992, File No. 1-5072, as Exhibit 4(a)-3, in Registration No. 33-50587 as Exhibit
                               4(a)-(2), in Form 8-K dated July 22, 1993, File No. 1-5072, as Exhibit 4, in Form 8-K dated May
                               18, 1995, File No. 1-5072, as Exhibit 4 and in Form 8-K dated May 23, 1996, File No. 1-5072, as
                               Exhibit 4.)

                C-18           Subordinated Note Indenture dated as of December
                               1, 1998, between SAVANNAH and The Bank of New
                               York, as Trustee, and indenture supplemental thereto dated as of December 9, 1998. (Designated in Form 8-K dated December 3, 1998, File No.
                               1-5072, as Exhibit 4.3 and 4.4.)

                C-19 Senior Note Indenture dated as of March 1, 1998 between SAVANNAH and The Bank of New York, as
                               Trustee and indenture supplemental thereto dated as of March 1, 1998. (Designated in Form 8-K dated March 9, 1998, File No. 1-5072, as Exhibits
                               4.1 and 4.2.)


                                      A-49




         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit


                D-1            Income Tax Allocation Agreement and Amendments 1 through 86 thereto.  (Designated in Form U5S for 1981, File No. 30-222-2, as Exhibit A-21, in Form U5S for 1982, File No. 30-222-2, as
                               Exhibit A-22(b), in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(c), in Form U5S for
                               1983, File No. 30-222-2, as Exhibit D-1(d), in Form U5S for 1985, File No. 30-222-2, as Exhibit
                               D-1(e), in Amendment No. 1 to Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(f) in Form
                               U5S for 1987, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No. 30-222-2, as
                               Exhibit D-2 and in Form U5S for 1992, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991,
                               File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2 and
                               in Form U5S for 1995, File No. 30-222-2, as Exhibit D-2, as Exhibit D-2, in Form U5S for 1994,
                               File No. 30-222-2, as Exhibit D-2, in Form U5S for 1996, File No. 30-222-2, as Exhibit D-2, in
                               Form U5S for 1997, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1998, File No. 30-222-2,
                               as Exhibit D-2 and in Form U5S for 1999, File No. 30-222-2, as Exhibit D-2.)

                D-2            Amendments 87 through 99 to Income Tax Allocation Agreement.

                D-3            Tax Indemnification Agreement dated as of
                               September 1, 2000 among SOUTHERN and its affiliated companies and Mirant and its affiliated companies. (Designated in SOUTHERN's
                               Form 10-K for the year ended December 31, 2000,
                               File No.1-3526, as Exhibit 10(a)102.)

                E-1            ALABAMA's, GEORGIA's, GULF's, MISSISSIPPI's, SCS's and SOUTHERN NUCLEAR's personnel policies pertaining to employee loans. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibits
                               E-1, E-2, E-3, E-4 and E-5, in Form U5S, File No. 30-222-2, for 1987 as Exhibit E-2, in Form U5S
                               for 1990, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as
                               Exhibits E-2 and E-3 , in Form U5S for 1992, File No. 30-222-2, as Exhibit E-2 in Form U5S for
                               1993, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit
                               D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1995, File No.
                               30-222-2, as Exhibit E-2 and in Form U5S for 1997, File No. 30-222-2, as Exhibit E-2.)

                G              Organizational chart.

                H Financial statements relating to certain exempt wholesale generators and foreign utility companies.

         Exhibits listed above which have heretofore been filed with the SEC pursuant to various Acts administered by the SEC, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

                                    SIGNATURE


                The undersigned registered holding company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                              THE SOUTHERN COMPANY



         Date:  April  30, 2001              By   /s/  Gale E. Klappa
                                                --------------------------------
                                                       Gale E. Klappa
                                                  Financial Vice President,
                                                Chief Financial Officer, and
                                                          Treasurer